Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

AND PLAN OF MERGER

by and among

SILVER SPIKE ACQUISITION CORP II,

SILVER SPIKE MERGER SUB II, INC.

ELEUSIS INC.,

ECLIPSE MERGER SUB, INC.,

and

ELEUSIS HOLDINGS LIMITED

dated as of January 20, 2022

TABLE OF CONTENTS

Page

ARTICLE 1
Certain Definitions

Section 1.1.	Definitions	10
Section 1.2.	Construction	36
Section 1.3.	Knowledge	37
Section 1.4.	Equitable Adjustments	37

ARTICLE 2
Domestication; Exchange; Agreement and Plan of Merger

ARTICLE 3
Effects of The Transactions on Capital Stock and Equity Awards

ARTICLE 4
Representations and Warranties of the Company

ARTICLE 5
Representations and Warranties of SPAC

ARTICLE 6
Representations and Warranties of Holdco and Merger Sub 2

ARTICLE 7
Representations and Warranties of Merger Sub 1

ARTICLE 8
Covenants of The Company, Holdco and Merger Sub 2

ARTICLE 9
Covenants of SPAC

ARTICLE 10
Joint Covenants

ARTICLE 11
Conditions to Obligations

Section 11.1.	Conditions to Obligations of SPAC, SPAC Successor, Merger Sub 1, Holdco, Merger Sub 2, and the Company	128
Section 11.2.	Conditions to Obligations of SPAC, SPAC Successor and Merger Sub 1	129
Section 11.3.	Conditions to the Obligations of HoldCo, Merger Sub 2 and the Company	130
Section 11.4.	Frustration of Conditions	132

ARTICLE 12
Termination/Effectiveness

Section 12.1.	Termination	132
Section 12.2.	Effect of Termination	133

ARTICLE 13
Miscellaneous

INDEX OF EXHIBITS

Exhibit          Description

Exhibit A	Form of Investor Rights Agreement
Exhibit B	Form of Deed of Irrevocable Undertaking
Exhibit C	SPAC Investor Support Agreement
Exhibit D	Form of First Certificate of Merger
Exhibit E	Form of Second Amended and Restated HoldCo Certificate of Incorporation
Exhibit F	Form of Second Amended and Restated HoldCo Bylaws
Exhibit G	Form of Second Certificate of Merger

Exhibit H	Form of Amended and Restated Certificate of Incorporation of the Surviving Company
Exhibit I	Form of Amended and Restated Bylaws of the Surviving Company
Exhibit J	Form of Plan of Merger

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

This Business Combination Agreement and Plan of Merger, dated as of January 20, 2022 (this “Agreement”), is made and entered into by and among Silver Spike Acquisition Corp II, an exempted company incorporated in the Cayman Islands with limited liability (“SPAC”), Silver Spike Merger Sub II, Inc., a Delaware corporation and a direct, wholly owned subsidiary of SPAC (“Merger Sub 1”), Eleusis Inc., a Delaware corporation (“HoldCo”), Eclipse Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of HoldCo (“Merger Sub 2”), and Eleusis Holdings Limited, a company incorporated under the laws of England and Wales with company number 10809365 (the “Company”).  SPAC, Merger Sub 1, HoldCo, Merger Sub 2 and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”.  Certain capitalized terms used herein have the meanings ascribed to them in Section 1.1.

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, each of HoldCo, Merger Sub 1 and Merger Sub 2 is an entity newly formed for the purposes of the Transactions;

WHEREAS, at least two (2) Business Days prior to the Closing Date, upon the terms and subject to the conditions of this Agreement, SPAC will merge with and into Merger Sub 1, with Merger Sub 1 surviving such merger and continuing as a Delaware corporation (“SPAC Successor”), in accordance with the applicable provisions of the DGCL and the Cayman Statute (the “Domestication Merger”);

WHEREAS, at least one (1) day prior to the date on which the Initial Exchange is consummated, the Company shall take such actions as are necessary or appropriate to cause the Company Convertible Notes to be converted into, exchanged for or otherwise replaced with Company Shares in accordance with the terms of this Agreement;

WHEREAS, prior to the Initial Exchange, HoldCo shall adopt and file with the Secretary of State of Delaware an amended and restated certificate of incorporation (the “First Amended and Restated Holdco Certificate of Incorporation”) and adopt amended and restated bylaws (the “First Amended and Restated Holdco Bylaws”), which collectively shall, to the maximum extent permitted by the DGCL and other applicable law, have the same terms and provide for the same rights and entitlements as the Organizational Documents of the Company as of immediately prior to the Initial Exchange;

WHEREAS, upon the terms and subject to the conditions of this Agreement, following the Domestication Merger, SPAC Successor, HoldCo, Merger Sub 2 and the Company will complete a business combination transaction pursuant to which, among other things:

(a)          following HoldCo’s adoption of the First Amended and Restated HoldCo Certificate of Incorporation and the First Amended and Restated Bylaws and at least one (1) Business Day prior to the date on which the HoldCo Recapitalization occurs, (i) HoldCo shall acquire all of the outstanding Company Shares from the Company Shareholders that are the holders thereof solely in exchange for the issuance to such Company Shareholders of HoldCo Stock on the terms and subject to the conditions contained herein and in the Deed of Irrevocable Undertaking and (ii) the holders of Company Options will roll over their Company Options into replacement options to acquire shares of HoldCo Common Stock (the foregoing clauses (i) and (ii), together, the “Initial Exchange”) and, as a result of the Initial Exchange, the Company will become a direct, wholly owned subsidiary of HoldCo;

(b)          at least one (1) Business Day following the date on which the Initial Exchange occurs and prior to the consummation of the Stock Split, in order to facilitate the consummation of the Transactions, HoldCo will be recapitalized on the terms and subject to the conditions set forth herein such that, immediately prior to the Merger Effective Time, HoldCo’s authorized capital stock shall consist solely of HoldCo Common Stock (the “HoldCo Recapitalization”); and,

(c)          following the consummation of the HoldCo Recapitalization and prior to the Merger Effective Time, HoldCo will complete a stock split of the HoldCo Common Stock on the terms and subject to the conditions set forth herein (the “Stock Split”, and the Stock Split together with the HoldCo Recapitalization and the Initial Exchange, collectively, the “Exchange”); and

(d)          following the consummation of the Exchange, Merger Sub 2 will merge with and into SPAC Successor, with SPAC Successor surviving such merger as a direct, wholly owned subsidiary of HoldCo (the “Business Combination Merger” and, together with the Domestication Merger, the “Mergers”);

WHEREAS, for U.S. federal income tax purposes, the Parties intend that (a) the Domestication Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) the Exchange and the Business Combination Merger, taken together, qualify as a transaction described in Section 351 of the Code, (c) the Business Combination Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (d) this Agreement be and is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code, with respect to each of the Domestication Merger and the Business Combination Merger (collectively, the “Intended U.S. Tax Treatment”);

WHEREAS, each of the Parties intends that, for UK tax purposes, the Initial Exchange satisfy the requirements of Section 77 of the United Kingdom Finance Act 1986 (the “Intended U.K. Tax Treatment” and, together with the Intended U.S. Tax Treatment, the “Intended Tax Treatment”);

WHEREAS, the SPAC Board has unanimously (a) determined that the Mergers and the other Transactions are fair to, and in the best interests of, SPAC Shareholders, (b) adopted a resolution approving this Agreement, the Ancillary Agreements, the Mergers and the other Transactions and (c) subject to the terms herein, recommended the approval and adoption of this Agreement, the Plan of Merger, the Ancillary Agreements, the Mergers and the other Transactions by SPAC Shareholders;

WHEREAS, the Company Board has unanimously (a) formed the opinion that the Transactions are likely to promote the success of the Company for the benefit of its members as a whole and (b) approved this Agreement, the Ancillary Agreements, the Initial Exchange, the Business Combination Merger and the other Transactions;

WHEREAS, the HoldCo Board has unanimously (a) determined that the Transactions are fair to, and in the best interests of, HoldCo and the Company (as the sole stockholder of HoldCo), (b) approved this Agreement, the Ancillary Agreements, the Exchange, the Business Combination Merger and the other Transactions and (c) recommended the approval of the Initial Exchange, the HoldCo Recapitalization, the Stock Split and the other Transactions by the Company (as the sole stockholder of HoldCo);

WHEREAS, the Merger Sub 1 Board has unanimously (a) determined that this Agreement, the Ancillary Agreements, the Mergers and the other Transactions are fair to, and in the best interests of, Merger Sub 1 and SPAC (as the sole shareholder of Merger Sub 1), (b) adopted a resolution approving this Agreement, the Ancillary Agreements, the Mergers and the other Transactions and (c) recommended the approval and adoption of this Agreement and the Mergers by SPAC (as the sole stockholder of Merger Sub 1);

WHEREAS, the Merger Sub 2 Board has unanimously (a) determined that this Agreement, the Ancillary Agreements, the Business Combination Merger and the other Transactions are fair to, and in the best interests of, Merger Sub 2 and HoldCo (as the sole shareholder of Merger Sub 2), (b) adopted a resolution approving this Agreement, the Ancillary Agreements, the Business Combination Merger and the other Transactions and (c) recommended the approval and adoption of this Agreement and the Business Combination Merger by HoldCo (as the sole stockholder of Merger Sub 2);

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, each Person that is a Company Investor as of the time of the execution and delivery of this Agreement has executed and delivered to HoldCo a Deed of Irrevocable Undertaking pursuant to which such Company Investor has, on the terms and subject to the conditions set forth in the Deed of Irrevocable Undertaking, among other things, (a) agreed to consummate the Exchange, pursuant to which, among other things, such Company Investor will sell, and HoldCo will purchase, such Company Investor’s Company Shares (including the Company Shares issued in connection with the Company Convertible Note Exchange) in accordance with the terms and conditions set forth herein and in the Deed of Irrevocable Undertaking, (b) agreed to comply with certain transfer restrictions applicable to its Company Shares, its shares of HoldCo Stock issued pursuant to each of the Initial Exchange, the HoldCo Recapitalization and the Stock Split, (c) agreed to support this Agreement, the Ancillary Agreements to which the Company is or will be a party and the Transactions, including the Exchange, and (d) agreed to take, or cause to be taken, any actions necessary or advisable to effect the Transactions, including the Exchange;

WHEREAS, in connection with the Exchange and the Business Combination Merger, the Parties desire for HoldCo to register with the SEC to become a publicly traded company;

WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, SPAC shall provide an opportunity to SPAC Shareholders to have their outstanding SPAC Ordinary Shares redeemed on the terms and subject to the conditions set forth in this Agreement and SPAC’s Governing Documents in connection with obtaining SPAC Shareholder Approval;

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the SPAC Investor Support Agreement pursuant to which the Sponsor has agreed to, among other things, (a) support and vote all of its voting shares of SPAC to adopt and approve this Agreement and the other documents contemplated hereby and the Transactions, (b) comply with certain transfer restrictions applicable to its SPAC Securities (and any other equity securities of SPAC, SPAC Successor or HoldCo for which such SPAC Securities are exchanged or into which such SPAC Securities are converted), on the terms and subject to the conditions set forth in the SPAC Investor Support Agreement and (c) subject to, and conditioned upon the occurrence of, the Closing, waive any adjustment to the conversion ratio set forth in the SPAC Organizational Documents or any other anti‑dilution or similar protection, in each case, with respect to the SPAC Class B Ordinary Shares (and any other equity securities of SPAC, SPAC Successor or HoldCo for which the SPAC Class B Ordinary Shares are exchanged or into which the SPAC Class B Ordinary Shares are converted);

WHEREAS, at the Closing, HoldCo, the Sponsor and certain Company Shareholders shall enter into an Investor Rights Agreement (the “Investor Rights Agreement”) in the form attached hereto as Exhibit A (with such changes as may be agreed in writing by SPAC and the Company) which shall be effective as of the Closing; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, HoldCo, Merger Sub 1, Merger Sub 2 and the Company agree as follows:

ARTICLE 1
Certain Definitions

Section 1.1.          Definitions.  As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the Transactions and other than the acquisition or disposition of inventory, equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to, in a single transaction or series of related transactions: (a) any acquisition or purchase, direct or indirect, of (i) a portion of the business of the Company and its Subsidiaries that comprises 15% or more of their combined net revenues or net income, (ii) 15% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), or (iii) 15% or more of any class of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries, (b) any tender offer (including a self‑tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or enforcement action, by or before any Governmental Authority.

 “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise.  The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.  For the avoidance of doubt, the Sponsor shall be deemed an Affiliate of SPAC and SPAC Successor, in each case, prior to the Merger Effective Time, for all purposes hereunder.

“Affordable Care Act” has the meaning specified in Section 4.13(d).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 12.1(e).

“Ancillary Agreements” has the meaning specified in Section 13.10.

“Announcement 8-K” has the meaning specified in Section 10.6.

“Anti‑Bribery Laws” means the anti‑bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti‑corruption and bribery Laws (including the UK Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti‑Money Laundering Laws” means all applicable laws or regulations of the United Kingdom, the United States of America, the European Union and its Member States and any jurisdiction applicable to the Company or its Subsidiaries that relate to money laundering, counter‑terrorist financing or record keeping and reporting requirements relating to money laundering or counter‑terrorist financing.

“Audited Financial Statements” has the meaning specified in Section 4.8(a).

“At-Risk Sponsor Promote Additional Amount” means 250,000 shares of SPAC Successor Class A Common Stock; provided that such amount and the At-Risk Sponsor Promote Base Amount will be reduced pro rata by an aggregate amount equal to the At-Risk Sponsor Promote Offset Amount.

“At-Risk Sponsor Promote Base Amount” means 3,250,000 shares of SPAC Successor Class A Common Stock; provided that such amount and the At-Risk Sponsor Promote Additional Amount will be reduced pro rata by an aggregate amount equal to the At-Risk Sponsor Promote Offset Amount.

“At-Risk Sponsor Promote Offset Amount” means a number of shares of SPAC Successor Class A Common Stock equal to the product of (a) the Interim Financing Discount Sharing Percentage multiplied by (b) the Interim Financing Discount Share Number.

“Business Combination” has the meaning set forth in Article 1.1 of SPAC’s Governing Documents as in effect on the date hereof.

“Business Combination Merger” has the meaning set forth in the Recitals.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non‑binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or London, United Kingdom or Governmental Authorities in the Cayman Islands are authorized or required by Law to close.

“CARES Act” has the meaning specified in Section 4.15(q).

“Cayman Merger Documents” has the meaning specified in Section 2.1.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands under the Cayman Statute.

“Cayman Statute” means the Companies Act (Revised) of the Cayman Islands.

“Class B Conversion Ratio” means the ratio at which SPAC Successor Class B Common Stock are automatically convertible into SPAC Successor Class A Common Stock pursuant to the SPAC Successor Certificate of Incorporation (for the avoidance of doubt, without giving effect to any adjustment provision of the SPAC Successor Certificate of Incorporation that would result in such ratio being greater than one-to-one).

“Closing” has the meaning specified in Section 2.5(a).

“Closing Available Cash” means an amount equal to (a) the amount of cash available to be released from the Trust Account as of immediately prior to the Closing (net of the SPAC Share Redemption Amount, but without reduction for any amount of cash included in clause (e) of this definition), plus (b) the net amount of cash proceeds actually received or confirmed to be received by HoldCo or the Company as of immediately prior to the Closing pursuant to any Financing Arrangement (without reduction for any amount of cash included in clause (e) of this definition), plus (c) the minimum net amount of cash proceeds required to be paid or made available to HoldCo or the Company during the period commencing at the Closing and ending on the first anniversary of the Closing Date pursuant to any Post-Closing Financing Arrangement (taking into account, for purposes of determining such minimum net amount, any terms, conditions or other provisions of such Post-Closing Financing Arrangement that could limit HoldCo’s or the Company’s right to receive such cash proceeds during such period or otherwise cause the net amount of such cash proceeds actually paid or made available to HoldCo or the Company during such period to vary) (without reduction for any amount of cash included in clause (e) of this definition), plus (d) the amount of cash (other than Excluded Cash) of SPAC as of immediately prior to the Closing that is held in an account of SPAC outside the Trust Account, minus (e) the amount of cash required to be transferred to, retained by or held in escrow for the benefit of the counterparty to any Financing Arrangement, minus (f) the amount by which the aggregate amount of all Transaction Expenses and all SPAC Transaction Expenses exceeds $20,000,000.

 “Closing Company Financial Statements” has the meaning specified in Section 8.3.

“Closing Date” has the meaning specified in Section 2.5(a).

“Closing Press Release” has the meaning specified in Section 10.6.

“Code” has the meaning specified in the Recitals hereto.

“Companies Act” means the UK Companies Act 2006, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” shall mean a Company Option or a Company Restricted Share.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

“Company Convertible Note” means any outstanding convertible loan note issued by the Company set forth on Section 1.01 of the Company Disclosure Letter.

“Company Convertible Note Exchange” has the meaning specified in Section 2.9.

“Company Cure Period” has the meaning specified in Section 12.1(e).

“Company Deferred Share” means an ordinary share in the capital of the Company with a nominal value of £0.0001 per share, having all the rights and entitlements of a “Deferred Share” pursuant to the Company Organizational Documents.

“Company Designees” has the meaning specified in Section 10.9.

“Company Disclosure Letter” has the meaning specified in the introduction to Article 4.

“Company Incentive Plan” means the Eleusis Holdings Limited 2020 Equity Incentive Plan.

“Company Indemnified Parties” has the meaning specified in Section 8.7(a).

“Company Investor” means any holder of any Company Share or Company Convertible Note.

“Company IP” means any and all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries.

“Company IT Systems” means any and all IT Systems that are owned, leased, or licensed by the Company or its Subsidiaries and used (or held for use) in or necessary for the operation of their businesses.

“Company Licensed IP” means any and all Intellectual Property owned by a third Person and licensed or sublicensed, or purported to be licensed or sublicensed, exclusively to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained, or has purported to have obtained, a covenant not to be sued or similar right.

“Company Material Adverse Effect” means any event, state of facts, condition, change, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Exchange or the Business Combination Merger; provided, however, that, solely in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action required by this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, disease outbreak or other public health emergency (including COVID‑19 and the effect of any abatement thereof or any Permitted Action in response thereto) or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (f) any failure of the Company to meet any projections or forecasts (provided that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (g) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (h) the announcement of this Agreement and consummation of the Transactions (it being understood that this clause (h) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (i) the results of any pre-clinical, clinical or post-marketing studies being conducted by or on behalf of the Company or any of its Subsidiaries or any competitor of the Company or any of its Subsidiaries, (j) any action or inaction, including any decision, recommendation or statement of, or requirement imposed by, any U.S. or foreign patent or trademark office with respect to any patent or trademark application owned or otherwise controlled by the Company or any of its Subsidiaries in the ordinary course of prosecution of such patent or trademark application or (k) any action taken by, or at the request of, SPAC; provided, further, that any Event referred to in clauses (a), (b), (d), (e) or (g) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase Company Ordinary Shares granted under the Company Incentive Plan.

“Company Ordinary Share” means an ordinary share in the capital of the Company with a nominal value of £0.0001 per share, having all the rights and entitlements of an “Ordinary Share” pursuant to the Company Organizational Documents.

“Company Ordinary A Share” means an ordinary share in the capital of the Company with a nominal value of £0.0001 per share, having all the rights and entitlements of an “A Share” pursuant to the Company Organizational Documents.

“Company Ordinary B Share” means an ordinary share in the capital of the Company with a nominal value of £0.0001 per share, having all the rights and entitlements of an “B Share” pursuant to the Company Organizational Documents.

“Company Ordinary N Share” means an ordinary share in the capital of the Company with a nominal value of £0.0001 per share, having all the rights and entitlements of an “N Share” pursuant to the Company Organizational Documents.

“Company Organizational Documents” means the articles of association and bylaws of Company or equivalent organizational documents, as amended, modified or supplemented from time to time.

“Company Preferred Share” means a series A preferred share in the capital of the Company with a nominal value of £0.0001 per share, having all the rights and entitlements of a “Series A Share” pursuant to the Company Organizational Documents.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Related Party” has the meaning specified in Section 4.28.

“Company Related Party Transactions” has the meaning specified in Section 4.28.

“Company Restricted Share” means a Company Share that, as of immediately prior to the Initial Exchange Effective Time, is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code and was issued pursuant to the Company Incentive Plan (including as a result of the exercise of a Company Option issued pursuant to the Company Incentive Plan).

“Company Shareholders” means holders of Company Shares (including the holders of the Company Shares issued in connection with the Company Convertible Note Exchange).

“Company Shares” means, collectively, the Company Preferred Shares, the Company Ordinary A Shares, the Company Ordinary N Shares, the Company Ordinary B Shares, the Company Ordinary Shares and the Company Deferred Shares.

“Completion 8-K” has the meaning specified in Section 10.6.

“Confidentiality Agreement” has the meaning specified in Section 13.10.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“COVID‑19” means SARS‑CoV‑2 or COVID‑19, and any evolutions, variations or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID‑19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or other similar Law, directive, guidelines or recommendations by any Regulatory Authority, in each case implemented or otherwise having the force of Law in connection with or in response to COVID‑19 and in each case applicable to the Company and/or its Subsidiaries, including the CARES Act and Families First Act.

“CTA 2010” means the United Kingdom Corporation Tax Act 2010.

“D&O Indemnified Parties” has the meaning specified in Section 8.7(a).

“Davis Polk” has the meaning specified in Section 13.18(a).

“Deed of Irrevocable Undertaking” means any of those certain Deeds of Irrevocable Undertaking entered into prior to the date hereof by the applicable Company Investor and acknowledged and agreed by HoldCo, substantially in the form attached hereto as Exhibit B.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or SPAC Disclosure Letter.

“DOL” has the meaning specified in Section 4.13(a).

“Dollars” or “$” means lawful money of the United States.

“Domestication Condition” has the meaning specified in Section 11.1(b).

“Domestication Effective Time” has the meaning specified in Section 2.1(a).

“Domestication Merger” has the meaning specified in the Recitals hereto.

“Earn-out Exchange Ratio” means a number equal to the quotient of (a) the product of (i) fourteen percent (14.0%) multiplied by (ii) the HoldCo Enterprise Value divided by (b) the Fully Diluted HoldCo Recapitalized Shares Outstanding (calculated, solely for purposes of this definition of Earn-out Exchange Ratio, without giving effect to the exclusion of HoldCo Options that are unvested pursuant to clause (a)(ii)(A) or (b)(i)(A) of the definition of Fully Diluted HoldCo Recapitalized Shares Outstanding).

“Earn-out Share” means any First Target Earn-out Share, Second Target Earn-out Share or Third Target Earn-out Share.

“Eleusis Group” has the meaning specified in Section 13.18(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Adjustment” has the meaning specified in Section 1.4.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange” has the meaning specified in the Recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.4.

“Exchange Agent Agreement” has the meaning specified in Section 3.4.

“Exchange Condition” has the meaning specified in Section 11.1(c).

“Exchange Ratio” means a number equal to the quotient of (a) the Exchange Value divided by (b) the Fully Diluted HoldCo Recapitalized Shares Outstanding.

“Exchange Value” means a number equal to the quotient of (a) the sum of (i) $350,000,000 plus (ii) the Interim Financing Funded Amount plus (iii) the product of (A) the Interim Financing Discount Sharing Percentage multiplied by (B) the Interim Financing Discount Amount divided by (b) $10.00.

“Excluded Cash” means cash (a) held for the benefit of, or required to be transferred to, a Person other than SPAC or held for a specific purpose or otherwise restricted such that it is not available to SPAC for immediate use (including security deposits, cash held in escrow and the like), (b) constituting (or received in substitution or exchange for) borrowed money, required to be repaid (whether or not such requirement is subject to maturity or any contingency) or otherwise received in respect of Indebtedness (including Working Capital Loans) of SPAC or any of its Affiliates, (c) underlying any outstanding check, draft, wire transfer or debit transaction, or (d) funded by the Company or any of its Affiliates.

“Export Approvals” has the meaning specified in Section 4.25(a).

“Financial Statements” means, collectively, the Audited Financial Statements and the Unaudited Financial Statements.

“Financing Arrangement” means any private placement of HoldCo Stock or equity interests of the Company, bridge financing or other debt financing, convertible notes offering, forward purchase arrangement, backstop commitment, equity commitment letter, equity line of credit or other similar financing arrangement, in each case as mutually agreed upon by the Parties, that closes, is committed to HoldCo or the Company, or is otherwise consummated prior to or concurrently with the Closing.

“First Amended and Restated HoldCo Bylaws” has the meaning specified in the Recitals.

“First Amended and Restated HoldCo Certificate of Incorporation” has the meaning specified in the Recitals.

“First Certificate of Merger” has the meaning specified in Section 2.1(a).

“First Constituent Companies” has the meaning specified in Section 2.1(a).

“Fully Diluted HoldCo Closing Shares Outstanding” means a number equal to the sum (without duplication) of (a) the aggregate number of HoldCo Common Shares (including HoldCo Restricted Shares) that are outstanding immediately following the Merger Effective Time (excluding, for the avoidance of doubt, shares held by HoldCo as treasury stock, if any), other than Earn-out Shares and HoldCo Common Shares issued in respect of Interim Financing Arrangements, plus (b) the aggregate number of HoldCo Common Shares issuable upon the exercise, exchange or conversion, as applicable, of all securities, rights and other debt or equity interests that are outstanding immediately following the Merger Effective Time that are directly or indirectly convertible into, or exercisable or exchangeable for, shares of HoldCo Common Stock (including vested HoldCo Options), other than (A) HoldCo Warrants, (B) HoldCo Options that are unvested as of such time and (B) Out-of-the-Money Options, plus (c) the aggregate number of shares of HoldCo Common Stock reserved for issuance under the Incentive Equity Plans as of immediately following the Merger Effective Time.

“Fully Diluted HoldCo Recapitalized Shares Outstanding” means a number equal to the difference of (a) the sum (without duplication) of (i) the aggregate number of HoldCo Common Shares (including vested HoldCo Restricted Shares) that are outstanding immediately following the HoldCo Recapitalization Effective Time and prior to the consummation of the Stock Split (excluding, for the avoidance of doubt, shares held by HoldCo as treasury stock, if any), other than HoldCo Restricted Shares that are unvested as of such time, plus (ii) the aggregate number of HoldCo Common Shares that would be issued upon the cash settlement (as opposed to “net settlement”) of all vested HoldCo Options that are issued and outstanding immediately following the HoldCo Recapitalization Effective Time and prior to the consummation of the Stock Split, other than (A) HoldCo Options that are unvested as of such time and (B) Out-of-the Money HoldCo Options, if such vested, in-the-money HoldCo Options were exercised or settled in full upon payment of the full cash exercise price thereof immediately following the HoldCo Recapitalization Effective Time and prior to the consummation of the Stock Split, minus (b) a number equal to the quotient of (i) the aggregate exercise price of all vested HoldCo Options that are issued and outstanding immediately following the HoldCo Recapitalization Effective Time and prior to the consummation of the Stock Split, other than (A) HoldCo Options that are unvested as of such time and (B) Out-of-the-Money HoldCo Options, divided by (ii) the product of (A) the Exchange Ratio multiplied by (B) $10.00.

“Fully Diluted HoldCo Post-Closing Shares Outstanding” means, as of any specified time, a number equal to the sum (without duplication) of (a) the aggregate number of HoldCo Common Shares (including HoldCo Restricted Shares) that are outstanding as of such specified time (excluding, for the avoidance of doubt, shares held by HoldCo as treasury stock, if any) plus (b) the aggregate number of HoldCo Common Shares issuable upon the exercise, exchange or conversion, as applicable, of all securities, rights and other debt or equity interests that are outstanding as of such specified time that are directly or indirectly convertible into, or exercisable or exchangeable for, shares of HoldCo Common Stock (including HoldCo Options), other than the HoldCo Warrants, plus (c) the number of shares reserved for issuance pursuant to the Incentive Equity Plans as of such specified time.

 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a US corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a US limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a US limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association, and in each case analogous documents in the jurisdiction of incorporation of the relevant Person.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, including any data protection regulators or supervisory authorities.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos‑containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HoldCo” has the meaning specified in the Preamble hereto.

“HoldCo Board” means the board of directors of HoldCo.

“HoldCo Common Stock” means, (a) prior to the HoldCo Recapitalization Effective Time, the HoldCo Ordinary Stock, the HoldCo Ordinary A Stock, the HoldCo Ordinary B Stock, the HoldCo Ordinary N Stock and the HoldCo Deferred Stock, and (b) at and after the HoldCo Recapitalization Effective Time, the shares of common stock in the capital of HoldCo, par value of $0.0001 per share, which shall all constitute a single class of common stock with all of the rights and entitlements set forth in the HoldCo Organizational Documents in effect as of immediately following the HoldCo Recapitalization Effective Time.

“HoldCo Deferred Stock” means the shares of common stock in the capital of HoldCo, par value of $0.0001 per share, having, to the maximum extent permitted by the DGCL and other applicable law, the same rights and entitlements as the Company Deferred Shares immediately prior to the Initial Exchange Effective Time.

“HoldCo Enterprise Value” means an amount equal to the sum of (a) the product of (i) the Fully Diluted HoldCo Closing Shares Outstanding multiplied by (ii) $10.00 plus (b) the HoldCo Net Debt.

“HoldCo Net Debt” means an amount, which may be positive or negative, calculated as of immediately following the Merger Effective Time after giving effect to all of the Transactions, equal to the difference of (a) the aggregate consolidated amount of all outstanding Indebtedness (including, for the avoidance of doubt, any Financing Arrangement to the extent that it constitutes Indebtedness) of HoldCo and its consolidated subsidiaries (including SPAC and the Company and its Subsidiaries), minus (b) the aggregate consolidated amount of cash and cash equivalents on hand or in accounts of HoldCo and its consolidated subsidiaries (other than cash and cash equivalents that are restricted or otherwise not available for immediate or general business use), including, for the avoidance of doubt, the amount of cash available to be released from the Trust Account as of immediately prior to the Closing (net of the SPAC Share Redemption Amount) and any cash proceeds actually received from any Financing Arrangement (and, solely for this purpose, including any proceeds required to be transferred to, retained by or held in escrow for the benefit of the counterparty to any such Financing Arrangement).

“HoldCo Option” has the meaning specified in Section 3.5(a).

“HoldCo Ordinary Stock” means the shares of common stock in the capital of HoldCo, par value of $0.0001 per share, having, to the maximum extent permitted by the DGCL and other applicable law, the same rights and entitlements as the Company Ordinary Shares immediately prior to the Initial Exchange Effective Time.

“HoldCo Ordinary A Stock” means the shares of common stock in the capital of HoldCo, par value of $0.0001 per share, having, to the maximum extent permitted by the DGCL and other applicable law, the same rights and entitlements as the Company Ordinary A Shares immediately prior to the Initial Exchange Effective Time.

“HoldCo Ordinary B Stock” means the shares of common stock in the capital of HoldCo, par value of $0.0001 per share, having, to the maximum extent permitted by the DGCL and other applicable law, the same rights and entitlements as the Company Ordinary B Shares immediately prior to the Initial Exchange Effective Time.

“HoldCo Ordinary N Stock” means the shares of common stock in the capital of HoldCo, par value of $0.0001 per share, having, to the maximum extent permitted by the DGCL and other applicable law, the same rights and entitlements as the Company Ordinary N Shares immediately prior to the Initial Exchange Effective Time.

“HoldCo Organizational Documents” means (a) prior to the adoption of the First Amended and Restated HoldCo Certificate of Incorporation and the First Amended and Restated HoldCo Bylaws, the certificate of incorporation of HoldCo and the bylaws of HoldCo as then in effect, in each case, as they may be subsequently amended, restated, modified or supplemented from time to time in accordance with the terms thereof and the DGCL, (b) after the adoption of the First Amended and Restated HoldCo Certificate of Incorporation and the First Amended and Restated HoldCo Bylaws and prior to the HoldCo Recapitalization Effective Time, the First Amended and Restated HoldCo Certificate of Incorporation and the First Amended and Restated HoldCo Bylaws and (c) at and after the HoldCo Recapitalization Effective Time, the Second Amended and Restated HoldCo Certificate of Incorporation and Second Amended and Restated HoldCo Bylaws, in each case, as they may be subsequently amended, restated, modified or supplemented from time to time in accordance with the terms thereof and the DGCL.

“HoldCo Preferred Stock” means the shares of series A preferred stock in the capital of HoldCo, par value of $0.0001 per share, having, to the maximum extent permitted by the DGCL and other applicable law, the same rights and entitlements as the Company Preferred Shares immediately prior to the Initial Exchange Effective Time.

“HoldCo Recapitalization” has the meaning specified in the Recitals.

“HoldCo Recapitalization Effective Time” has the meaning specified in Section 2.2(d).

“HoldCo Restricted Share” has the meaning specified in Section 3.5(b).

“HoldCo Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that results in any Third-Party Purchaser acquiring beneficial ownership of shares of HoldCo Common Stock (or options, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of HoldCo Common Stock) that represent more than 50% of (i) the issued and outstanding shares of HoldCo Common Stock or (ii) the combined voting power of the then-outstanding voting securities (options, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for voting securities) of HoldCo (including any merger or consolidation of HoldCo with any Person or any similar transaction or series of transactions if immediately after the consummation of such merger, consolidation or similar transaction or series of transactions, the shares of HoldCo Common Stock outstanding immediately prior to such merger, consolidation or similar transaction or series of transactions do not continue to represent, or are not converted into, voting securities representing in the aggregate more than 50% of the combined voting power of all of the outstanding voting securities of the Person surviving or resulting from such merger, consolidation or similar transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent company thereof) or (b) any sale, transfer or other disposition to a Third-Party Purchaser of all or more than 50% of the assets (by value), or assets generating at least 50% of the gross revenues or net income, of HoldCo and its Subsidiaries on a consolidated basis (other than any sale, transfer or other disposition of property or assets in the ordinary course of business).

“HoldCo Sale Price” means the price per share of HoldCo Common Stock paid or payable to the holders of outstanding shares of HoldCo Common Stock (calculated so as to give effect to the vesting contemplated by Section 2.10(g)) in HoldCo Sale, inclusive of any escrows, holdbacks or fixed deferred purchase price, but exclusive of any contingent deferred purchase price, earnouts or the like; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be (a) with respect to any securities, (i) the average, calculated over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days preceding such day, of the daily closing prices of the sales of such securities on all securities exchanges on which such securities are then listed, or, on any day during such 21-day period on which there have been no sales of such securities on any such securities exchange, the average of the daily highest bid prices and daily lowest asked prices on all such securities exchanges, or (ii) if such securities are not listed on any securities exchange or the information contemplated by the preceding clause (i) is not practically available, then the fair value of such securities as of the date of valuation as determined in accordance with the succeeding clause (b), and (b) with respect to any other non-cash assets, the fair value thereof as of the date of valuation, as determined by an independent, nationally recognized investment banking firm on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“HoldCo Stock” means (a) prior to the HoldCo Recapitalization Effective Time, the HoldCo Common Stock and the HoldCo Preferred Stock and (b) at and after the HoldCo Recapitalization Effective Time, the HoldCo Common Stock.

“HoldCo Trading Price” means, with respect to any given Trading Day, the closing price per share of HoldCo Common Stock on such Trading Day, as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

“HoldCo Warrants” means the HoldCo Public Warrants and the HoldCo Private Placement Warrants.

“IFRS” means the International Financial Reporting Standards as adopted by the European Union.

“IHTA 1984” means the United Kingdom Inheritance Tax Act 1984.

“Incentive Earn-out Share Conditions” has the meaning specified in Section 2.11(b).

“Incentive Earn-out Share” has the meaning specified in Section 2.11(a).

“Incentive Earn-out Unit” has the meaning specified in Section 2.11(a).

“Incentive Earn-out Unit Awardee” has the meaning specified in Section 2.11(a).

“Incentive Equity Plans” has the meaning specified in Section 10.8(a).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise (together with accrued and unpaid interest thereon and any prepayment premium or other penalties and any fees, costs and expenses thereunder due upon repayment thereof), in respect of (a) the principal of and premium (if any) in respect of all indebtedness of such Person for borrowed money, including accrued interest and any per diem interest accruals or cost associated with prepaying any such indebtedness solely to the extent such indebtedness is prepaid, (b) the principal and interest components of capitalized lease obligations of such Person under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn) under which such Person is the applicant or guaranteed party, (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes, debt securities, loans, credit agreements and similar instruments of such Person, (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby) which have a negative termination value from the perspective of such Person, (g) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” and (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable by such Person as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (i) all Indebtedness of another Person referred to in clauses (a) through (h) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Initial Exchange” has the meaning specified in the Recitals hereto.

“Initial Exchange Effective Time” has the meaning specified in Section 2.2(a).

“Intellectual Property” means any and all intellectual property throughout the world, including any and all rights in or to the following: (a) patents, patent applications, invention disclosures, including all related continuations, continuations‑in‑part, divisionals, reissues, re‑examinations, substitutions, provisionals and extensions thereof (collectively, “Patents”), (b) trademarks, logos, service marks, certification marks, trade dress and trade names, taglines, social media identifiers and accounts, brand names, slogans, corporate names, business names, pending applications therefor and all other indicia of source or origin, together with all goodwill symbolized by or associated with any of the foregoing and the right to sue for passing off (collectively, “Marks”), (c) copyrights, neighboring and related rights, mask work rights, design rights and all moral rights or similar attribution rights, including such corresponding rights in software, and other works of authorship, (d) know‑how, trade secrets, confidential information, inventions, processes, procedures, database rights, customer lists, supplier lists, business plans, formulae, discoveries, methods, techniques, ideas, designs, models, concepts, creations, confidential business information and other proprietary information (collectively, “Trade Secrets”), (e) internet domain names and IP addresses (f) all other intellectual property rights and other rights recognized under applicable Law that are equivalent or similar to any of the foregoing which subsist now or in the future, (g) applications, rights to apply for and be granted, registrations, issuances, renewals, extensions, rights to claim priority from  (including under the Paris Convention), or equivalents or foreign equivalents or counterparts of any of the foregoing in any jurisdiction and (h) rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement, misappropriation or other violation of any of the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Intended U.K. Tax Treatment” has the meaning specified in the Recitals hereto.

“Intended U.S. Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Financing Arrangement” means (a) any Permitted Interim Convertible Note Financing or (b) any other Financing Arrangement that HoldCo and SPAC expressly designate as an “Interim Financing Arrangement” in an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of HoldCo and SPAC.

“Interim Financing Discount Amount” means, with respect to all Interim Financing Arrangements, the difference of (a) the sum of (i) the product of (A) the aggregate number of shares of HoldCo Stock into which such Interim Financing Arrangements are convertible pursuant to the Exchange multiplied by (B) $10.00 plus (ii) the aggregate amount of cash payments made by HoldCo or the Company prior to the Closing pursuant to such Interim Financing Arrangements minus (b) the Interim Financing Funded Amount, including cash interest payments.

“Interim Financing Discount Share Number” means a number of shares of HoldCo Stock equal to the quotient of (a) the Interim Financing Discount Amount divided by (b) $10.00.

“Interim Financing Discount Sharing Percentage” means a percentage, which shall not be less than 0% nor greater than 100%, to be agreed by the Company and the Sponsor in good faith at least five (5) Business Days prior to the Closing Date to reflect the portion of the Interim Financing Discount Share Number to be borne by the Sponsor.

“Interim Financing Funded Amount” means, with respect to all Interim Financing Arrangements, an amount equal to the aggregate net amount of cash proceeds actually received by HoldCo or the Company during the period commencing on the date hereof and ending on the day prior to the Closing Date pursuant to such Interim Financing Arrangements.

“Interim Period” has the meaning specified in Section 8.1(a).

“International Trade Laws” means all Laws relating to the import, export, re‑export, deemed export, deemed re‑export, or transfer of information, data, goods and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti‑boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury and other Laws adopted by Governmental Authorities of the United Kingdom and of other territories (including the European Union, as enforced by its Member States) relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning specified in the Recitals hereto.

“IRS” means the United States Internal Revenue Service.

“IT Systems” mean any and all information technology systems, hardware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and assets and any software in or used in connection with any of the foregoing, including any of the foregoing that are used (or held for use) pursuant to outsourced or cloud computing arrangements.

“JOBS Act” has the meaning specified in Section 5.7(a).

“Latham” has the meaning specified in Section 13.18(b).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceeding” has the meaning specified in Section 4.10(a).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claim, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Listing Exchange” means the Nasdaq Market.

“Material Contract” has the meaning specified in Section 4.12(b).

“Mergers” has the meaning specified in the Recitals hereto.

“Merger Consideration” has the meaning specified in Section 3.3(b)(i).

“Merger Effective Time” has the meaning specified in Section 2.5(b).

“Merger Sub 1” has the meaning specified in the Preamble hereto.

“Merger Sub 1 Board” means the board of directors of Merger Sub 1.

“Merger Sub 1 Common Stock” has the meaning specified in Section 3.1(a)(iv).

“Merger Sub 2” has the meaning specified in the Preamble hereto.

“Merger Sub 2 Board” means the board of directors of Merger Sub 2.

“Merger Sub 2 Common Stock” has the meaning specified in Section 3.3(b)(iv).

“Minimum Cash Condition” has the meaning specified in Section 11.3(d).

“Modification in Recommendation” has the meaning specified in Section 10.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Market” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Non‑Recourse Persons” has the meaning specified in Section 13.16(b).

“NYSE” means the New York Stock Exchange, Inc.

“Offer Documents” has the meaning specified in Section 10.2(a)(i).

“Out-of-the-Money HoldCo Option” means a HoldCo Option that, as of immediately following the HoldCo Recapitalization Effective Time and prior to the consummation of the Stock Split, has an exercise price per share greater than or equal to the product of (a) the Exchange Ratio (calculated, for purposes of this definition of Out-of-the-Money HoldCo Option, without regard to clause (a)(ii)(B) or (b) of the definition of Fully Diluted HoldCo Recapitalized Shares Outstanding) multiplied by (y) $10.00.

“Part 3” has the meaning specified in Section 4.15(t).

“Payment Spreadsheet” means a spreadsheet setting forth (a) the name of each Person that will be a HoldCo Shareholder as of immediately following the consummation of the Stock Split, (b) the number of shares of Holdco Common Stock (other than Earn-out Shares) that will be held by each such Person as of immediately following the consummation of the Stock Split and as determined in accordance with Section 2.2, (c) the number of Earn-out Shares that will be held by each such Person as of immediately following the consummation of the Stock Split and as determined in accordance with Section 2.2 (excluding, for the avoidance of doubt, Incentive Earn-out Shares) and (d) the number of Incentive Earn-out Shares that will be covered by grants of Incentive Earn-out Units granted to each Incentive Earn-out Unit Awardee assuming, for purposes of this spreadsheet only, that the Incentive Earn-out Share Conditions are satisfied in full for each Incentive Earn-out Unit.

“Permitted Action” means any such commercially reasonable action or inaction, whether or not in the ordinary course of business, that the Company reasonably believes is necessary or prudent for the Company or any of its Subsidiaries to take or abstain from taking, in order to carry on and preserve or protect their respective businesses, assets or properties or to protect the health or safety of natural Persons employed by the Company or any of its Subsidiaries, in each case, solely in connection with COVID‑19 or the COVID‑19 Measures.

“Permitted Interim Convertible Note Financing” means (a) one or more convertible notes in an aggregate principal amount not in excess of $50,000,000 and having a conversion discount and interest rate not in excess of the respective amounts set forth in Section 1.02 of the Company Disclosure Letter, which convertible notes convert into HoldCo Stock pursuant to the Exchange, and (b) any other financing arrangement that HoldCo and SPAC expressly designate as “Permitted Interim Convertible Note Financing” in an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of HoldCo and SPAC.

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (i) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights‑of‑way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien on the lessor’s interest therein, and (ii) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property and which are not violated in any material respect, (f) non‑exclusive licenses of Company IP granted to customers entered into in the ordinary course of business, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business consistent with past practice and not incurred in connection with the borrowing of money or in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (j) real property Liens that do not, individually or in the aggregate, result in a Company Material Adverse Effect.

“Permitted Withdrawal” has the meaning specified in Section 10.2(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Plan of Merger” has the meaning specified in Section 2.1.

“Post-Closing Available Cash” means Closing Available Cash, determined as if clause (c) of the definition of Closing Available Cash were replaced with “(c) the net amount of cash proceeds actually received by HoldCo or the Company during the period commencing at the Closing and ending on the first anniversary of the Closing Date pursuant to any Financing Arrangement (without reduction for any amount of cash included in clause (e) of this definition).”

“Post-Closing Financing Arrangement” means (a) any Financing Arrangement that entitles HoldCo or the Company to receive at least a minimum amount of cash during a period commencing no earlier than the Closing and ending no later than the first anniversary of the Closing Date and that is committed at Closing on terms mutually agreed upon by HoldCo and SPAC or (b) any Financing Arrangement that HoldCo and SPAC expressly designate as a “Post-Closing Financing Arrangement” in an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of HoldCo and SPAC.

 “Privacy Requirements” has the meaning specified in Section 4.21(a).

“Prospectus” has the meaning specified in Section 13.1.

“Proxy Statement” has the meaning specified in Section 10.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 10.2(a)(i).

“Real Property Leases” has the meaning specified in Section 4.19(a)(ii).

“Reduced Shares” has the meaning specified in Section 3.3(a)(i).

“Registrable Shares” has the meaning specified in Section 8.9.

“Registration Statement” means the Registration Statement on Form S‑4, or other appropriate form, including any pre‑effective or post‑effective amendments or supplements thereto, to be filed with the SEC by SPAC and HoldCo (as co‑registrants) under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 10.2(a)(i).

“Regulatory Authority” means any Governmental Authority or any advisory, self‑regulatory or other organization or body that develops and adopts standards applicable to the industries in which the Company and its Subsidiaries operate or performs similar functions for, on behalf of or relating to such industries (including any professional medical organization).

“Resale Registration Statement” has the meaning specified in Section 8.9.

“Rollover Spreadsheet” means a spreadsheet setting forth (a) with respect to each Company Option, (i) the number of shares of HoldCo Common Stock for which such Company Option is exercisable after the replacement of such Company Option with a Holdco Option in accordance with Section 3.5(a), (ii) the holder thereof and (iii) the applicable exercise prices of such Holdco Option after giving effect to any adjustment thereof in connection with the replacement of such Company Option with a Holdco Option in accordance with Section 3.5(a) and (b) with respect to each Company Restricted Share, (i) the holder thereof and (ii) the number of HoldCo Restricted Shares to be received in respect thereof upon the replacement of such Company Restricted Share with a HoldCo Restricted Share in accordance with Section 3.4(c).

“Rule 144” has the meaning specified in Section 8.9.

“Sanctioned Country” means, a country or territory which is itself the subject or target of any country‑wide or territory‑wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions‑related list of designated Persons maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced by (a) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (b) the European Union and enforced by its Member States, (c) the United Nations or (d) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes‑Oxley Act” means the Sarbanes‑Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Amended and Restated HoldCo Bylaws” has the meaning specified in Section 2.2(d).

“Second Amended and Restated HoldCo Certificate of Incorporation” has the meaning specified in Section 2.2(d).

“Second Certificate of Merger” has the meaning specified in Section 2.3(a).

“Second Constituent Companies” has the meaning specified in Section 2.3(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Signing Press Release” has the meaning specified in Section 10.6.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Articles of Association” means the Amended and Restated Articles of Association of SPAC adopted by special resolution on March 10, 2021.

“SPAC Board” means the board of directors of SPAC.

“SPAC Class A Ordinary Share” means a Class A ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Class B Ordinary Share” means a Class B ordinary share, par value $0.0001 per share, of SPAC.

“SPAC Cure Period” has the meaning specified in Section 12.1(f).

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article 5.

“SPAC Excluded Shares” has the meaning specified in Section 3.1(a)(i).

“SPAC Extraordinary General Meeting” has the meaning specified in Section 10.2(b).

“SPAC Financial Statements” has the meaning specified in Section 5.7(d)

“SPAC Group” has the meaning specified in Section 13.18(a).

“SPAC Indemnified Parties” has the meaning specified in Section 8.7(a).

“SPAC Investor Support Agreement” means that certain Sponsor Support Agreement, dated as of the date hereof, by and among the Sponsor, HoldCo and the Company, which is attached hereto as Exhibit C.

“SPAC Memorandum of Association” means the Amended and Restated Memorandum of Association of SPAC adopted by special resolution on March 10, 2021.

“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.

“SPAC Ordinary Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC Organizational Documents” means the SPAC Memorandum of Association, the SPAC Articles of Association, and the Trust Agreement, in each case as amended, modified, restated or supplemented from time to time.

“SPAC Private Placement Warrant” means a warrant to purchase one (1) SPAC Class A Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“SPAC Related Party” has the meaning specified in Section 5.22.

“SPAC SEC Filings” has the meaning specified in Section 5.6.

“SPAC Securities” means the SPAC Ordinary Shares and the SPAC Warrants.

“SPAC Share Redemption” means the election of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Ordinary Shares to redeem all or a portion of SPAC Class A Ordinary Shares held by such holder at a per‑share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the Transaction Proposals.

“SPAC Share Redemption Amount” means the aggregate amount payable with respect to all SPAC Share Redemptions.

“SPAC Shareholder Approval” means (a) the approval of the Transaction Proposals (other than the Plan of Merger and the Domestication Merger), in each case, by an affirmative vote of the holders of a simple majority of the SPAC Ordinary Shares who, being entitled to, attend and vote thereupon (as determined in accordance with SPAC’s Governing Documents) and (b) the authorization and approval of the Plan of Merger and the Domestication Merger by an affirmative vote of the holders of a majority of at least two-thirds of the SPAC Ordinary Shares who, being entitled to, attend and vote thereupon (as determined in accordance with SPAC’s Governing Documents), in the case of each of the foregoing clauses (a) and (b), at a shareholders’ meeting duly called by SPAC Board and held for such purpose.

“SPAC Shareholders” means the shareholders of SPAC prior to the Domestication Effective Time.

“SPAC Successor” has the meaning specified in the Recitals.

“SPAC Successor Bylaws” has the meaning specified in the Recitals.

“SPAC Successor Certificate of Incorporation” has the meaning specified in the Recitals.

“SPAC Successor Class A Common Stock” means Class A common stock of SPAC Successor as set forth in the SPAC Successor Certificate of Incorporation.

“SPAC Successor Class B Common Stock” means Class B common stock of SPAC Successor as set forth in the SPAC Successor Certificate of Incorporation.

“SPAC Successor Common Stock” means, collectively, the SPAC Successor Class A Common Stock and the SPAC Successor Class B Common Stock.

“SPAC Successor Excluded Shares” has the meaning specified in Section 3.3(b)(i).

“SPAC Successor Public Warrants” has the meaning specified in Section 3.7(a).

“SPAC Successor Private Placement Warrants” has the meaning specified in Section 3.7(a).

“SPAC Successor Securities” means the SPAC Successor Common Stock and the SPAC Successor Warrants.

“SPAC Successor Warrants” means SPAC Successor Public Warrants and SPAC Successor Private Placement Warrants.

“SPAC Transaction Expenses” has the meaning specified in Section 2.6(e).

“SPAC Warrants” means SPAC Ordinary Warrants and SPAC Private Placement Warrants.

“Sponsor” means Silver Spike Sponsor II, LLC, a Delaware limited liability company.

“Sponsor Restricted Shares” has the meaning specified in Section 3.3(a)(iii).

“Stock Split” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person; provided that, for purposes of this Agreement, each of HoldCo and Merger Sub 2 shall be deemed not to be a Subsidiary of the Company.

“Surviving Company” has the meaning specified in Section 2.3(b).

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available without specific application therefor.

“Tax Return” means any return, declaration, report, schedule, form, statement, information statement or other document filed or required to be filed with or submitted to any Governmental Authority with respect to the determination, assessment, collection or payment of any Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Tax Sharing Agreement” means any agreement or arrangement, including any Tax sharing, allocation, indemnification, reimbursement, receivables or similar agreement, entered into prior to the Closing binding any entity that provides for the allocation, apportionment, sharing or assignment of any Tax liability or Tax benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (other than any customary commercial contract entered into with an unrelated Person, the principal subject matter of which is not Taxes).

“Taxes” means any and all U.S. federal, state, local, non‑U.S. or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, alternative or add‑on minimum, estimated, employment, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax and including any interest, penalty, or addition thereto.

“Terminating Company Breach” has the meaning specified in Section 12.1(e).

“Terminating SPAC Breach” has the meaning specified in Section 12.1(f).

“Third-Party Purchaser” means any person, other than HoldCo or any wholly owned Subsidiary of HoldCo or Person of which HoldCo is a wholly owned Subsidiary, or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such persons.

“Third-Party Purchaser” means any person, other than HoldCo or any wholly owned Subsidiary of HoldCo, any officer, director or holder of HoldCo Stock, Affiliate of any of the foregoing, or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such persons.

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Trading Day” means any day on which shares of HoldCo Common Stock are actually traded on the principal securities exchange or securities market on which shares of HoldCo Common Stock are then traded.

“Transaction Expenses” means the following out‑of‑pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (b) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries solely as a result of the consummation of the Transactions, including fees, costs and expenses related to the termination of any Company Related Party Transaction required to be terminated pursuant to Section 8.4.

“Transaction Proposals” has the meaning specified in Section 10.2(b).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Company Convertible Note Exchange, the Domestication Merger, the Exchange, the transactions related to the Exchange and the Business Combination Merger.

“Transfer Taxes” has the meaning specified in Section 10.4(e).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 13.1.

“Trust Agreement” has the meaning specified in Section 5.9.

“Trustee” has the meaning specified in Section 5.9.

“UK” or “U.K.” means the United Kingdom.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.6(e).

“US” or “U.S.” means the United States of America.

“VAT” means (a) any value added tax imposed by the United Kingdom Value Added Tax Act 1994, (b) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (c) any other tax of a similar nature, whether imposed in the United Kingdom or a member state of the European Union in substitution for, or levied in addition to, such tax referred to in the preceding clause (a) or (b) or imposed elsewhere.

“Warrant Agreement” means the Warrant Agreement, dated as of March 10, 2021, between SPAC and Continental Stock Transfer & Trust Company, as warrant agent.

“Working Capital Loans” means any loan made to SPAC or SPAC Successor by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s or SPAC Sponsor’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2.          Construction.  (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and not to any particular Article, Section or provision hereof, (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section or Exhibit, as applicable, of this Agreement, (v) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vi) the words “or” and “any” shall be disjunctive but not exclusive, (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends (and such phrase shall not mean simply “if”), (viii) the words “writing” and “written” and similar words refer to printing, typing and other means of reproducing words in a visible form (including email or any .pdf or image file attached thereto) and (ix) references to anything having been “provided,” “made available” or “delivered” (or any other similar references) to the SPAC means the relevant item has been posted in the electronic data site maintained by or on behalf of the Company in a location accessible to the SPAC no later than 8:00 p.m. on the day immediately prior to the date hereof.
(b)          Unless the context of this Agreement otherwise requires, (i) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation and (ii) references to any Contract (including this Agreement and the Ancillary Agreements), other than any reference to any Contract in the Company Disclosure Letter or the SPAC Disclosure Letter, shall be construed to mean such Contract as amended, restated, supplemented or otherwise modified in accordance with its terms.

(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.  Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date.

(d)          References to any Person include references to such Person’s successors and assigns (provided, however, that nothing contained in this clause is intended to authorize any assignment or transfer not otherwise permitted by this Agreement), and in the case of any Governmental Authority, to any Person succeeding to its functions and capacities. Without limiting the generality of the foregoing, unless the context of this Agreement otherwise requires, references to SPAC shall also be deemed to be references to SPAC Successor.

(e)          The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article 4, Article 5, Article 6 or Article 7 (as applicable); provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company, HoldCo or Merger Sub 2) or Section 1.3 of the SPAC Disclosure Letter (in the case of SPAC or Merger Sub 1) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to Article 4 (in the case of the Company), Article 5 (in the case of SPAC), Article 6 (in the case of HoldCo or Merger Sub 2) or Article 7 (in the case of Merger Sub 1), as applicable, in each case, as qualified by the disclosures in the applicable Disclosure Letter, were untrue when made, with the express intention that the other Parties rely thereon to their detriment. Under no circumstances shall “actual fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

(f)          Each Party acknowledges and agrees that it has been represented by legal counsel during, and has participated jointly with the other Parties in, the negotiation and execution of this Agreement and waives the application of any Law or rule of construction providing that ambiguities in a contract or other document or any provision thereof will be construed against the Party that drafted such contract or other document or provision thereof.

Section 1.3.          Knowledge.  As used herein, (a) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (b) the phrase “to the knowledge” of SPAC shall mean the knowledge of the individuals identified on Section 1.3 of SPAC Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of their respective direct reports.

Section 1.4.          Equitable Adjustments.

(a)          If, on or after the date of this Agreement and prior to the Domestication Effective Time, the outstanding SPAC Ordinary Shares or SPAC Warrants shall have been changed into a different number of SPAC Ordinary Shares or SPAC Warrants, as applicable, or a different class or series thereof or a different type of equity securities of SPAC by reason of any issuance of new equity securities of SPAC or any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any equity security of SPAC (each of the foregoing actions, an “Equity Adjustment”), or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of SPAC Ordinary Shares or SPAC Warrants (including with respect to any particular class or series thereof) will be appropriately adjusted to provide to the Company Shareholders and the holders of Company Equity Awards the same economic effect as contemplated by this Agreement without giving effect to such Equity Adjustment or other event.  For the avoidance of doubt, nothing in this Section 1.4(a) shall be construed to permit SPAC to take or permit any action that is prohibited by any other provision of this Agreement, or omit any action that is required by any other provision of this Agreement, with respect to the SPAC Ordinary Shares or SPAC Warrants or otherwise.

(b)          Without duplication with the foregoing clause (a), if, on or after the Domestication Effective Time and prior to the Merger Effective Time, the outstanding SPAC Successor Securities shall have been changed into a different number of SPAC Successor Securities, or a different class or series thereof or a different type of equity securities of SPAC Successor by reason of any Equity Adjustment, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of SPAC Securities (including with respect to any particular class or series thereof) will be appropriately adjusted to provide to the Company Shareholders and the holders of Company Equity Awards the same economic effect as contemplated by this Agreement without giving effect to such Equity Adjustment or other event.  For the avoidance of doubt, nothing in this Section 1.4(b) shall be construed to permit SPAC Successor to take or permit any action that is prohibited by any other provision of this Agreement, or omit any action that is required by any other provision of this Agreement, with respect to the SPAC Securities or otherwise.

ARTICLE 2
Domestication; Exchange; Agreement and Plan of Merger

Section 2.1.          Domestication Merger.  (a) At such time as SPAC and the Company shall mutually agree, which time shall occur as promptly as practicable in compliance with applicable Law following the satisfaction or, to the extent permitted by applicable Law, waiver of all of the conditions set forth in Article 11 of this Agreement (other than the Domestication Condition, the Exchange Condition and those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being reasonably capable of being satisfied at the Closing), and in any event on a date that is at least two (2) Business Days prior to the Closing Date, SPAC and Merger Sub 1 will consummate the Domestication Merger, pursuant to which SPAC shall be merged with and into Merger Sub 1 (SPAC and Merger Sub 1 sometimes being referred to herein as the “First Constituent Companies”), whereupon the separate corporate existence of SPAC shall cease and Merger Sub 1 shall continue as SPAC Successor.  The Domestication Merger shall be consummated by the First Constituent Companies by (i) filing with the Secretary of State of Delaware in accordance with the DGCL a certificate of merger in substantially the form of Exhibit D hereto (with any changes to be reasonably agreed by or on behalf of the Company and SPAC) (the “First Certificate of Merger”) and (ii) filing with the Cayman Registrar in accordance with the Cayman Statute a plan of merger in substantially the form of Exhibit H hereto (with any changes to be reasonably agreed by or on behalf of the Company and SPAC) (the “Plan of Merger”), together with such other documents as may be required in accordance with the applicable provisions of the Cayman Statute (such other documents, together with the Plan of Merger, the “Cayman Merger Documents”).

(b)          Upon consummation of the Domestication Merger, the separate corporate existence of SPAC shall cease and Merger Sub 1, as the surviving company of the Domestication Merger (hereinafter referred to for the periods at and after the Domestication Effective Time as “SPAC Successor”), shall continue its corporate existence under the DGCL.

(c)          The Domestication Merger shall become effective at the time specified in each of the Plan of Merger and the First Certificate of Merger (which specified time shall be later than the time at which the First Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware).  The time at which the Domestication Merger actually becomes effective is referred to herein as the “Domestication Effective Time”.

Section 2.2.          Exchange.  On the terms and subject to the satisfaction or waiver of all of the conditions set forth in Article 11 of this Agreement (other than the Exchange Condition and those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being reasonably capable of being satisfied at the Closing), the Exchange shall take place as follows:

(a)          Forfeiture and Cancelation of Sole Share of Capital Stock of HoldCo.  At least one (1) day prior to the date on which the Initial Exchange Effective Time occurs, the Company shall forfeit to HoldCo the sole share of capital stock of HoldCo owned by the Company, which share thereupon shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist and, as a result of such forfeiture and cancellation, and from and after such forfeiture and cancellation and until the Initial Exchange Effective Time, no shares of capital stock of HoldCo shall be issued or outstanding.

(b)          Adoption of First Amended and Restated HoldCo Certificate of Incorporation and First Amended and Restated Bylaws. On the first Business Day following the satisfaction or waiver of all of the conditions set forth in Article 11 of this Agreement (other than the Exchange Condition and those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions being reasonably capable of being satisfied at the Closing), HoldCo shall (i) file with the Delaware Secretary of State the First Amended and Restated HoldCo Certificate of Incorporation in accordance with applicable Law and (ii) take all actions necessary so that the First Amended and Restated HoldCo Bylaws shall be duly adopted by HoldCo.

(c)          Initial Exchange.  Immediately following HoldCo’s adoption of the First Amended and Restated HoldCo Certificate of Incorporation and the First Amended and Restated Bylaws pursuant to Section 2.2(b) and at least one (1) Business Day prior to the date on which the HoldCo Recapitalization Effective Time occurs, HoldCo and the Company Shareholders shall consummate the Initial Exchange, pursuant to which, in accordance with the Deed of Irrevocable Undertaking, HoldCo shall acquire from the Company Shareholders, and the Company Shareholders (or, as required pursuant to the Deed of Irrevocable Undertaking, the Company as agent for any Company Shareholder) shall transfer, convey and deliver to HoldCo, all of the Company Shares issued and outstanding as of immediately prior to the Initial Exchange Effective Time, free and clear of all Liens (other than restrictions on transfer under generally applicable securities Laws or any general restrictions under the Organizational Documents of the Company), and each Company Shareholder shall receive, in consideration for the transfer, conveyance and delivery of the Company Shares, HoldCo Stock in accordance with Section 3.2(a). The time at which the Initial Exchange is actually consummated in accordance with this Agreement and the Deed of Irrevocable Undertaking is referred to herein as the “Initial Exchange Effective Time”. Immediately after the Initial Exchange Effective Time, the share register of HoldCo shall be written up in respect of the HoldCo Common Stock and HoldCo Preferred Stock issued to Company Shareholders in exchange for the transfer, conveyance and delivery of the Company Shares.

(d)          HoldCo Recapitalization.  One (1) Business Day following the date on which the Initial Exchange Effective Time occurs and prior to the Stock Split, HoldCo shall (notwithstanding anything to the contrary herein) take such actions as are reasonably necessary or appropriate, with the mutual consent of SPAC and HoldCo (such consent not to be unreasonably withheld, conditioned or delayed), such that, prior to the Merger Effective Time, HoldCo’s authorized capital stock shall be recapitalized to consist solely of HoldCo Common Stock, including (i) by filing with the Delaware Secretary of State the Second Amended and Restated Certificate of Incorporation of HoldCo in substantially the form attached as Exhibit E to this Agreement (with such changes as may be agreed in writing by SPAC and the Company prior to the Initial Exchange Effective Time), in each case, in accordance with applicable Law (the “Second Amended and Restated HoldCo Certificate of Incorporation”) and (ii) taking all actions necessary so that, at the HoldCo Recapitalization Effective Time, the Second Amended and Restated Bylaws of HoldCo shall be substantially in the form attached as Exhibit F to this Agreement (with such changes as may be agreed in writing by SPAC and the Company) (the “Second Amended and Restated HoldCo Bylaws”).  In connection with the HoldCo Recapitalization, each holder of HoldCo Stock (other than HoldCo Deferred Stock) as of immediately prior to the HoldCo Recapitalization Effective Time shall be entitled to receive HoldCo Common Stock in accordance with Section 3.2(b). At the HoldCo Recapitalization Effective Time, each share of HoldCo Deferred Stock shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.  The HoldCo Recapitalization shall become effective at the time at which the Second Amended and Restated HoldCo Certificate of Incorporation has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Company and specified in the Second Amended and Restated HoldCo Certificate of Incorporation.  The time at which the HoldCo Recapitalization actually becomes effective is referred to herein as the “HoldCo Recapitalization Effective Time”.

(e)          Stock Split. Immediately following the HoldCo Recapitalization and prior to the Merger Effective Time, HoldCo shall consummate the Stock Split, pursuant to which each share of HoldCo Common Stock outstanding immediately prior to the consummation of the Stock Split shall be converted into (i) a number of shares of HoldCo Common Stock equal to the Exchange Ratio (rounded up or down to the nearest whole share as provided in the last sentence of this Section 2.2(e), if applicable) and (ii) a number of Earn-out Shares equal to the Earn-out Exchange Ratio (rounded up or down to the nearest whole share as provided in the last sentence of this Section 2.2(e), if applicable), subject, in the case of this clause (ii), to vesting in accordance with Section 2.10. Notwithstanding any other provision of this Agreement, no fractional shares of HoldCo Common Stock will be issued in connection with the Stock Split, and such holders of HoldCo Common Stock otherwise entitled to a fractional share (after giving effect to the allocation of Earn-out Shares among the First Target Earn-out Shares, the Second Target Earn-out Shares and the Third Target Earn-out Shares as provided in Section 2.10(a) and Section 2.10(b)) shall have their shareholdings of HoldCo Common Stock (including Earn-out Shares) (A) rounded up to the nearest whole share in the event that the fractional share of HoldCo Common Stock that otherwise would be so issued is greater than or equal to five-tenths (0.5) of a share and (B) rounded down to the nearest whole share in the event that the fractional share of HoldCo Common Stock that otherwise would be so issued is less than five-tenths (0.5) of a share.

Section 2.3.          The Business Combination Merger.  (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Merger Effective Time, SPAC Successor and Merger Sub 2 shall consummate the Business Combination Merger, pursuant to which Merger Sub 2 shall be merged with and into SPAC Successor (Merger Sub 2 and SPAC Successor sometimes being referred to herein as the “Second Constituent Companies”), with SPAC Successor being the surviving company in the Business Combination Merger. The Business Combination Merger shall be evidenced by a certificate of merger in substantially the form of Exhibit G hereto (with any changes to be reasonably agreed by or on behalf of the Company and SPAC) (the “Second Certificate of Merger”), which shall be filed, or caused to be filed, by the Second Constituent Companies with the Secretary of State of the State of Delaware in accordance with the DGCL. The consummation of the Exchange shall be a condition precedent to the consummation of the Business Combination Merger.
(a)          Upon consummation of the Business Combination Merger, the separate corporate existence of Merger Sub 2 shall cease and SPAC Successor, as the surviving company of the Business Combination Merger (hereinafter referred to for the periods at and after the Merger Effective Time as the “Surviving Company”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of HoldCo.

Section 2.4.          Effects of the Mergers.

(a)          At and after the Domestication Effective Time, SPAC Successor shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the First Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the First Constituent Companies, and all rights, privileges, powers and franchises of each of the First Constituent Companies, and all property, real, personal and mixed, and all debts and liabilities due to each of the First Constituent Companies, on whatever account, shall become vested in the SPAC Successor, and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of SPAC Successor as they are of the First Constituent Companies, all of the foregoing in accordance with the applicable provisions of the Cayman Statute and the DGCL.

(b)          At and after the Merger Effective Time, the Surviving Company shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Second Constituent Companies, and shall become subject to all the restrictions, disabilities and duties of each of the Second Constituent Companies, and all rights, privileges, powers and franchises of each of the Second Constituent Companies, and all property, real, personal and mixed, and all debts and liabilities due to each of the Second Constituent Companies, on whatever account, shall become vested in the Surviving Company, and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Company as they are of the Second Constituent Companies, all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.5.          Closing; Merger Effective Time.  (a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Business Combination Merger (the “Closing”) shall take place (i) remotely by the mutual exchange of electronic signatures by the means provided in Section 13.3, at 10:00 a.m. (New York time) on the Business Day immediately following the day on which the Stock Split occurs or (ii) at such later time or other place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)          Subject to the satisfaction or waiver of all of the conditions set forth in Article 11 of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, at the Closing, SPAC Successor and Merger Sub 2 shall file, or cause to be filed, the Second Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The Business Combination Merger shall become effective at the time when the Second Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later time as may be agreed by SPAC and the Company in writing and specified in the Second Certificate of Merger.  The time at which the Business Combination Merger actually becomes effective is referred to herein as the “Merger Effective Time”.

(c)          For the avoidance of doubt, the Closing and the Merger Effective Time shall occur at least one (1) Business Day after the date on which the Initial Exchange has been consummated in accordance with the terms of this Agreement.

Section 2.6.          Closing Deliverables.  (a) At the Closing, the Company and HoldCo will deliver or cause to be delivered:

(i)          to SPAC Successor, a certificate signed by an officer of the Company, solely in his or her capacity as such, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.2(a), Section 11.2(b), Section 11.2(c) and Section 11.2(d) have been fulfilled; and

(ii)          to SPAC Successor, the Investor Rights Agreement, duly executed by HoldCo.

(b)          At the Closing, SPAC Successor will deliver or cause to be delivered:

(i)          to the Company, a certificate signed by an officer of SPAC Successor, solely in his or her capacity as such, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 11.3(a), Section 11.3(b), and Section 11.3(c) have been fulfilled; and

(ii)          to the Company, the Investor Rights Agreement, duly executed by the Sponsor.

(c)          At least five (5) Business Days prior to the Closing Date, the Company shall cause the Chief Financial Officer of the Company, solely in his or her capacity as such, to deliver to SPAC a certificate certified by such Chief Financial Officer (solely in his or her capacity as such) setting forth: (i) the Company’s good faith estimate of the Transaction Expenses, including reasonable supporting materials for the amount of each item included in Transaction Expenses, and (ii) the Payment Spreadsheet and the Rollover Spreadsheet.

(d)          SPAC shall cause the Chief Financial Officer of SPAC, solely in his or her capacity as such, to deliver to the Company a certificate certified by such Chief Financial Officer (solely in his or her capacity as such) setting forth SPAC’s good faith estimate of (i) at least five (5) Business Days prior to the Closing Date, the SPAC Transaction Expenses, including reasonable supporting materials for the amount of each item included in SPAC Transaction Expenses and (ii) at least two (2) Business Days prior to the Closing Date, (x) the SPAC Share Redemption Amount and (y) Closing Available Cash.

(e)          On the Closing Date, substantially concurrently with the Merger Effective Time, the Surviving Company shall pay or cause to be paid, by wire transfer of immediately available funds, upon the release of proceeds from the Trust Account, (x) all transaction expenses of SPAC (which shall include any outstanding amounts under any Working Capital Loans) that are accrued and unpaid (“SPAC Transaction Expenses”), as set forth on a written statement to be delivered by SPAC to the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, and (y) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to SPAC by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided that any such payment of Unpaid Transaction Expenses shall be treated as having been made on behalf of the Person that incurred such Unpaid Transaction Expenses and result after Closing in an intercompany obligation from such Person to the Surviving Company; provided, further, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.7.          Governing Documents.  (a) At the Domestication Effective Time, by virtue of the Domestication Merger and without any action on the part of SPAC or Merger Sub 1, the certificate of incorporation and the bylaws of Merger Sub 1 in effect immediately prior to the Domestication Effective Time shall be amended and restated in their entirety to be in form and substance as shall be mutually agreed upon by SPAC and the Company, and, as so amended and restated, shall be the certificate of incorporation and bylaws of SPAC Successor until thereafter amended as provided therein (and in accordance with this Agreement) and under the DGCL.

(b)          At the Merger Effective Time, by virtue of the Business Combination Merger and without any action on the part of Merger Sub 2 or SPAC Successor, the certificate of incorporation and the bylaws of SPAC Successor in effect immediately prior to the Merger Effective Time shall be amended and restated in their entirety to be in the forms attached hereto as Exhibit H and Exhibit I, respectively (with such changes as may be agreed by SPAC and the Company) and, as so amended and restated, shall be the certificate of incorporation and the bylaws of the Surviving Company until thereafter amended as provided therein and under the DGCL.

Section 2.8.          Directors and Officers.

(a)          At the Domestication Effective Time, the Parties will take all actions necessary to cause the individuals identified on Section 2.8(a) of the SPAC Disclosure Letter to become the directors and officers of SPAC Successor and shall hold such offices in accordance with the Governing Documents of SPAC Successor until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(b)          At the Initial Exchange Effective Time, (i) HoldCo shall take all actions necessary to cause the individuals identified on Section 2.8(b)(i) of the Company Disclosure Letter to become the directors and officers of HoldCo, each to hold such office in accordance with the HoldCo Organizational Documents until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, and (ii) the Company shall cause the individuals identified on Section 2.8(b) (ii) of the Company Disclosure Letter to be the directors and officers of the Company, each to hold such office in accordance with the Governing Documents of the Company until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(c)          At the Merger Effective Time, the Parties shall take all actions necessary to cause the individuals identified on Section 2.8(c) of the Company Disclosure Letter to become the directors and officers of the Surviving Company and shall hold such offices in accordance with the Governing Documents of the Surviving Company until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

Section 2.9.          Company Convertible Notes.  At least one day prior to the date on which the Initial Exchange Effective Time occurs, the Company shall take such actions as are necessary or appropriate to cause the Company Convertible Notes outstanding immediately prior to the Initial Exchange to be converted into, exchanged for or otherwise replaced with Company Shares (the “Company Convertible Note Exchange”).

Section 2.10.          Earn-Out Shares.

(a)          In the case of Earn-out Shares issued in respect of shares of HoldCo Common Stock held immediately prior to the consummation of the Stock Split pursuant to Section 2.2(e), the allocation of Earn-out Shares among the First Target Earn-out Shares, the Second Target Earn-out Shares and the Third Target Earn-out Shares shall be calculated in accordance with Section 2.10(b) as percentages of the aggregate number of such Earn-out Shares issued to each holder thereof.

(b)          Subject to Section 2.10(a) and the last sentence of Section 2.2(e), the Earn-out Shares shall be composed as follows: (i) 20% of the applicable Earn-out Shares shall be subject to the vesting conditions specified in Section 2.10(c)(i) (the “First Target Earn-out Shares”), (ii) an additional 30% of the applicable Earn-out Shares shall be subject to the vesting conditions specified in Section 2.10(c)(ii) (the “Second Target Earn-out Shares”), and (iii) the remaining 50% of the applicable Earn-out Shares shall be subject to the vesting conditions set forth in Section 2.10(c)(iii) (the “Third Target Earn-out Shares”).

(c)          The Earn-out Shares shall be unvested at issuance and subject to the following vesting conditions:

(i)          If, at any time during the period commencing on the Closing Date and ending on the date that is three years after the Closing Date (the “Earn-out Period”), the HoldCo Trading Price is greater than or equal to $12.50 for any 20 Trading Days within any period of 30 consecutive Trading Days, the First Target Earn-out Shares shall immediately vest and no longer be subject to forfeiture as provided in Section 2.10(e).

(ii)          If, at any time during the Earn-out Period, the HoldCo Trading Price is greater than or equal to $15.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Second Target Earn-out Shares shall immediately vest and no longer be subject to forfeiture as provided in Section 2.10(e).

(iii)          If, at any time during the Earn-out Period, the HoldCo Trading Price is greater than or equal to $17.50 for any 20 Trading Days within any period of 30 consecutive Trading Days, the Third Target Earn-out Shares shall immediately vest and no longer be subject to forfeiture as provided in Section 2.10(e).

(d)          For the avoidance of doubt, if the vesting conditions set forth in more than one of Section 2.10(c)(i), Section 2.10(c)(ii) and Section 2.10(c)(iii) have been satisfied at any time, then all of the Earn-out Shares subject to such satisfied vesting conditions shall immediately vest and no longer be subject to forfeiture as provided in Section 2.10(e).

(e)          If, upon the expiration of the Earn-out Period, the vesting of any of the Earn-out Shares has not occurred, then the applicable Earn-out Shares that failed to vest pursuant to Section 2.10(c)(i), Section 2.10(c)(ii) or Section 2.10(c)(iii), as applicable, and any dividends or distributions previously paid or made in respect thereof shall be automatically forfeited and transferred to HoldCo for no consideration, and no Person (other than HoldCo) shall have any further right with respect thereto.  Unless otherwise required by Law, any such forfeiture is intended to be treated for applicable U.S. income tax purposes as an adjustment to the HoldCo Stock that was issued in exchange for the relevant Company Shares pursuant to the Exchange.

(f)          If, during the Earn-out Period, the shares of HoldCo Common Stock outstanding as of immediately following the Merger Effective Time shall have been changed into a different number of shares or a different class or type of security (by reason of any Equity Adjustment or otherwise) or any similar event shall have occurred, then the applicable HoldCo Trading Price specified in each of Section 2.10(c)(i), Section 2.10(c)(ii) and Section 2.10(c)(iii) shall be equitably adjusted to reflect such change.

(g)          In the event that there is HoldCo Sale during the Earn-out Period, then, to the extent that the holders of shares of HoldCo Common Stock receive a HoldCo Sale Price in respect of such shares that is greater than or equal to the applicable HoldCo Trading Price specified in Section 2.10(c)(i), Section 2.10(c)(ii) or Section 2.10(c)(iii) (subject to Section 2.10(f)), any Earn-out Shares that have not previously vested in accordance with Section 2.10(c)(i), Section 2.10(c)(ii) or Section 2.10(c)(iii), as applicable, shall be deemed to have vested, immediately prior to the closing of such HoldCo Sale, to the extent that such Earn-out Shares would have vested pursuant to Section 2.10(c)(i), Section 2.10(c)(ii) or Section 2.10(c)(iii), as applicable, if the HoldCo Trading Price had been the HoldCo Sale Price for any 20 Trading Days within any period of 30 consecutive Trading Days during the Earn-out Period, and the holders of any Earn-out Shares deemed vested pursuant to this Section 2.10(g) shall be eligible to participate in such HoldCo Sale with respect to such Earn-out Shares on the same terms, and subject to the same conditions, as apply to the holders of shares of HoldCo Common Stock generally.

(h)          For so long as any Earn-out Share remains subject to the vesting and forfeiture conditions specified in this Section 2.10, (i) the holder thereof shall be entitled to exercise the voting rights carried by such Earn-out Share and (ii) the holder thereof shall not be entitled to receive any dividends or other distributions in respect of such Earn-out Share, and any dividends or distributions paid or made in respect of such Earn-out Share shall be retained by HoldCo and invested as and to the extent determined by HoldCo and shall be paid or made to the holder of such Earn-out Share only when and to the extent that such Earn-out Share vests in accordance with Section 2.10(c), and, to the extent that such Earn-out Share fails to vest in accordance with Section 2.10(c) prior to the expiration of the Earn-out Period, any dividends or distributions paid or made in respect thereof shall be forfeited to HoldCo for no consideration, and no Person (other than HoldCo) shall have any further right with respect thereto.

Section 2.11.          Incentive Earn-Out Shares.

(a)          As soon as reasonably practicable following the effective date of the applicable Form S‑8 for the Performance Incentive Plan, each holder of a HoldCo Option who is then employed by HoldCo or one of its Subsidiaries (each, an “Incentive Earn-out Unit Awardee”) shall be granted an award of a number of performance share units (each, an “Incentive Earn-out Unit”) under the Performance Incentive Plan equal to the product of (i) the number of shares of Holdco Common Stock immediately prior to the consummation of the Stock Split covered by the HoldCo Option held by such Incentive Earn-out Unit Awardee multiplied by (ii) the Earn-out Exchange Ratio (which product shall be rounded up or down to the nearest whole share as provided in Section 2.11(f), if applicable).  Upon the achievement of the Incentive Earn-out Share Conditions with respect to a given Incentive Earn-out Unit, the holder of the applicable Incentive Earn-out Unit shall receive an Earn-out Share (the Earn-out Shares issued to the Incentive Earn-out Unit Awardees, collectively, the “Incentive Earn-out Shares”).

(b)          The “Incentive Earn-out Share Conditions” shall be considered satisfied with respect to the Incentive Earn-out Shares underlying an Incentive Earn-out Unit upon (i) the satisfaction of Section 2.10(c)(i), Section 2.10(c)(ii) and Section 2.10(c)(iii), as applicable (taking into account Sections 2.10(c) through (f)), and (ii) the applicable holder’s continued service with the Company for the same time period as required in order for the Holdco Option (or applicable portion thereof) corresponding to such Incentive Earn-out Share to vest and be exercisable (which, for the avoidance of doubt, will in no event be prior to the effective date of the applicable Form S‑8). For purposes of such vesting, the allocation of Incentive Earn-out Shares among the First Target Earn-out Shares, the Second Target Earn-out Shares and the Third Target Earn-out Shares shall be calculated in accordance with Section 2.10(b) as percentages of the aggregate number of such Incentive Earn-out Units issued to each Incentive Earn-out Unit Awardee, and the allocation of the Incentive Earn-out Shares among any service-based vesting tranches described in the foregoing clause (ii) shall be determined on a proportionate basis consistent with the corresponding HoldCo Option.

(c)          In the event that there is HoldCo Sale during the Earn-out Period, then, to the extent that the holders of shares of HoldCo Common Stock receive a HoldCo Sale Price in respect of such shares that is greater than or equal to the applicable HoldCo Trading Price specified in Section 2.10(c)(i), Section 2.10(c)(ii) or Section 2.10(c)(iii) (subject to Section 2.10(f)), any Incentive Earn-out Units that have not previously vested in accordance with this Section 2.11 shall be deemed to have vested to the extent that such Incentive Earn-out Units would have vested pursuant to this Section 2.11, if the HoldCo Trading Price had been the HoldCo Sale Price for any 20 Trading Days within any period of 30 consecutive Trading Days during the Earn-out Period immediately prior to the closing of such HoldCo Sale (and, for the avoidance of doubt, the service-based vesting condition on the Incentive Earn-out Units shall no longer apply) and all Incentive Earn-out Shares shall be entitled to be issued in accordance with their terms, and the holders of any Incentive Earn-out Units (or the Incentive Earn-out Shares received in connection therewith as a result of this Section 2.11(c)) shall be eligible to participate in such HoldCo Sale in accordance with the terms of the Performance Incentive Plan.

(d)          For so long as any Incentive Earn-out Unit remains subject to the vesting and forfeiture conditions specified in this Section 2.11, (i) the Incentive Earn-out Unit Awardee shall not be entitled to exercise the voting rights carried by the underlying Incentive Earn-out Shares and (ii) the Incentive Earn-out Unit Awardee shall not be entitled to receive any dividends or other distributions in respect of such Incentive Earn-out Shares, and dividend equivalents in respect of the Incentive Earn-out Units, if any, shall be paid or made to the Incentive Earn-out Unit Awardee only when and to the extent that the Incentive Earn-out Unit vests in accordance with this Section 2.11 (and, in all events, in accordance with Section 409A of the Code), and, to the extent that such Incentive Earn-out Units fail to vest in accordance with this Section 2.11 prior to the expiration of the Earn-out Period, any dividend equivalents shall be forfeited to HoldCo for no consideration, and no Person (other than HoldCo) shall have any further rights with respect thereto.

(e)          If, upon the termination of service of any Incentive Earn-out Unit Awardee, the satisfaction of the Incentive Earn-out Share Conditions has not occurred with respect to any of the Incentive Earn-out Units held thereby, then the applicable Incentive Earn-out Units, and any dividend equivalents in respect thereof, if any, shall be automatically forfeited and transferred to HoldCo for no consideration, and no Person (other than HoldCo) shall have any further right with respect thereto.

(f)          Notwithstanding any other provision of this Agreement, no fractional shares of HoldCo Common Stock will be issued in connection with the Incentive Earn-out Units, and Incentive Earn-out Unit Awardees otherwise entitled to a fractional share (after giving effect to the allocation of Incentive Earn-out Shares among the First Target Earn-out Shares, the Second Target Earn-out Shares and the Third Target Earn-out Shares as provided in Section 2.10(a) and Section 2.10(b)) shall have their Incentive Earn-out Shares (A) rounded up to the nearest whole share in the event that the fractional share of HoldCo Common Stock that otherwise would be so issued is greater than or equal to five-tenths (0.5) of a share and (B) rounded down to the nearest whole share in the event that the fractional share of HoldCo Common Stock that otherwise would be so issued is less than five-tenths (0.5) of a share.  For the avoidance of doubt, the Incentive Earn-out Unit Awardees have no right to the Incentive Earn-out Units directly as a result of their holding of the HoldCo Options or the treatment thereof in connection with the Transactions, and any right to the Incentive Earn-out Units (or the underlying Incentive Earn-out Shares) is solely as a result of the terms of this Agreement and the underlying award agreement pursuant to the Performance Incentive Plan.

ARTICLE 3
Effects of The Transactions on Capital Stock and Equity Awards

Section 3.1.          Conversion of Securities in the Domestication Merger.  (a) At the Domestication Effective Time, by virtue of the Domestication Merger, and without any further action on the part of SPAC, Merger Sub 1 or the holders of any of the following securities:

(i)          each issued and outstanding unit of SPAC that has not been previously separated into the underlying SPAC Class A Ordinary Shares and underlying SPAC Warrants prior to the Domestication Merger shall, for the avoidance of doubt, be deemed to have been, effective as of immediately prior to the Domestication Effective Time, separated into the underlying SPAC Class A Ordinary Shares and underlying SPAC Warrants and cancelled, and the holder thereof will be entitled to receive SPAC Successor Class A Common Stock and SPAC Successor Warrants in respect of such underlying SPAC Class A Ordinary Shares and underlying SPAC Warrants in accordance with this Section 3.1 and Section 3.7, as applicable;

(ii)          each SPAC Class A Ordinary Share (other than any SPAC Ordinary Shares held in treasury by SPAC (if any) (each, a “SPAC Excluded Share” and, collectively, “SPAC Excluded Shares”)) outstanding immediately prior to the Domestication Effective Time shall automatically be cancelled and extinguished in exchange for the right to receive one (1) share of SPAC Successor Class A Common Stock, in accordance with the DGCL, the Cayman Statute, the Plan of Merger and the First Certificate of Merger, which shares of SPAC Successor Class A Common Stock shall be issued and delivered in accordance with Section 3.4;

(iii)          each SPAC Class B Ordinary Share (other than SPAC Excluded Shares) outstanding immediately prior to the Domestication Effective Time shall automatically be cancelled and extinguished in exchange for the right to receive one (1) share of SPAC Successor Class B Common Stock, in accordance with the DGCL, the Cayman Statute, the Plan of Merger and the First Certificate of Merger, which shares of SPAC Successor Class B Common Stock shall be issued and delivered in accordance with Section 3.4;

(iv)          all SPAC Ordinary Shares (other than SPAC Excluded Shares) shall cease to be outstanding, shall be cancelled and extinguished and (A) each certificate formerly representing SPAC Ordinary Shares (other than SPAC Excluded Shares) and (B) each entry in SPAC’s register of members formerly representing SPAC Ordinary Shares (other than Excluded Shares) shall, from and after the Domestication Effective Time, in case of both (A) and (B), only represent the right to receive the consideration described in Section 3.1(a)(i) or Section 3.1(a)(ii), as applicable;

(v)          each SPAC Excluded Share shall, by virtue of the Domestication Merger and without any further action on the part of SPAC, HoldCo, Merger Sub 1 or the Company or any holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

(vi)          each share of common stock, par value $0.01 per share, of Merger Sub 1 (the “Merger Sub 1 Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(b)          All shares of SPAC Successor Common Stock shall be issued in book‑entry (and not certificated) form.

Section 3.2.          Initial Exchange Consideration; Conversion of Securities in HoldCo Recapitalization.

(a)          At the Initial Exchange Effective Time, in connection with the Initial Exchange and on the terms and subject to the conditions set forth in the Deed of Irrevocable Undertaking, the Company Shareholders shall receive the following shares of HoldCo Stock in exchange for the transfer, conveyance and delivery of the Company Shares:

(i)          in respect of each Company Preferred Share transferred to HoldCo pursuant to the Deed of Irrevocable Undertaking and the terms of this Agreement, one (1) share of Holdco Preferred Stock;

(ii)          in respect of each Company Ordinary A Share transferred to HoldCo pursuant to the Deed of Irrevocable Undertaking and the terms of this Agreement, one (1) share of Holdco Ordinary A Stock;

(iii)          in respect of each Company Ordinary B Share transferred to HoldCo pursuant to the Deed of Irrevocable Undertaking and the terms of this Agreement, one (1) share of Holdco Ordinary B Stock;

(iv)          in respect of each Company Ordinary N Share transferred to HoldCo pursuant to the Deed of Irrevocable Undertaking and the terms of this Agreement, one (1) share of Holdco Ordinary N Stock;

(v)          in respect of each Company Ordinary Share transferred to HoldCo pursuant to the Deed of Irrevocable Undertaking and the terms of this Agreement, one (1) share of Holdco Ordinary Stock; and

(vi)          in respect of each Company Deferred Share transferred to HoldCo pursuant to the Deed of Irrevocable Undertaking and the terms of this Agreement, one (1) share of Holdco Deferred Stock.

(b)          At the HoldCo Recapitalization Effective Time, in connection with the HoldCo Recapitalization, the holders of outstanding HoldCo Stock (other than HoldCo Deferred Stock, which, at the HoldCo Recapitalization Effective Time, shall cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist) as of immediately prior to the HoldCo Recapitalization Effective Time shall receive the following shares of HoldCo Common Stock in exchange for their HoldCo Stock outstanding as of immediately prior to the HoldCo Recapitalization Effective Time:

(i)          in respect of each share of HoldCo Preferred Stock outstanding as of immediately prior to the HoldCo Recapitalization Effective Time, one (1) share of Holdco Common Stock;

(ii)          in respect of each HoldCo Ordinary A Share outstanding as of immediately prior to the HoldCo Recapitalization Effective Time, one (1) share of Holdco Common Stock;

(iii)          in respect of each HoldCo Ordinary B Share outstanding as of immediately prior to the HoldCo Recapitalization Effective Time, one (1) share of Holdco Common Stock;

(iv)          in respect of each HoldCo Ordinary N Share outstanding as of immediately prior to the HoldCo Recapitalization Effective Time, one (1) share of Holdco Common Stock; and

(v)          in respect of each HoldCo Ordinary Share outstanding as of immediately prior to the HoldCo Recapitalization Effective Time, one (1) share of Holdco Common Stock.

Section 3.3.          Conversion of Securities in the Business Combination Merger.

(a)          Immediately prior to the Merger Effective Time, each share of SPAC Successor Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into and exchanged for a number of validly issued, fully paid and nonassessable shares of SPAC Successor Class A Common Stock equal to the Class B Conversion Ratio, and such SPAC Successor Class B Common Stock shall thereafter cease to be outstanding, shall be cancelled and shall cease to exist; provided that:

(i)          the  aggregate number of shares of SPAC Successor Class A Common Stock to be issued pursuant to this Section 3.3(a) shall be reduced (in addition to any reduction pursuant to clause (ii) of this Section 3.3(a)) for no consideration by a number equal to the product of (A) Interim Financing Discount Sharing Percentage multiplied by (B) the Interim Financing Discount Share Number;

(ii)          if the Minimum Cash Condition is not satisfied as of the Closing but is waived by each of HoldCo, Merger Sub 2 and the Company, then the aggregate number of shares of SPAC Successor Class A Common Stock to be issued pursuant to this Section 3.3(a) shall be reduced (in addition to any reduction pursuant to clause (i) of this Section 3.3(a)) for no consideration by the At-Risk Sponsor Promote Additional Amount;

(iii)          if Closing Available Cash is less than $100,000,000, then a number of shares of SPAC Successor Class A Common Stock to be issued pursuant to this Section 3.3(a) (after giving effect to the reduction contemplated by clause (i) of this Section 3.3(a) and any reduction contemplated by clause (ii) of this Section 3.3(a)) equal to the product of (1) the At-Risk Sponsor Promote Base Amount multiplied by (2) the lesser of (I) 1.0 and (II) the exponentiation of (i) the quotient of (A) the difference of (x) $100,000,000 minus (y) Closing Available Cash divided by (B) $50,000,000 raised to the power of (ii) 2.0 (i.e., (($100,000,000 – Closing Available Cash) / $50,000,000)2) shall be issued as restricted shares (such shares, the “Sponsor Restricted Shares”), which Sponsor Restricted Shares shall be unvested at issuance and shall be subject to the following vesting and forfeiture conditions:

(A)          on the first anniversary of the Closing, a number of Sponsor Restricted Shares equal to the product of (1) the At-Risk Sponsor Promote Base Amount multiplied by (2) the lesser of (I) 1.0 and (II) the exponentiation of (i) the quotient of (A) the difference of (x) $100,000,000 minus (y) Post-Closing Available Cash divided by (B) $50,000,000 raised to the power of (ii) 2.0 (i.e., (($100,000,000 – Post-Closing Available Cash) / $50,000,000)2) shall be automatically forfeited and transferred to HoldCo for no consideration, and no Person (other than HoldCo) shall have any further right with respect thereto; and

(B)          any Sponsor Restricted Shares that are not forfeited pursuant to Section 3.3(a)(iii)(A) shall vest and shall no longer be subject to forfeiture.

The provisions of Section 2.10(f), Section 2.10(g) and Section 2.10(h) shall apply to the Sponsor Restricted Shares, mutatis mutandis.

(iv)          To the extent that, prior to the Closing, the Sponsor transfers or otherwise provides the economic entitlements associated with any of its shares of SPAC Successor Class B Common Stock (or, if prior to the Domestication Merger, SPAC Class B Ordinary Shares) to any Person in connection with any Financing Arrangement, the At-Risk Sponsor Promote Base Shares and the At-Risk Sponsor Promote Additional Shares shall be correspondingly reduced (with such reduction applied first to the At-Risk Sponsor Promote Base Shares and then to the At-Risk Sponsor Promote Additional Shares) (e.g., if the Sponsor transfers 1,000,000 of its shares of SPAC Successor Class B Common Stock (or, if prior to the Domestication Merger, SPAC Class B Ordinary Shares) to any Person in connection with any Financing Arrangement, the At-Risk Sponsor Promote Base Shares shall be reduced by 1,000,000. Except as set forth in this Section 3.3(a), the SPAC Successor Class B Common Stock, SPAC Class B Ordinary Shares and Private Placement Warrants shall not be subject to any vesting schedule, earnout or forfeiture.

(b)          At the Merger Effective Time, by virtue of the Business Combination Merger, and without any further action on the part of SPAC Successor, Merger Sub 2, HoldCo or the Company or the holders of any of the following securities:

(i)          each share of SPAC Successor Class A Common Stock (other than any shares of SPAC Successor Class A Common Stock held in treasury by SPAC Successor (if any) (each, a “SPAC Successor Excluded Share” and, collectively, “SPAC Successor Excluded Shares”)) outstanding immediately prior to the Merger Effective Time shall automatically be exchanged for one (1) share of HoldCo Common Stock, in accordance with the DGCL and the Second Certificate of Merger (the “Merger Consideration”), which shares of HoldCo Common Stock shall be issued and delivered in accordance with Section 3.4;

(ii)          all shares of SPAC Successor Class A Common Stock (other than SPAC Successor Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist and each entry in SPAC Successor’s register of members formerly representing SPAC Successor Class A Common Stock (other than SPAC Successor Excluded Shares) shall, from and after the Merger Effective Time, only represent the right to receive the Merger Consideration into which such shares of SPAC Successor Class A Common Stock have been exchanged pursuant to this Section 3.3(a);

(iii)          each SPAC Successor Excluded Share shall, by virtue of the Merger and without any further action on the part of SPAC, SPAC Successor, Merger Sub, HoldCo or the Company or any holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist; and

(iv)          each share of common stock, par value $0.0001 per share, of Merger Sub 2 (the “Merger Sub 2 Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company.

Section 3.4.          Business Combination Merger Exchange Procedures.

(a)          Prior to the Merger Effective Time, SPAC and HoldCo shall appoint a Person authorized to act as exchange agent in connection with each of the Domestication Merger and the Business Combination Merger, which Person shall be selected by the SPAC and be reasonably acceptable to the Company (provided that SPAC’s transfer agent shall be deemed to be reasonably acceptable to the Company) (the “Exchange Agent”) and enter into an exchange agent agreement reasonably acceptable to the Company and SPAC with the Exchange Agent (the “Exchange Agent Agreement”) for the purpose of (i) exchanging the SPAC Ordinary Shares and the SPAC Warrants outstanding immediately prior to the Domestication Effective Time in accordance with Section 3.1 and Section 3.7(a) and otherwise on the terms and subject to the conditions set forth in this Agreement and (ii) exchanging the shares of SPAC Successor Common Stock and SPAC Successor Warrants outstanding immediately prior to the Merger Effective Time in accordance with Section 3.3 and Section 3.7(b) and otherwise on the terms and subject to the conditions set forth in this Agreement.

(b)          At least one (1) Business Day prior to the Domestication Effective Time, HoldCo and SPAC shall, pursuant to the Exchange Agent Agreement, direct the Exchange Agent to, at the Domestication Effective Time, exchange (i) the SPAC Ordinary Shares for shares of SPAC Successor Common Stock and (ii) the SPAC Warrants for SPAC Successor Warrants, in each case pursuant to the Exchange Agent Agreement and the terms of this Agreement, and perform the Exchange Agent’s other obligations hereunder and thereunder in respect of the Domestication Merger.  All shares of SPAC Successor Common Stock delivered upon the exchange of shares of SPAC Successor Common Stock in accordance with Section 3.1 and all SPAC Successor Warrants delivered upon the exchange of the SPAC Warrants in accordance with Section 3.7(a) shall in either case be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to such securities.

(c)          At least one (1) Business Day prior to the Closing Date, HoldCo and SPAC shall, pursuant to the Exchange Agent Agreement, direct the Exchange Agent to, at the Merger Effective Time, exchange (i) the shares of SPAC Successor Common Stock for shares of HoldCo Common Stock and (ii) the SPAC Successor Warrants for HoldCo Warrants, in each case pursuant to the Exchange Agent Agreement and the terms of this Agreement, and perform the Exchange Agent’s other obligations hereunder and thereunder in respect of the Business Combination Merger.  All shares of HoldCo Common Stock delivered upon the exchange of shares of SPAC Successor Common Stock in accordance with Section 3.3 and all HoldCo Warrants delivered upon the exchange of the SPAC Successor Warrants in accordance with Section 3.7(b) shall in either case be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to such securities.

Section 3.5.          Treatment of Company Options and Company Restricted Shares.  Pursuant to the terms of the Company Incentive Plan:

(a)          Each Company Option, whether vested or unvested, that is issued and outstanding as of immediately prior to the Initial Exchange shall, at the Initial Exchange Effective Time, automatically and without any action on the part of the Company, HoldCo or the holder thereof, be substituted by an option (a “HoldCo Option”) (i) to acquire a number of shares of HoldCo Common Stock equal to the product of (A) the number of Company Ordinary N Shares subject to such underlying Company Option immediately prior to the Initial Exchange Effective Time multiplied by (B) the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, (ii) at an exercise price per share equal to the quotient of (A) the exercise price per share of the underlying Company Option immediately prior to the Initial Exchange Effective Time divided by (B) the Exchange Ratio, which quotient shall be rounded up to the nearest whole cent. Each HoldCo Option shall otherwise be subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Initial Exchange Effective Time; provided, however, that in the case of any Company Option to which Section 409A of the Code applies, the exercise price and the number of shares of Holdco Common Stock purchasable under each Holdco Option shall be determined in a manner intended to comply with the requirements of Section 409A of the Code; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Holdco Common Stock purchasable under such Holdco Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b)          Each Company Restricted Share that is issued and outstanding immediately prior to the Initial Exchange Effective Time shall, at the Initial Exchange Effective Time, automatically and without any action on the part of the Company, HoldCo or the holder thereof, be exchanged for a share of HoldCo Common Stock subject to the same terms and conditions (including any vesting requirements) set forth under the applicable award agreement in effect immediately prior to the Initial Exchange Effective Time (each, a “HoldCo Restricted Share”).

(c)          The Company shall take all necessary actions to effect the treatment of Company Awards pursuant to Section 3.5(a) and Section 3.5(b) in accordance with the Company Incentive Plan and the applicable award agreements and use commercially reasonable efforts to ensure that no HoldCo Option may be exercised prior to the effective date of an applicable Form S‑8 (or other applicable form, including Form S‑1 or Form S‑3) of HoldCo. The Company shall amend the Company Incentive Plan and take any other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel the remaining unallocated share reserve under the Company Incentive Plan and (ii) provide that no new Company Awards will be granted under the Company Incentive Plan.

Section 3.6.          Withholding.  Notwithstanding any other provision to this Agreement, each of SPAC, SPAC Successor, the Surviving Company, HoldCo, Merger Sub 1, Merger Sub 2, the Company and its Subsidiaries and the Exchange Agent, as applicable, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable pursuant to this Agreement such Taxes that are required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by HoldCo, SPAC, SPAC Successor, the Surviving Company, Merger Sub 1, Merger Sub 2, the Company or its Subsidiaries, or the Exchange Agent, respectively); provided that the Party proposing to deduct and withhold any tax shall use commercially reasonable efforts to provide the applicable other Party with notice of any amounts that it intends to withhold in connection with any payment contemplated by this Agreement (other than any compensatory payments to be made pursuant to this Agreement or withholding by reason of the failure to provide the certifications required under Section 10.4(d)) and will reasonably cooperate to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be (i) timely remitted to the appropriate Governmental Authority and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Transactions treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or the relevant Subsidiary’s payroll to facilitate applicable withholding.

Section 3.7.          SPAC Warrants; SPAC Successor Warrants.  (a) At the Domestication Effective Time, by virtue of the Domestication Merger, and without any action on the part of SPAC, Merger Sub 1 or the holder of any SPAC Warrant, (i) each SPAC Ordinary Warrant that is outstanding immediately prior to the Domestication Effective Time shall, pursuant to the Warrant Agreement, cease to represent a right to acquire one (1) SPAC Class A Ordinary Share and shall be converted in accordance with the terms of the Warrant Agreement, at the Domestication Effective Time, into a right to acquire one (1) share of SPAC Successor Class A Common Stock (a “SPAC Successor Public Warrant” and collectively, the “SPAC Successor Public Warrants”) on substantially the same terms as were in effect with respect to the SPAC Ordinary Warrant so converted immediately prior to the Domestication Effective Time under the terms of the Warrant Agreement and (ii) each SPAC Private Placement Warrant that is outstanding immediately prior to the Domestication Effective Time shall, pursuant to the Warrant Agreement, cease to represent a right to acquire one (1) SPAC Class A Ordinary Share and shall be converted in accordance with the terms of the Warrant Agreement, at the Domestication Effective Time, into a right to acquire one (1) share of SPAC Successor Class A Common Stock (a “SPAC Successor Private Placement Warrant” and collectively, the “SPAC Successor Private Placement Warrants”) on substantially the same terms as were in effect with respect to the SPAC Private Placement Warrant so converted immediately prior to the Domestication Effective Time under the terms of the Warrant Agreement.

(b)          At the Merger Effective Time, by virtue of the Business Combination Merger, and without any action on the part of SPAC Successor, Merger Sub 2, HoldCo or the holder of any SPAC Successor Warrant, (i) each SPAC Successor Public Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the Warrant Agreement, cease to represent a right to acquire one (1) share of SPAC Successor Class A Common Stock and shall be converted in accordance with the terms of the Warrant Agreement, at the Merger Effective Time, into a right to acquire one (1) share of HoldCo Common Stock (a “HoldCo Public Warrant” and collectively, the “HoldCo Public Warrants”) on substantially the same terms as were in effect with respect to the SPAC Successor Public Warrant so converted immediately prior to the Merger Effective Time under the terms of the Warrant Agreement and (ii) each SPAC Successor Private Placement Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the Warrant Agreement, cease to represent a right to acquire one (1) share of SPAC Successor Class A Common Stock and shall be converted in accordance with the terms of the Warrant Agreement, at the Merger Effective Time, into a right to acquire one (1) share of HoldCo Common Stock (a “HoldCo Private Placement Warrant” and collectively, the “HoldCo Private Placement Warrants”) on substantially the same terms as were in effect with respect to the SPAC Successor Private Placement Warrant so converted immediately prior to the Merger Effective Time under the terms of the Warrant Agreement.

(c)          The Parties shall take all lawful action to effect the aforesaid provisions of this Section 3.7, including causing the Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.7, including adding HoldCo as a party thereto.

ARTICLE 4
Representations and Warranties of the Company

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article 4), the Company represents and warrants to SPAC as follows:

Section 4.1.          Company Organization.  The Company has been duly incorporated and is validly existing under the Laws of England and Wales and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as in force as at the date of this Agreement and as previously made available by or on behalf of the Company to SPAC, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra‑provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2.          Subsidiaries.  A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to SPAC by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra‑provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a Company Material Adverse Effect.

Section 4.3.          Due Authorization.  (a) The Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and (subject to receipt of the consents, approvals and authorizations and the other requirements described in Section 4.5) to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board, and no other company or corporate proceeding on the part of the Company or any Company Shareholder is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements to which the Company is a party. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery of this Agreement by the other Parties and of the other documents to which the Company is a party contemplated hereby by the other parties thereto) this Agreement constitutes, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)          On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the Transactions are likely to promote the success of the Company for the benefit of its members as a whole having regard (amongst other matters) to the matters referred to in section 172 of the Companies Act 2006, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the Transactions.  No other corporate action is required on the part of the Company or any of the Company Investors to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Exchange or the Mergers.

Section 4.4.          No Conflict.  Subject to the receipt of the consents, approvals and authorizations and the other requirements set forth in Section 4.5, and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation by the Company of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company or its Subsidiaries, (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law, permit, or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification, or acceleration) under, any Contract to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have a Company Material Adverse Effect.

Section 4.5.          Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of SPAC and Merger Sub 1 contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the Transactions, (ii) the filing of the Registration Statement with the SEC and the SEC’s declaration of effectiveness of the Registration Statement, (iii) the filings, submissions and approvals contemplated by Section 10.10 and (iv) the filing of the Second Merger Certificate with, and the acceptance thereof for filing by, the Secretary of State of the State of Delaware in accordance with the DGCL.

Section 4.6.          Capitalization of the Company.  (a) As of the date of this Agreement, the Company has in issue 210,028 Company Preferred Shares, 1,054,779 Company Ordinary A Shares, no Company Ordinary B Shares, no Company Ordinary N Shares, 446,861 Company Ordinary Shares and no Company Deferred Shares, which comprise the whole of the allotted and issued share capital of the Company. All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid up, (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (1) the Governing Documents of the Company as then in effect and (2) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (iii) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company as then in effect or any Contract to which the Company is a party or otherwise bound and (iv) are free and clear of any Liens, other than restrictions on transfer arising under generally applicable securities Laws, and other than as set out in the Governing Documents of the Company.

(b)          As of the date of this Agreement, there are outstanding (i) Company Options to purchase 296,408 Company Ordinary N Shares and (ii) no Company Restricted Shares. There are 39,681 Company Ordinary N Shares reserved for issuance under the Company Incentive Plan as of the date of this Agreement. The Company has provided to SPAC, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of Company Ordinary N Shares comprised thereof or subject thereto, the vesting schedule, the expiration date and, in the case of any Company Option, the exercise price thereof and whether such Company Option is intended to be an incentive stock option or a non‑qualified stock option. All Company Awards are evidenced by award agreements in substantially the forms previously made available to SPAC, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly granted or issued and properly approved by the Company Board (or appropriate committee thereof) in accordance with the terms of the Company Incentive Plan. Each Company Award granted to a U.S. Person has been granted with an exercise price that is no less than the fair market value of the underlying Company Ordinary N Share on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable.

(c)          Except as otherwise set forth in this Section 4.6 or on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre‑emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

Section 4.7.          Capitalization of Subsidiaries.  (a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non‑assessable, (ii) have been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (1) the Governing Documents of such Subsidiary as then in effect and (2) any other applicable Contracts governing the issuance of such securities to which the Company is a party or otherwise bound, (iii) have not been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of such Subsidiary as then in effect or any Contract to which such Subsidiary is a party or otherwise bound and (iv) are free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws, and other than as set out in the Governing Documents of such Subsidiary.

(b)          The Company or another direct or indirect wholly owned Subsidiary of the Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries free and clear of any Liens, other than Permitted Liens and restrictions on transfer arising under applicable securities Laws, and other than as set out in the Governing Documents of such Subsidiary.

(c)          There are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of any of the Company’s Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre‑emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests, of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of such Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8.          Financial Statements.  (a) The Company has previously provided to SPAC true and complete copies of (i) the audited consolidated balance sheets and statements of operations, comprehensive loss, convertible preferred shares and shareholders’ equity (deficit) and cash flows of the Company and its consolidated subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s report thereon (provided that such financial statements shall not be required to include a signed audit opinion, which signed audit opinion shall instead be delivered concurrently with the filing of the Registration Statement with the SEC) (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of operations, comprehensive loss, convertible preferred shares and shareholders’ equity (deficit) and cash flows of the Company and its consolidated subsidiaries as of and for the nine‑month period ended September 30, 2021 (the “Unaudited Financial Statements”). The Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and their consolidated results of operations, their consolidated changes in convertible preferred shares and shareholders’ equity (or deficit) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year‑end adjustments that are not material in the aggregate and the absence of footnotes or inclusion of limited footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated subsidiaries, and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement, will comply in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC applicable to a registrant, in each case, as in effect as of the respective dates thereof.

(b)          When delivered pursuant to Section 8.3, the Closing Company Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries, as at the respective dates thereof, and their consolidated results of operations, their consolidated changes in convertible preferred shares and shareholders’ equity (or deficit) and their consolidated cash flows for the respective periods then ended (subject to normal year‑end adjustments that are not material in the aggregate and the absence of footnotes or inclusion of limited footnotes), (ii) will have been prepared in conformity with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto and for the absence of footnotes or the inclusion of limited footnotes), (iii) will have been prepared from, and will be in accordance in all material respects with, the books and records of the Company and its consolidated subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 8.3, will comply in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC applicable to a registrant, in each case, as in effect as of the respective dates thereof.

(c)          Neither the Company nor any of its Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

(d)          Neither the Company nor any of its Subsidiaries has received from any employee of the Company or its Subsidiaries any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim with respect to unlawful or potentially unlawful activity regarding accounting, internal accounting controls, auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any allegation in writing regarding any of the foregoing.

Section 4.9.          Undisclosed Liabilities.  As of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgement against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing or (d) any other liabilities and obligations which are not, individually or in the aggregate, material to the Company and the Company’s Subsidiaries, taken as a whole.

Section 4.10.          Litigation and Proceedings.  Except as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole, (a) there are no, and have not been in the last two years, pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (other than any investigations or inquiries initiated, pending or threatened by any Governmental Authority) or other proceedings at law or in equity (each of the foregoing, a “Legal Proceeding”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets, (b) to the knowledge of the Company, there are no, and for the last two years has been no, investigations or inquiries pending or threatened by any Governmental Authority with respect to any actual or alleged violation of any applicable Law by the Company or any of the Company’s Subsidiaries and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries, nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order.

Section 4.11.          Legal Compliance. The Company and each of its Subsidiaries are, and during the past two (2) years have been, in compliance with all applicable Laws, including, to the extent applicable, the Controlled Substances Act and the Federal Food, Drug, and Cosmetic Act, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  During the past two (2) years, neither the Company nor any of its Subsidiaries has received any written notification from any Governmental Authority of a violation of any applicable Law, including, to the extent applicable, the Controlled Substances Act, by the Company or any of its Subsidiaries which would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, or any investigation by a Governmental Authority for any actual or alleged violation of any applicable Law by the Company or any of its Subsidiaries which would reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.12.          Contracts; No Defaults.  (a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvi) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than Company Benefit Plans, this Agreement or any Ancillary Agreement. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto.

(i)          Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract, in each case, for money borrowed by the Company or any of the Company’s Subsidiaries, in each case, in excess of $300,000;

(ii)          Each Contract for (A) the acquisition of any Person or any business unit thereof or (B) the disposition of any material assets of the Company or any of its Subsidiaries, in each case, in the last two (2) years and involving payments in excess of $300,000, other than Contracts (1) in the case of the preceding clause (B), entered into in the ordinary course of business, consistent with past practice, or (2) between the Company and one or more of its Subsidiaries or between any of the Company’s Subsidiaries;

(iii)          Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $300,000 in any calendar year;

(iv)          Each Contract involving the formation of a joint venture or partnership, excluding (A) the respective Governing Documents of the Company and its Subsidiaries and (B) Contracts between the Company and one or more of its Subsidiaries or between any of the Company’s Subsidiaries;

(v)          Contracts in respect of any Company Related Party Transaction;

(vi)          Contracts with each current executive, officer, director or current employee of the Company or its Subsidiaries providing for an annual base salary in excess of $250,000;

(vii)          Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions;

(viii)          Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect other than customary non‑solicitation and no‑hire provisions entered into in the ordinary course of business;

(ix)          Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x)          Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person a license, immunity, or other right in or to any Company IP or (ii) is granted by a third Person a license, immunity, or other right in or to any Intellectual Property, provided, however, that none of the following are required to be set forth on Section 4.12(a) in the Company Disclosure Letter (but shall be deemed to constitute Contracts for purposes of Section 4.13(b) if they otherwise qualify): (A) Contracts granting nonexclusive rights to Company IP entered into in the ordinary course of business consistent with past practice, (B) Contracts granting the Company or any of the Company’s Subsidiaries nonexclusive rights to Intellectual Property owned by a third Person entered into in the ordinary course of business consistent with past practice, (C) Contracts granting to the Company or any of its Subsidiaries nonexclusive rights to use uncustomized software that is generally commercially available to the public on standard or nondiscriminatory terms and (D) Contracts with license, maintenance, support, and other fees less than $300,000 per year;

(xi)          Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $300,000 in any calendar year;

(xii)          Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $300,000 in any calendar year;

(xiii)          Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xiv)          any Contract involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute under which the Company or any of its Subsidiaries has any ongoing obligations that materially restrict the activities or operations of the Company or any of its Subsidiaries;

(xv)          any Contract with any Governmental Authority; and

(xvi)          Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiii) of this Section 4.12(a).

(b)          Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the anticipated Closing Date, all of the Contracts listed, or required to be listed, on Section 4.12(a) in the Company Disclosure Letter (each, a “Material Contract”) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under the Material Contracts and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13.          Company Benefit Plans.  (a) Section 4.13(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other plan, policy, practice, program, agreement or other arrangement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity‑based compensation, severance, termination, retention, retirement, supplemental retirement, profit sharing, change in control, vacation, sick, insurance, medical, welfare, fringe or similar plan, policy, program, agreement or other arrangement) providing compensation or other benefits or remuneration to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to SPAC, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any such Company Benefit Plan and any pending request for such a determination letter and (F) all material written, non‑routine correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Authority received in the last year with respect to any such Company Benefit Plan.

(b)          Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where the failure to comply would not be material to the Company and its Subsidiaries, taken as a whole, (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan have been made and all obligations in respect of each Company Benefit Plan have been accrued and reflected in the Company’s financial statements to the extent required by GAAP and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c)          No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA (each, a “Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has in the past six (6) years sponsored, maintained or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(d)          Except as would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, (i) there are no pending, or to the knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, (ii) no audit or other proceeding by a Governmental Authority is pending, or to the knowledge of the Company, threatened with respect to any Company Benefit Plan and (iii) the Company has complied with the Patient Protection and Affordable Care Act (the “Affordable Care Act”) and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company to liability, penalties, or Taxes under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Affordable Care Act.

(e)          Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third‑party fiduciary and/or party‑in‑interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could reasonably be expected to subject the Company or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code that would reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole.

(f)          With respect to each Company Benefit Plan, no material actions, suits, investigations or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g)          No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former employees, officers or other individual service providers of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than coverage mandated by applicable Law, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(h)          Except as set forth on Section 4.13(h) of the Company Disclosure Letter, the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any compensation or benefits or increase in compensation or benefits, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any current or former employee, officer or other individual service provider, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) otherwise give rise to any liability under any Company Benefit Plan or (v) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Benefit Plan on or following the Merger Effective Time. The consummation of the Transactions will not, either alone or in combination with another event (excluding any actions taken by or payments or benefits from SPAC or any of its Affiliates), result in any “excess parachute payment” under Section 280G of the Code becoming payable to any current or former employee or other individual service provider of the Company or any of its Subsidiaries. No Company Benefit Plan provides for a Tax gross‑up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code or any other Tax.

Section 4.14.          Labor Relations; Employees.  (a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement or arrangement, (ii) no such agreement or such other arrangement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries and (iv) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority. In the past two (2) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, labor organization activity, lockout or other material labor dispute or similar activity against or affecting the Company or any Subsidiary of the Company.

(b)          Except as would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries are, and have been for the past two (2) years, in compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non‑exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(c)          In the past two (2) years, except as would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not received written (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)          To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of Trade Secrets.

(e)          In the past two (2) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Workers’ Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company and its Subsidiaries have not engaged in material layoffs or furloughs or effected any broad‑based salary or other material compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof.

(f)          In the past two (2) years, (i) no allegations of discrimination, sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of the Company, threatened to be made against or involving any current or former officer, director or other key employee by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sex discrimination, sexual harassment or sexual misconduct by any current or former officer, director or other key employee.

Section 4.15.          Taxes.

(a)          The Company is, and has at all times since its date of formation been, treated as a partnership for U.S. federal income tax purposes, and its Subsidiaries are treated for U.S. federal income tax purposes as set forth in Section 4.15(a) of the Company Disclosure Letter.

(b)          All material U.S. federal, state, local and non‑U.S. income and other material Tax Returns required to be filed by the Company or any of its Subsidiaries (taking into account any applicable extensions) have been timely filed, and all such Tax Returns (taking into account all amendments thereto) are true, complete and complete in all material respects.

(c)          Neither the Company nor any of its Subsidiaries has extended the statute of limitations for assessment, collection or other imposition of any material Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.

(d)          The Company and its Subsidiaries have paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by the Company and its Subsidiaries, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP or other widely accepted accounting principles as applicable to the relevant entity.

(e)          Each of the Company and its Subsidiaries has withheld or collected and paid to the proper Governmental Authority or other Person all material Taxes required to be withheld, collected or paid by it and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.  All individuals characterized and treated by the Company or its Subsidiaries as consultants or independent contractors for Tax purposes are properly treated as independent contractors under all applicable Tax Laws, in all material respects.

(f)          Except for Permitted Liens, there are no material Liens for Taxes upon the property or assets of the Company or any of its Subsidiaries.

(g)          None of the Company or any of its Subsidiaries has received from any Governmental Authority any written notice of any threatened, proposed, or assessed material deficiency for Taxes of the Company or any of its Subsidiaries, except for such deficiencies that have been satisfied by payment, settled or withdrawn.

(h)          No material audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(i)          Neither the Company nor any of its Subsidiaries has made a request for a private letter ruling, a request for administrative relief, an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority, in each case, with respect to any material Taxes.

(j)          Neither the Company nor any of its Subsidiaries has made an election pursuant to, or has any obligation to make a payment under, Section 965(h) of the Code.

(k)          Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax‑free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years.

(l)          Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulations Section 1.1502‑6 or any similar provision of state, local or non‑U.S. Tax Law or as a transferee or successor, (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for income Tax purposes, other than a group that included only the Company or any of its Subsidiaries or (iii) is a party to or bound by any Tax Sharing Agreement.

(m)          The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in any Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission, and the transactions contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any existing material Tax Grant.

(n)          Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011‑4(b) or any similar provision of applicable Law, including UK disclosure of tax avoidance schemes legislation.

(o)          No material written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax.

(p)          Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any material adjustment under Section 481 of the Code (or any similar provision of state, local or non‑U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non‑U.S. Law) or open transaction disposition, in each case, made by the Company or its Subsidiaries prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by the Company or its Subsidiaries prior to the Closing outside the ordinary course of business, (iii) change in method of accounting of the Company or its Subsidiaries for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing, or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non‑U.S. Law) executed by the Company or its Subsidiaries prior to the Closing.

(q)          Neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001‑7003 of the Families First Coronavirus Response Act, as may be amended, or (iii) applied for or received any loan under the Paycheck Protection Program under the CARES Act.

(r)          None of the Company’s Subsidiaries was a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for its taxable year ending December 31, 2020 or expects to be a PFIC for its taxable year ending December 31, 2021 or its current taxable year.  None of the Company’s Subsidiaries is treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code.

(s)          To the knowledge of the Company, the Transactions will not give rise to a deemed disposal or realization by the Company or any of its Subsidiaries of any asset or liability for any Taxation purpose in circumstances where such deemed disposal or realization would give rise to a charge to Tax for the Company or any of its Subsidiaries.

(t)          The Company and each of its Subsidiaries is resident for net income tax purposes solely in the country in which it is incorporated (and political subdivisions thereof). Neither the Company nor any of its Subsidiaries has a permanent establishment or branch for net income tax purposes outside the country of its incorporation.

(u)          No associated person of the Company or any of its Subsidiaries has facilitated tax evasion in any manner which is likely to give rise to criminal liability of such Person under Part 3 of the Criminal Finances Act 2017 (“Part 3”) and each of the Company and its Subsidiaries to which Part 3 may apply has put in place prevention procedures for the purposes of establishing the defense under Part 3, and has monitored and kept updated such risk assessment and procedures.

(v)          The Company and each of its Subsidiaries which is required to be registered is properly registered for the purposes of VAT in each jurisdiction in which it is liable to be so registered and has complied in all material respects with all Tax legislation concerning VAT, and has made, obtained and kept up to date in all material respects accurate records, invoices and other documents appropriate or requisite for the purposes of such Tax legislation.

(w)          No restricted securities have been acquired by (or by any affiliate of) any of the Company’s or any of its Subsidiaries’ current, prospective or former employees, directors or officers resident in the United Kingdom for Tax purposes without a valid joint election under Section 431(1) of the United Kingdom Income Tax (Earnings and Pensions) Act of 2003 having been signed by the current, prospective or former employee, director or officer and its employer in respect thereof within fourteen (14) days of such acquisition. The Transactions will not give rise to any obligation on the Company or any of its Subsidiaries to account for employment related Tax to a relevant Governmental Authority.

(x)          No distribution within section 1064 of CTA 2010 has been made by the Company or any of its Subsidiaries during the seven (7) years ending on the Closing Date.

(y)          Any loans or advances made, or agreed to be made, by the Company or any of its Subsidiaries within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

(z)          Neither the Company nor any of its Subsidiaries has: (a) made any transfer of value within sections 94 and 202 of IHTA 1984, (b) received any value such that liability might arise under section 199 of IHTA 1984 or (c) been a party to associated operations in relation to a transfer of value as defined by section 268 of IHTA 1984.

(aa)          There is no unsatisfied liability to inheritance tax attached to, or attributable to, the Company Shares or any asset of the Company or any of its Subsidiaries. Neither the Company Shares nor any asset of the Company or any of its Subsidiaries is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984.

(bb)          Neither the Company Shares nor any asset owned by the Company or any of its Subsidiaries is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

Section 4.16.          Brokers’ Fees.  Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, any of the Company’s Subsidiaries or any of their Affiliates for which SPAC, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17.          Insurance.  The material policies of property, fire and casualty, general liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets. All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18.          Licenses and Permits.  The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses reasonably required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been in the past three (3) years the subject of any pending or threatened Action, or, to the knowledge of the Company, any investigation, by a Governmental Authority seeking the revocation, suspension, termination, modification or impairment of any material License or (c) has received any written notice in the past three (3) years that any Governmental Authority that has issued any material License intends to cancel, terminate, or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the Transactions (provided that such amendment, replacement, or reissuance would not reasonably be expected to materially adversely affect the ability of the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries as currently conducted from and after the Closing).

Section 4.19.          Real Property.  (a) Section 4.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property, including the address thereof, and all Real Property Leases pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)          The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)          The Company has delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and material modifications thereof, in effect as of the date of this Agreement (collectively, the “Real Property Leases”), and none of such Real Property Leases has been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to SPAC.

(iii)          To the knowledge of the Company, there are no material ongoing disputes with respect to such Real Property Leases.

(iv)          Neither the Company nor any of its Subsidiaries has received or served written notice of a material breach in relation to the Real Property Leases and, to the knowledge of the Company, there is no such material breach.

(v)          No Person, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi)          Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property that remains unresolved, and to the Company’s knowledge no such proceeding or similar Action has been threatened and remains unresolved.

(b)          None of the Company or any of its Subsidiaries owns real property.

Section 4.20.          Intellectual Property.  (a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, complete and accurate list of (i) each item of Company IP that is registered or applied for with a Governmental Authority or internet domain name registrar (“Company Registered Intellectual Property”), including, in each case, as applicable, the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number and (ii) all material unregistered trademarks used by the Company or any of the Company’s Subsidiaries. The Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Company IP, free and clear of all Liens (other than Permitted Liens), and all Company IP and the Company’s rights under all Company Licensed IP are valid, subsisting, and enforceable. All Company Registered Intellectual Property has been maintained in full force and effect by the filing of all necessary timely filings, maintenance and renewals and timely payment of requisite fees.

(b)          The Company or one of its Subsidiaries solely and exclusively owns, or has a license or right to use that, to the knowledge of the Company, is valid, enforceable and lawful, all Intellectual Property and Company IT Systems used or held for use in or necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated as of the date hereof, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the Transactions. There exist no restrictions on the disclosure, use, license or transfer of any of the Company IP or any Company Licensed IP.

(c)          No Actions or other Legal Proceedings, oppositions, challenges or disputes are pending, or to the knowledge of the Company threatened (including unsolicited offers to license Patents), against the Company or any of the its Subsidiaries either (i) alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person or (ii) challenging the ownership, use, patentability, validity, or enforceability of any Company IP. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, none of the Company, its Subsidiaries, their products and services, nor the conduct of their businesses does or did infringe, misappropriate, or otherwise violate any Intellectual Property of any Person.

(d)          Except as set forth on Section 4.20(d) of the Company Disclosure Letter, (i) to the knowledge of the Company, no Person is infringing upon, misappropriating or otherwise violating any Company IP or Company Licensed IP in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person any written notice, charge, complaint, claim or other written assertion against any such third Person claiming infringement or violation by or misappropriation of any such Intellectual Property and no Action is current.

(e)          The Company and its Subsidiaries have implemented commercially reasonable measures to maintain and protect all Company IP and to protect the confidentiality of any Trade Secrets included in the Company IP or Company Licensed IP. There has not been any disclosure of or access to any Trade Secrets owned and/or, to the knowledge of the Company, exclusively licensed to the Company, by the Company or any of the Company’s Subsidiaries to any Person other than to employees, representatives, consultants, contractors and agents of the Company or its Subsidiaries, all of whom are bound by written, binding, valid and enforceable confidentiality agreements substantially in the form previously made available to SPAC prior to the date hereof. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have not suffered any breaches or violations of any such confidentiality agreements that have resulted in the unauthorized disclosure of or loss of any such Trade Secrets.

(f)          All current or past founders, employees, representatives and contractors of the Company who contribute or have contributed to the creation or development of any Company IP  in the course of their employment or provision of services for the Company or any of its Subsidiaries have executed binding, valid written agreements pursuant to which such Persons have presently assigned to the Company or its applicable Subsidiaries all of such Person’s rights, title, and interest in and to such Company IP  that did not vest automatically in the Company or its relevant Subsidiaries by operation of Law. To the knowledge of the Company, no such agreement has been breached or violated.

(g)          Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company IT Systems operate and perform as required for the conduct of the businesses of the Company and its Subsidiaries as presently conducted and (ii) to the knowledge of the Company, the Company IT Systems do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, key logger software, or other faults or malicious code or damaging devices, or other vulnerabilities.

Section 4.21.          Privacy and Cybersecurity.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) the Company and its Subsidiaries are in compliance with, and during the past two (2) years have been in compliance with, (i) all applicable Laws relating to privacy, data security, and data protection, (ii) the Company’s and its Subsidiaries’ internal and external privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems (collectively, “Privacy Requirements”). There are no Legal Proceedings by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy Requirement, or of any third Person’s privacy or personal information rights and there have been no such Legal Proceedings during the past two (2) years, except for any such Actions that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)          During the past two (2) years preceding the date of this Agreement, and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) there have been no unauthorized intrusions nor breaches of the security of the Company IT Systems and (ii) there have been no disruptions in any Company IT Systems. Each of the Company and its Subsidiaries have implemented (A) commercially reasonable measures designed to protect personal information and other confidential information in their possession, custody, or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards and (B) commercially reasonable security controls and disaster recovery plans and procedures for the Company IT Systems that are designed to ensure the confidentiality, integrity and availability of the Company IT Systems and the data processed by such Company IT Systems.

(c)          During the past two (2) years, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any Subsidiary of the Company has experienced any incident impacting the confidentiality, integrity, or availability of any personal information. Neither the Company nor any Subsidiary of the Company has received any written notice or complaint from any Person, or provided any written notice to any Person, with respect to any violation of their privacy, data security, and data protection practices or obligations.

Section 4.22.          Environmental Matters.  (a) The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been for the past two (2) years in material compliance with all Environmental Laws.

(b)          There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any real property formerly owned by the Company or any of its Subsidiaries or any Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)          Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non‑compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials generated by the Company or any of the Company’s Subsidiaries.

(d)          No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e)          The Company has made available to SPAC all material environmental reports, assessments, audits and inspections, if any, and any material communications or notices from or to any Governmental Authority concerning any material non‑compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.23.          Absence of Changes.  From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, (i) there has not been any Company Material Adverse Effect and (ii) the Company and its Subsidiaries  have, in all material respects, conducted their business and operated their assets and properties in the ordinary course of business, consistent with past practice.

Section 4.24.          Anti‑Corruption and Anti‑Money Laundering Compliance.  (a) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has (i) violated any Anti‑Bribery Laws or Anti‑Money Laundering Laws or (ii) offered or given anything of value to any official or employee of a Governmental Authority, any political party or official thereof, any candidate for political office, or any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti‑Bribery Laws.

(b)          To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third‑party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti‑Bribery Laws or Anti‑Money Laundering Laws by the Company or any of the Company’s Subsidiaries or any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries.

Section 4.25.          Sanctions and International Trade Compliance.  (a) The Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all International Trade Laws and Sanctions Laws, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re‑export, deemed export, deemed re‑export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”), except where the failure to have obtained such required Export Approvals would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. There are no pending or, to the knowledge of the Company, threatened Legal Proceedings against the Company or any of the Company’s Subsidiaries that allege any material violation of International Trade Laws or Sanctions Laws or any Export Approvals.

(b)          Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, any of the Company’s or its Subsidiaries’ respective employees, agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has been during the past three (3) years, a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country, in material violation of Sanctions Laws.

Section 4.26.          Information Supplied.  None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Proxy Statement/Registration Statement will, as of the date on which the Proxy Statement/Registration Statement is declared effective (and, in the case of any amendment thereto, at the time of such amendment), as of the date the Proxy Statement/Registration Statement (or any amendment thereto) is first mailed to SPAC Shareholders, at the time of the SPAC Extraordinary General Meeting, and at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.27.          Government Contracts.  The Company is not party to (i) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (ii) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. None of the Company or any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.28.          Transactions with Affiliates.  Section 4.28 of the Company Disclosure Letter sets forth all Contracts between (a) the Company or any of its Subsidiaries, on the one hand, and (b) any (i) officer, director, manager or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any Subsidiary thereof) or (ii) equityholder of the Company or any of its Subsidiaries (other than the Company or any Subsidiary thereof) that has an equity interest, as applicable, in the Company or any of its Subsidiaries representing 5% or more of the total outstanding equity in the Company or such Subsidiary, as applicable, or (iii) to the knowledge of the Company, any immediate family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (1) Company Benefit Plans (excluding individual employment Contracts between the Company or any of its Subsidiaries, on the one hand, and any Company Related Party, on the other hand, that were entered into other than in the ordinary course of business), (2) the Governing Documents of the Company or any of its Subsidiaries, and (3) this Agreement or any Ancillary Agreement.  No Company Related Party (i) owns any interest in any material asset or property used in the business of the Company or any of its Subsidiaries (other than shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any indirect interest in assets or properties of the Company or any of its Subsidiaries by virtue of such Company Related Party’s ownership of any such shares or other equity interests), (ii) to the knowledge of the Company, possesses any material financial interest in, or is, or is a director or executive officer of, any Person which is a material supplier, vendor, partner, customer, lessor or other material business relation of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries) or (iii) owes any material amount to, or is owed any material amount by, the Company or any of its Subsidiaries (other than accrued compensation, employee benefits, employee or director expense reimbursement, in each case, under a Company Benefit Plan or otherwise in the ordinary course of business or pursuant to any transaction entered into after the date of this Agreement in accordance with Section 8.1(a)).  All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.28 (including pursuant to clause (i) or (iii), but excluding clause (ii), of the second sentence of this Section 4.28) are referred to herein as “Company Related Party Transactions”.

Section 4.29.          No Additional Representations or Warranties.  Except as provided in this Article 4, Article 6 or as set forth in any Ancillary Agreement, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC, Merger Sub 1, the Sponsor or any of their respective Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to SPAC, Merger Sub 1, the Sponsor or any of their respective Affiliates.  Without limiting the foregoing, SPAC acknowledges that SPAC, Merger Sub 1, the Sponsor and their advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in this Article 4, Article 6 or as set forth in any Ancillary Agreement, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of its directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE 5
Representations and Warranties of SPAC

Except (a) solely in the case of the representations and warranties contained in this Article 5 other than those contained in Section 5.1, Section 5.2, Section 5.9, Section 5.13 or Section 5.14, as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section and any forward‑looking statements, disclaimers and other disclosures that are generally predictive or forward‑looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded and (ii) solely with respect to the representations and warranties contained in Section 5.22, any exhibits or other documents annexed to or incorporated by reference in such SPAC SEC Filings), or (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) (each section of which, subject to Section 13.9, qualifies the correspondingly numbered and lettered representations in this Article 5), SPAC represents and warrants to the Company as follows:

Section 5.1.          SPAC Organization.  SPAC has been duly incorporated and is validly existing as an exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of the Cayman Islands and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted.  The copies of SPAC’s Governing Documents, as amended to the date of this Agreement and as previously delivered by SPAC to the Company, are true, correct and complete.  SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 5.2.          Due Authorization.  (a) SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement, the Plan of Merger and the other documents contemplated hereby, and (ii) subject to the receipt of the SPAC Shareholder Approval, consummate the Transactions and perform all obligations to be performed by it hereunder and thereunder.  The execution and delivery of this Agreement, the Plan of Merger and the other documents contemplated hereby and the consummation of the Transactions have been (i) duly and validly authorized and approved by SPAC Board and (ii) determined by SPAC Board as advisable to SPAC and SPAC Shareholders and recommended for approval by SPAC Shareholders.  No other company proceeding on the part of SPAC is necessary to authorize this Agreement, the Plan of Merger and the other documents contemplated hereby (other than SPAC Shareholder Approval).  This Agreement has been, and at or prior to the Closing, the Plan of Merger and the other documents contemplated hereby will be, duly and validly executed and delivered by SPAC, and (assuming due authorization, execution and delivery of this Agreement by the other Parties and of the Plan of Merger and the other documents to which SPAC is a party contemplated hereby by the other parties thereto) this Agreement constitutes, and at or prior to the Closing, the Plan of Merger and the other documents contemplated hereby will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)          The SPAC Shareholder Approval is the only vote of any SPAC Securities necessary in connection with the entry into or performance of this Agreement by SPAC, and the consummation of the Transactions, including the Closing.

(c)          At a meeting duly called and held, SPAC Board has unanimously approved the Transactions as a Business Combination.

Section 5.3.          No Conflict.  Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.8 and the SPAC Shareholder Approval, the execution and delivery of this Agreement and the Plan of Merger by SPAC and the other documents contemplated hereby by SPAC and the consummation of the Transactions do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform their obligations under this Agreement.

Section 5.4.          Subsidiaries.  SPAC has no Subsidiaries other than Merger Sub 1.  SPAC is not obligated to make nor bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, directly or indirectly, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.  SPAC does not directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity, other than Merger Sub 1.

Section 5.5.          Litigation and Proceedings.  There are no pending or, to the knowledge of SPAC, threatened Legal Proceedings against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such).  There are no investigations or other inquiries pending or, to the knowledge of SPAC, threatened by any Governmental Authority, against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such).  There is no outstanding Governmental Order imposed upon SPAC, nor are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC.  As of the date hereof, each of SPAC is in compliance with all applicable Laws in all material respects.  Since September 2, 2020, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to SPAC.

Section 5.6.          SEC Filings.  SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since March 10, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, including all exhibits and schedules and documents incorporated by reference therein, the “SPAC SEC Filings”).  Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes‑Oxley Act and the rules and regulations promulgated thereunder applicable to such SPAC SEC Filing.  As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), none of the SPAC SEC Filings contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to SPAC SEC Filings.  To the knowledge of SPAC, none of SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.7.          Internal Controls; Listing; Financial Statements.  (a) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a‑15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.  Since March 10, 2021, SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a‑15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b)          Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(c)          Since March 10, 2021, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.  The SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Market.  There is no Legal Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such Person to deregister the SPAC Class A Ordinary Shares or prohibit or terminate the listing of the SPAC Class A Ordinary Shares on the Nasdaq Market.

(d)          The financial statements of SPAC included in the SPAC SEC Filings, including all notes and schedules thereto (the “SPAC Financial Statements”), complied in all material respects when filed, or if amended prior to the date hereof, as of the date of such amendment, with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods covered (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Rule 10‑01 of Regulation S‑X of the SEC) and fairly present in all material respects in accordance with the applicable requirements of GAAP (except as may be indicated in the notes thereto, subject, in the case of the unaudited statements, to normal year‑end audit adjustments that are not material) the financial position of SPAC, as of their respective dates, and the results of operations and cash flows of SPAC, for the periods presented therein.

(e)          There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b‑7 under the Exchange Act) or director of SPAC.  SPAC has not taken any action prohibited by Section 402 of the Sarbanes‑Oxley Act.

(f)          Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

Section 5.8.          Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the Plan of Merger or the consummation of the Transactions, except for (i) the filing of the Registration Statement with the SEC and the SEC’s declaration of effectiveness of the Registration Statement, (ii) the filings, submissions and approvals contemplated by Section 10.10, (iii) the filing of the Cayman Merger Documents with the Cayman Registrar in accordance with the Cayman Statute and the filing of the First Certificate of Merger with, and the acceptance thereof for filing by, the Secretary of State of the State of Delaware in accordance with the DGCL, (iv) the filing of the Second Certificate of Merger with, and the acceptance thereof for filing by, the Secretary of State of the State of Delaware in accordance with the DGCL, (v) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to perform or comply with on a timely basis any material obligation of SPAC under this Agreement or to consummate the Transactions and (vi) as otherwise disclosed on Section 5.8 of SPAC Disclosure Letter.

Section 5.9.          Trust Account.  As of the date of this Agreement, SPAC has at least $287,500,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a‑7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 11, 2021, between SPAC and Continental Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”) (the “Trust Agreement”).  There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in SPAC SEC Filings to be inaccurate or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares in connection with any SPAC Share Redemption, the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions and any other amounts set forth on Section 5.9 of the SPAC Disclosure Letter) to any portion of the proceeds in the Trust Account.  Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions.  There are no claims or proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account.  SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder.  As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Merger Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions.  To SPAC’s knowledge, as of the date hereof, following the Merger Effective Time, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder is exercising an SPAC Share Redemption.  As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.10.          Investment Company Act; JOBS Act.  SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.  SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act and a “smaller reporting company” (as defined in 17 CFR § 229.10(f)(1)).

Section 5.11.          Absence of Changes.  Since September 2, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 5.10 of SPAC Disclosure Letter, SPAC has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.12.          No Undisclosed Liabilities.  Except as set forth on Section 5.11 of SPAC Disclosure Letter, as of the date of this Agreement, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgement against, SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on SPAC’s financial statements in SPAC SEC Filings or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in SPAC SEC Filings in the ordinary course of business, consistent with past practice, (c) that will be discharged or paid off to or at the Closing, or (d) any other liabilities and obligations which are not, individually or in the aggregate, material to SPAC.

Section 5.13.          Capitalization of SPAC.  (a) As of the date of this Agreement, the authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, 28,750,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 SPAC Class B Ordinary Shares, of which 7,187,500 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement.  The foregoing represents all of the issued and outstanding shares in the capital of SPAC as of the date of this Agreement.  All issued and outstanding SPAC Ordinary Shares (i) have been duly authorized and validly issued and are fully paid and non‑assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities to which SPAC is a party or otherwise bound; and (iii) have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.

(b)          Subject to the terms and conditions of the Warrant Agreement and conversion pursuant to this Agreement, SPAC Warrants will be exercisable after giving effect to the Merger for one SPAC Ordinary Share at an exercise price of eleven Dollars fifty cents ($11.50) per share.  As of the date of this Agreement, 7,187,500 SPAC Ordinary Warrants and 5,166,667 SPAC Private Placement Warrants are issued and outstanding.  All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.  Except for SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares.

(c)          Except as set forth in this Section 5.13 or as contemplated by this Agreement or the other documents contemplated hereby, SPAC has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Ordinary Shares, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any SPAC Ordinary Shares or the value of which is determined by reference to SPAC Ordinary Shares, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Ordinary Shares.

Section 5.14.          Brokers’ Fees.  Except fees described on Section 5.14 of SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates.

Section 5.15.          Indebtedness.  SPAC has no Indebtedness.

Section 5.16.          Taxes.

(a)          All material U.S. federal, state, local and non‑U.S. income and other material Tax Returns required to be filed by SPAC (taking into account any applicable extensions) have been timely filed, and all such Tax Returns (taking into account all amendments thereto) are true, complete and complete in all material respects.

(b)          SPAC has not extended the statute of limitations for assessment, collection or other imposition of any material Tax (other than pursuant to an extension of time to file a Tax Return of not more than seven months obtained in the ordinary course of business), which extension is currently in effect.

(c)          SPAC has paid all material amounts of Taxes (whether or not shown on any Tax Return) that are due and payable by SPAC, except with respect to matters contested in good faith by appropriate proceedings and with respect to which adequate reserves have been made in accordance with GAAP.

(d)          SPAC has withheld or collected and paid to the proper Governmental Authority or other Person all material Taxes required to be withheld, collected or paid by it and has complied in all material respects with all information reporting and backup withholding provisions of applicable Law.  All individuals characterized and treated by SPAC as consultants or independent contractors for Tax purposes are properly treated as independent contractors under all applicable Tax Laws, in all material respects.

(e)          Except for Permitted Liens, there are no material Liens for Taxes upon the property or assets of SPAC.

(f)          SPAC has not received from any Governmental Authority any written notice of any threatened, proposed, or assessed material deficiency for Taxes of SPAC, except for such deficiencies that have been satisfied by payment, settled or withdrawn.

(g)          No material audit or other proceeding by any Governmental Authority is in progress with respect to any Taxes due from SPAC, and SPAC has not received written notice from any Governmental Authority that any such audit or proceeding is contemplated or pending.

(h)          SPAC has not made a request for a private letter ruling, a request for administrative relief, an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority, in each case, with respect to any material Taxes.

(i)          SPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax‑free treatment under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years.

(j)          SPAC (i) is not liable for Taxes of any other Person under Treasury Regulations Section 1.1502‑6 or any similar provision of state, local or non‑U.S. Tax Law or as a transferee or successor, (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for income Tax purposes, and (iii) is not a party to or bound by any Tax Sharing Agreement.

(k)          SPAC has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011‑4(b) or any similar provision of applicable Law, or UK disclosure of tax avoidance schemes legislation.

(l)          No material written claim has been made by any Governmental Authority in a jurisdiction where SPAC does not pay a particular type of Tax or file a particular type of Tax Return that it is or may be required to file such type of Tax Return or pay such type of Tax.

(m)          SPAC will not be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any material adjustment under Section 481 of the Code (or any similar provision of state, local or non‑U.S. Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non‑U.S. Law) or open transaction disposition, in each case, made by SPAC prior to the Closing, (ii) prepaid amount received or deferred revenue realized or received by SPAC prior to the Closing outside the ordinary course of business, (iii) change in method of accounting of SPAC for a taxable period (or portion thereof) ending on or prior to the Closing Date made or required to be made prior to the Closing or (iv) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non‑U.S. Law) executed by the Company or its Subsidiaries prior to the Closing.

(n)          SPAC has not (i) deferred any Taxes under Section 2302 of the CARES Act, (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001‑7003 of the Families First Coronavirus Response Act, as may be amended, or (iii) applied for or received any loan under the Paycheck Protection Program under the CARES Act.

(o)          Before giving effect to the Domestication, SPAC has not been and is not treated as an “expatriated entity” as defined in Section 7874(a)(2)(A) of the Code, as a “surrogate foreign corporation” as defined in Section 7874(a)(2)(B) of the Code or otherwise as a domestic corporation as a result of the application of Section 7874(b) of the Code.

(p)          SPAC is resident for net income tax purposes solely in the country in which it is incorporated (and political subdivisions thereof).  SPAC does not have a permanent establishment or branch for net income tax purposes outside the country of its incorporation.

Section 5.17.          Business Activities.  (a) Since the date of its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination.  Except as set forth in SPAC’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b)          Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.  Except for this Agreement and the Ancillary Agreements and the Transactions, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c)          As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and the Transactions (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC or any of its Subsidiaries after the date hereof in excess of $250,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.  As of the date hereof, the amount outstanding under any Working Capital Loans is set out in Section 5.17 of the SPAC Disclosure Letter.

Section 5.18.          Nasdaq Listing; Securities Registration.  The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Market under the symbol “SPKB”.  The issued and outstanding SPAC Ordinary Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Market under the symbol “SPKBW”.  SPAC is in compliance in all material respects with the applicable rules and regulations of Nasdaq.  As of the date hereof, there is no Action pending, or to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister any SPAC Class A Ordinary Shares or SPAC Ordinary Warrants or to prohibit or terminate the listing of any SPAC Class A Ordinary Shares or SPAC Ordinary Warrants on the Nasdaq Market.  Neither SPAC nor any of its Affiliates has taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.19.          Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.  On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to SPAC Shareholders and certain or all of the Company Shareholders (including as a component of an information statement or other shareholder disclosure to Company Shareholders in connection with the Transactions), as applicable, and at the time of SPAC Extraordinary General Meeting, the Proxy Statement/Registration Statement and the Proxy Statement or Company Shareholder disclosure, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished to SPAC by or on behalf of HoldCo or the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.20.          No Outside Reliance.  Notwithstanding anything contained in this Article 5 or any other provision hereof, SPAC and any of its directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that SPAC has made its own investigation of the Company and that neither the Company, HoldCo, Merger Sub 2, nor any of their respective Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article 4, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by SPAC or its representatives) or reviewed by SPAC pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to SPAC or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article 4 of this Agreement.  Except as otherwise expressly set forth in this Agreement, SPAC understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article 4, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.21.          No Additional Representation or Warranties.  Except as provided in this Article 5, Article 7 or as set forth in any Ancillary Agreement, neither SPAC nor any of its Affiliates, nor any of its directors, managers, officers, employees, direct or indirect shareholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, Merger Sub 2, HoldCo or their respective Affiliates and no such Person shall be liable in respect of the accuracy or completeness of any information provided to the Company, Merger Sub 2, HoldCo or their respective Affiliates.  Without limiting the foregoing, the Company acknowledges that the Company, Merger Sub 2 and HoldCo and their advisors, have made their own investigation of SPAC and, except as provided in this Article 5, Article 7 or as set forth in any Ancillary Agreement, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC or any of its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of its directors, officers, employees, shareholders, partners, members or representatives or otherwise.

Section 5.22.          Affiliate Transactions.  Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non‑disclosure or confidentiality Contract entered into in connection with the “wall‑crossing” of SPAC Shareholders, any Ancillary Agreement or any Contract that is an exhibit to the SPAC SEC Filings or described therein, (a) there are no transactions or Contracts, or series of related transactions or Contracts, between SPAC or Merger Sub 1, on the one hand, and (i) the Sponsor, (ii) any Affiliate of SPAC or the Sponsor, (iii) any officer, director or manager of SPAC, the Sponsor or any Affiliate of SPAC or the Sponsor, (iv) any beneficial owner (as defined in Rule 13d‑3 under the Exchange Act) of ten percent (5%) or more of the SPAC Ordinary Shares or (v) to the knowledge of SPAC, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b‑2 and Rule 16a‑1 of the Exchange Act), on the other hand (each Person identified in any of the foregoing clauses (i) through (v), a “SPAC Related Party”), nor is any Indebtedness owed by or to SPAC or Merger Sub 1, on the one hand, to or by any SPAC Related Party, and (b) to the knowledge of SPAC, no SPAC Related Party owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material asset or property that SPAC uses, owns or leases (other than through any equity interest in SPAC) or (ii) any customer, vendor or other material business relation of SPAC or Sponsor.

ARTICLE 6
Representations and Warranties of Holdco and Merger Sub 2

Each of HoldCo and Merger Sub 2 hereby represents and warrants to SPAC as follows:

Section 6.1.          Corporate Organization.  Each of HoldCo and Merger Sub 2 is a company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of HoldCo and Merger Sub 2 is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent HoldCo or Merger Sub 2, as applicable, from performing its obligations under this Agreement and any Ancillary Agreement to which it is a party.

Section 6.2.          Certificate of Incorporation and Bylaws.  Each of HoldCo and Merger Sub 2 has heretofore furnished to SPAC complete and correct copies of the HoldCo Organizational Documents and the Governing Documents of Merger Sub 2. Each of the HoldCo Organizational Documents and the Governing Documents of Merger Sub 2 is in full force and effect, and neither HoldCo nor Merger Sub 2 is in violation of any of the provisions of such Governing Documents.

Section 6.3.          Capitalization.

(a)          As of the date of this Agreement, the authorized capital stock of HoldCo consists of one (1) share of common stock of HoldCo, par value $0.0001 per share. The sole issued and outstanding share of capital stock of HoldCo (i) has been duly authorized and validly issued and is fully paid and non‑assessable, (ii) has been offered, sold and issued in compliance with applicable Law, including applicable securities Laws, and all requirements set forth in (1) the HoldCo Organizational Documents as then in effect and (2) any other applicable Contracts governing the issuance of such securities to which HoldCo is a party or otherwise bound, (iii) has not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the HoldCo Organizational Documents as then in effect or any Contract to which HoldCo is a party or otherwise bound and (iv) is free and clear of any Liens, other than restrictions on transfer arising under applicable securities Laws, and other than as set out in the HoldCo Organizational Documents.

(b)          As of the date hereof and as of immediately prior to the Merger Effective Time, the authorized share capital of Merger Sub 2 consists of one (1) share of Merger Sub 2 Common Stock.

(c)          As of the date hereof, Merger Sub 2 does not own any equity interests in any other Person.

(d)          The shares constituting the Merger Consideration being delivered by HoldCo hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the HoldCo Organizational Documents.  The HoldCo Common Stock constituting the Merger Consideration being delivered by HoldCo hereunder will be issued in compliance with all applicable securities Laws and other applicable Laws and will not be subject to or give rise to any preemptive rights or rights of first refusal.

(e)          Except as contemplated by this Agreement and the Ancillary Agreements, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of HoldCo or obligating HoldCo to issue or sell any shares in the capital of, or other equity interests in, HoldCo, (ii) HoldCo is not a party to, or otherwise bound by, and HoldCo has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) there are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the HoldCo Ordinary Shares or any of the equity interests or other securities of HoldCo.  As of the date hereof, except for Merger Sub 2, HoldCo does not own any equity interests in any other Person.  As of the date hereof, Merger Sub 2 does not own any equity interests in any other Person.

Section 6.4.          Authority Relative to This Agreement.  Each of HoldCo and Merger Sub 2 has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions on the terms and subject to the conditions set forth herein.  The execution and delivery of this Agreement and such Ancillary Agreements by each of HoldCo and Merger Sub 2 have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of HoldCo or Merger Sub 2 are necessary to authorize the execution and delivery by each of HoldCo and Merger Sub 2 of this Agreement and such Ancillary Agreements or the consummation by each of HoldCo and Merger Sub 2 of the Transactions.  Each of this Agreement and each such Ancillary Agreement has been duly and validly executed and delivered by HoldCo and Merger Sub 2 and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of HoldCo or Merger Sub 2, as applicable, enforceable against HoldCo or Merger Sub 2, as applicable, in accordance with its terms.

Section 6.5.          No Conflict; Required Filings and Consents.  (a) The execution and delivery by each of HoldCo and Merger Sub 2 of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by HoldCo and Merger Sub 2 will not, (i) conflict with or violate the HoldCo Organizational Documents or the Governing Documents of Merger Sub 2, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.5(b) have been obtained and all filings and obligations described in Section 6.5(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to HoldCo or Merger Sub 2 or by which any of their respective property or assets is bound or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of HoldCo or Merger Sub 2 pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of HoldCo or Merger Sub 2 is a party or by which HoldCo or Merger Sub 2 or any of their respective property or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of HoldCo or Merger Sub 2 to enter into and perform their obligations under this Agreement.

(a)          The execution and delivery by HoldCo and Merger Sub 2 of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by HoldCo or Merger Sub 2, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, “Blue Sky” Laws and state takeover laws and the filing and recordation of the Second Certificate of Merger with the Secretary of State of the State of Delaware, as the case may be and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent HoldCo and Merger Sub 2 from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.6.          Compliance.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of HoldCo or Merger Sub 2 to enter into and perform their obligations under this Agreement, neither HoldCo nor Merger Sub 2 is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to HoldCo or Merger Sub 2 or by which any property or asset of HoldCo or Merger Sub 2 is bound, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which HoldCo or Merger Sub 2 is a party or by which HoldCo or Merger Sub 2 or any property or asset of HoldCo or Merger Sub 2 is bound.  HoldCo and Merger Sub 2 are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for HoldCo and Merger Sub 2 to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 6.7.          Board Approval; Vote Required.  (a) The HoldCo Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement and the Transactions are fair to and in the best interests of HoldCo the Company (as the sole stockholder of HoldCo), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that the Company (as the sole stockholder of HoldCo) approve and adopt this Agreement and approve the Transaction and directed that this Agreement and the Transactions be submitted for consideration by the Company as the sole stockholder of HoldCo.

(b)          On or prior to the date hereof, the Company, as the sole stockholder of HoldCo, has approved and adopted this Agreement and has approved the Transactions, and no other vote or consent of the holders of any class or series of share capital of HoldCo is necessary to approve this Agreement or any of the Transactions.

(c)          The Merger Sub 2 Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub 2 and HoldCo (as the sole stockholder of Merger Sub 2), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that HoldCo (as the sole stockholder of Merger Sub 2) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by HoldCo (as the sole stockholder of Merger Sub 2).

(d)          On or prior to the date of this Agreement, HoldCo, as the sole stockholder of Merger Sub 2, has approved and adopted this Agreement and has approved the Transactions, and no other vote or consent of the holders of any class or series of share capital of Merger Sub 2 is necessary to approve this Agreement or any of the Transactions.

Section 6.8.          No Prior Operations of HoldCo or Merger Sub 2.  (a) Each of HoldCo and Merger Sub 2 was formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which it is, or is contemplated to be, a party and engaging in the Transactions.  Since the date of its incorporation, neither HoldCo nor Merger Sub 2 has engaged in any business or activities whatsoever or incurred any liabilities, except in connection with this Agreement or the Ancillary Agreements or in furtherance of the Transactions contemplated hereby and thereby.  Neither HoldCo nor Merger Sub 2 has any employees or liabilities under any employee benefit plan of any type, character, nature or description.  Neither Holdco nor Merger Sub 2 holds, nor has held since its formation, any assets (other than, in the case of Holdco, the stock of Merger Sub 2) and neither will conduct any business activities or other operations of any kind (other than administrative or ministerial activities) or acquire any assets other than in connection with the Transactions contemplated hereby.

Section 6.9.          No Indebtedness.  Except in connection with this Agreement or the Ancillary Agreements or as expressly contemplated hereby and thereby, Holdco has not incurred or assumed any Indebtedness.  Merger Sub 2 has not incurred or assumed any Indebtedness.

Section 6.10.          Brokers’ Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of HoldCo or Merger Sub 2.

Section 6.11.          Information Supplied.  None of the information relating to HoldCo or Merger Sub 2 supplied by HoldCo or Merger Sub 2 specifically in writing for inclusion in the Proxy Statement/Registration Statement will, as of the date on which the Registration Statement is declared effective (and in the case of any amendment thereto, at the time of such amendment), as of the date the Proxy Statement/Prospectus (or any amendment thereto) is first mailed to SPAC Shareholders, at the time of the SPAC Extraordinary General Meeting and at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that HoldCo and Merger Sub 2 make no representation with respect to any forward‑looking statements supplied by or on behalf of HoldCo or Merger Sub 2 for inclusion in, or relating to information to be included in, the Proxy Statement/Registration Statement.

Section 6.12.          No Additional Representations or Warranties.  Except as provided in this Article 6, Article 4 or as set forth in any Ancillary Agreement, none of HoldCo, Merger Sub 2 or any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to SPAC, Merger Sub 1, the Sponsor or any of their respective Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to SPAC, Merger Sub 1, the Sponsor or any of their respective Affiliates.  Without limiting the foregoing, SPAC acknowledges that SPAC, Merger Sub 1, the Sponsor and their advisors, have made their own investigation of HoldCo and Merger Sub 2 and, except as provided in this Article 6, Article 4 or as set forth in any Ancillary Agreement, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of HoldCo or Merger Sub 2, the prospects (financial or otherwise) or the viability or likelihood of success of the business of HoldCo or any of its Subsidiaries as conducted after the Closing, as contained in any materials provided by HoldCo or any of its Affiliates or any of its directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE 7
Representations and Warranties of Merger Sub 1

Merger Sub 1 hereby represents and warrants to the Company as follows:

Section 7.1.          Corporate Organization.  Merger Sub 1 is a company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub 1 is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Merger Sub 1 from performing its obligations under this Agreement, the Plan of Merger and any Ancillary Agreement to which it is a party.  Merger Sub 1 is, and has been since formation, a corporation for U.S. federal income tax purposes.

Section 7.2.          Certificate of Incorporation and Bylaws.  Merger Sub 1 has heretofore furnished to the Company complete and correct copies of the Governing Documents of Merger Sub 1.  Each of the Governing Documents of Merger Sub 1 is in full force and effect, and Merger Sub 1 is not in violation of any of the provisions of its Governing Documents.

Section 7.3.          Capitalization.

(a)          As of the date hereof and as of immediately prior to the Domestication Effective Time, the authorized share capital of Merger Sub 1 consists of 1,000 shares of Merger Sub 1 Common Stock.

(b)          As of the date hereof, Merger Sub 1 does not own any equity interests in any other Person.

Section 7.4.          Authority Relative to This Agreement.  Merger Sub 1 has all necessary power and authority to execute and deliver this Agreement, the Plan of Merger and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions on the terms and subject to the conditions set forth herein.  The execution and delivery of this Agreement, the Plan of Merger and such Ancillary Agreements by Merger Sub 1 have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Merger Sub 1 are necessary to authorize the execution and delivery of this Agreement, the Plan of Merger and such Ancillary Agreements or the consummation by Merger Sub 1 of the Transactions.  Each of this Agreement, the Plan of Merger and each such Ancillary Agreement has been duly and validly executed and delivered by Merger Sub 1 and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of Merger Sub 1, enforceable against Merger Sub 1 in accordance with its terms.

Section 7.5.          No Conflict; Required Filings and Consents.  (a) The execution and delivery by Merger Sub 1 of this Agreement, the Plan of Merger and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement, the Plan of Merger and each such Ancillary Agreement by Merger Sub 1 will not, (i) conflict with or violate the Governing Documents of Merger Sub 1, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 7.5(b) have been obtained and all filings and obligations described in Section 7.5(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Merger Sub 1 or by which any of its property or assets is bound or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Merger Sub 1 pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub 1 is a party or by which Merger Sub 1 or any of its property or assets is bound, except, with respect to clauses (i) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Sub 1 to enter into and perform its obligations under this Agreement.

(b)          The execution and delivery by Merger Sub 1 of this Agreement, the Plan of Merger and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement, the Plan of Merger and each such Ancillary Agreement by Merger Sub 1 will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, “Blue Sky” Laws and state takeover laws and the filing and recordation of the First Certificate of Merger with the Secretary of State of the State of Delaware, as the case may be and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent HoldCo and Merger Sub 2 from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 7.6.          Compliance.  Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Sub 1 to enter into and perform their obligations under this Agreement and the Plan of Merger, Merger Sub 1 is not, and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to Merger Sub 1 or by which any property or asset of Merger Sub 1 is bound, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub 1 is a party or by which Merger Sub 1 or any property or asset of Merger Sub 1 is bound.  Merger Sub 1 is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Merger Sub 1 to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 7.7.          Board Approval; Vote Required.

(a)          The Merger Sub 1 Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Plan of Merger and the Transactions are fair to and in the best interests of Merger Sub 1 and SPAC (as the sole stockholder of Merger Sub 1), (ii) approved this Agreement, the Plan of Merger and the Transactions and declared their advisability and (iii) recommended that SPAC (as the sole stockholder of Merger Sub 1) approve and adopt this Agreement and the Plan of Merger and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by SPAC (as the sole stockholder of Merger Sub 1).

(b)          On or prior to the date of this Agreement, SPAC, as the sole stockholder of Merger Sub 1, has approved and adopted this Agreement and the Plan of Merger and has approved the Transactions, and no other vote or consent of the holders of any class or series of share capital of Merger Sub 1 is necessary to approve this Agreement, the Plan of Merger or any of the Transactions.

Section 7.8.          No Prior Operations of Merger Sub 1.  (a) Merger Sub 1 was formed for the sole purposes of entering into this Agreement, the Plan of Merger and the Ancillary Agreements to which it is, or is contemplated to be, a party and engaging in the Transactions.  Since the date of its incorporation, Merger Sub 1 has not engaged in any business or activities or held any assets whatsoever (other than assets with nominal value contributed upon formation) or incurred any liabilities, except in connection with this Agreement or the Ancillary Agreements or in furtherance of the Transactions contemplated hereby and thereby and it will not conduct any business activities or other operations of any kind (other than administrative or ministerial activities) or acquire any assets other than in connection with the Domestication Merger.  Merger Sub 1 does not have any employees or liabilities under any employee benefit plan of any type, character, nature or description.

Section 7.9.          No Indebtedness.  Merger Sub 1 has not incurred or assumed any Indebtedness.

Section 7.10.          Brokers’ Fees.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub 1.

Section 7.11.          Information Supplied.  None of the information relating to Merger Sub 1 supplied by Merger Sub 1 specifically in writing for inclusion in the Proxy Statement/Registration Statement will, as of the date on which the Registration Statement is declared effective (and in the case of any amendments thereto, at the time of such amendments), as of the date the Proxy Statement/Prospectus (or any amendment thereto) is first mailed to SPAC Shareholders, at the time of the SPAC Extraordinary General Meeting and at the Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Merger Sub 1 makes no representation with respect to any forward‑looking statements supplied by or on behalf of Merger Sub 1 for inclusion in, or relating to information to be included in the Proxy Statement/Registration Statement.

Section 7.12.          No Additional Representations or Warranties.  Except as provided in this Article 7, Article 5 or as set forth in any Ancillary Agreement, neither Merger Sub 1 nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, direct or indirect equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company, Merger Sub 2, HoldCo or any of their respective Affiliates, and no such Person shall be liable in respect of the accuracy or completeness of any information provided to the Company, Merger Sub 2, HoldCo or any of their respective Affiliates.  Without limiting the foregoing, the Company acknowledges that the Company, Merger Sub 2 and HoldCo and their advisors, have made their own investigation of Merger Sub 1 and, except as provided in this Article 7, Article 5 or as set forth in any Ancillary Agreement, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Merger Sub 1, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Merger Sub 1 as conducted after the Closing, as contained in any materials provided by Merger Sub 1 or any of its Affiliates or any of its directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE 8
Covenants of The Company, Holdco and Merger Sub 2

Section 8.1.          Conduct of Business.  (a) From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article 12 (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except for any Permitted Action or as set forth on Section 8.1(a) of the Company Disclosure Letter or as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or as explicitly contemplated in connection with the Transactions or required by Law or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to operate the business of the Company in the ordinary course, including using commercially reasonable efforts to (x) preserve the business of the Company and its Subsidiaries, (y) maintain the services of the officers and employees of the Company and its Subsidiaries and (z) maintain the existing business relationships of the Company and its Subsidiaries.  Without limiting the generality of the foregoing, except as set forth on Section 8.1(a) of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law or in connection with any Permitted Action:

(i)          change or amend the Governing Documents of the Company or any of its Subsidiaries;

(ii)          split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company Shares or other equity interests in a manner that would increase the aggregate number of shares of HoldCo Common Stock issuable pursuant to Section 2.2(e) or Section 3.5(b) or subject to HoldCo Options issuable pursuant to Section 3.5(a) (other than any such increase resulting from the application of the last sentence of Section 2.2(e) that is de minimis in amount);

(iii)          purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company in a manner that would increase the aggregate number of shares of HoldCo Common Stock issuable pursuant to Section 2.2(e) or Section 3.5(b) or subject to HoldCo Options issuable pursuant to Section 3.5(a) (other than any such increase resulting from the application of the last sentence of Section 2.2(e) that is de minimis in amount), except for (i) the acquisition by the Company of any shares of capital stock, membership interests or other equity interests of the Company or of any Company Options in connection with the repurchase, forfeiture or cancellation of such interests or Company Options, (ii) the acquisition by the Company of shares of Company Shares in connection with the surrender of Company Shares by holders of Company Options in order to pay the exercise price of the Company Options, and (iii) the withholding of Company Shares to satisfy Tax obligations with respect to the Company Options;

(iv)          make or declare any dividend or distribution to the Company Shareholders or make any other distributions in respect of any of the Company Shares or other equity interests in the Company;

(v)          enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Material Contract, other than in the ordinary course of business or as required by Law;

(vi)          sell, assign, transfer, license, sublicense, convey, lease, covenant not to assert, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse, or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, except for (i) the sale of inventory in the ordinary course of business, (ii) dispositions of obsolete or worthless equipment, (iii) transactions among the Company and its Subsidiaries or among its Subsidiaries and (iv) transactions in the ordinary course of business;

(vii)          acquire any ownership interest in any real property;

(viii)          except in the ordinary course of business consistent with past practice or as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay (including any transaction bonus or similar compensatory arrangement) or amend or modify any of the foregoing, (ii) terminate, adopt, enter into or materially amend or grant any new awards (including equity awards) under any Company Benefit Plan or any plan, policy, practice, program, agreement or other arrangement that would be deemed a Company Benefit Plan as of the date hereof, (iii) increase the cash compensation of any current or former employee, officer, director or other individual service provider, except base compensation or cash bonus opportunity increases to any such individuals who are not directors or officers of the Company or its Subsidiaries or any other employee of the Company with target compensation in excess of $200,000 or, (iv) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, (v) hire or engage any new employee or independent contractor if such new employee or independent contractor will receive annual base compensation in excess of $275,000, or (vi) terminate the employment or engagement, other than for cause, death or disability, of any employee or independent contractor with an annual base compensation in excess of $275,000;

(ix)          acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(x)          incur, create or assume any indebtedness for borrowed money in excess of $5,000,000 in the aggregate, other than Permitted Interim Convertible Note Financing;

(xi)          take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(xii)          (A) make or change any material election in respect of Taxes, (B) amend, modify or otherwise change any filed material Tax Return in a material respect, (C) adopt or change any material accounting method in respect of Taxes, (D) enter into any material closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non‑U.S. law) or enter into any material Tax Sharing Agreement, (E) settle or consent to any material claim or assessment in respect of Taxes, (F) surrender or voluntarily allow to expire any right to claim a refund of material Taxes, (G) file any Tax Return of the Company or its Subsidiaries in a manner that is materially inconsistent with the past practices of the Company or (H) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute (other than an extension in the ordinary course of not more than seven (7) months);

(xiii)          authorize for issuance, issue, sell, transfer, encumber, dispose or deliver any equity interests in the Company (including securities exercisable for or convertible into Company Shares), other than Company Shares, or grant any additional equity or equity‑based compensation (including Company Awards), in each case, other than the grant of additional Company Options with respect to Company Shares reserved but not yet issued under the Company Incentive Plan as of the date hereof;

(xiv)          adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Transactions);

(xv)          waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises are covered by insurance or involve only the payment of monetary damages in an amount less than $300,000 (in excess of any amounts covered by insurance) in the aggregate;

(xvi)          other than in the ordinary course of business consistent with past practice, (A) sell, assign, transfer, license, sublicense, covenant not to assert, pledge, encumber, subject to a Lien (other than a Permitted Lien), or grant to, or agree to grant to, any Person rights in or to any Company IP (other than non‑exclusive licenses of Company IP granted to customers or distributors in the ordinary course of business), or (B) dispose of, cancel, abandon or permit to lapse any rights to any Company IP;

(xvii)          disclose or agree to disclose to any Person (other than SPAC or any of its representatives) any Trade Secret or any other material confidential or proprietary information, know‑how or process of the Company or any of its Subsidiaries other than in the ordinary course of business or in connection with any research or strategic partnership;

(xviii)          enter into or extend any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries, in each case, other than as required by applicable Law;

(xix)          make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 8.1(a)(xix) of the Company Disclosure Letter, in the aggregate;

(xx)          (A) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (B) grant any exclusive or similar rights to any Person, in each case, except in the ordinary course of business or where such limitation or grant does not, and would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(xxi)          enter into, amend, modify, or waive any material benefit or right under, any Company Related Party Transaction;

(xxii)          make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law; or

(xxiii)          enter into any agreement to do any action prohibited under this Section 8.1(a).

(b)          During the Interim Period, except as set forth on Section 8.1(b) of the Company Disclosure Letter or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) HoldCo and Merger Sub 2 shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as explicitly contemplated in connection with the Transactions or required by Law or in connection with any Permitted Action:

(i)          engage in any business or activity of any sort whatsoever other than in connection with the Exchange and the other Transactions or acquire or hold any assets (other than, in the case of HoldCo, the stock of Merger Sub 2) other than in connection with the Exchange and the other Transactions;

(ii)          amend or otherwise change the HoldCo Organizational Documents or organizational documents of Merger Sub 2 except as otherwise required to implement the Transactions;

(iii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the HoldCo Common Stock except as otherwise required to implement the Transactions;

(v)          issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of HoldCo or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of HoldCo or of Merger Sub 2;

(vi)          liquidate, dissolve, reorganize or otherwise wind up the business and operations of HoldCo or of Merger Sub 2;

(vii)          amend any agreement pursuant to which the Exchange will be effected;

(viii)          permit any Company Shareholder who acquires HoldCo Stock pursuant to the Initial Exchange to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of such HoldCo Stock, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of HoldCo Stock;

(ix)          transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Shares acquired pursuant to the Exchange and any such attempted action shall be null and void;

(x)          acquire or hold any equity securities or rights thereto in any other Person, other than the Company, Merger Sub 2, SPAC and SPAC Successor, in each case, in accordance with the applicable provisions set forth in Article 2 and Article 3;

(xi)          take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(xii)          enter into any agreement or otherwise make a binding commitment to do any of the actions prohibited by this Section 8.1(b).

Section 8.2.          Inspection.  The Company shall, and shall cause its Subsidiaries to, afford to SPAC and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such a manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, and solely for purposes in furtherance of the Transactions, to all of their respective properties (other than for purposes of performing any testing, sampling or analysis of any properties, facilities or equipment of the Company or any of its Subsidiaries), books (including, but not limited to, Tax Returns and work papers of, and correspondence with, the Company’s independent auditors), Contracts, commitments, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries, to the extent then available, as such representatives may reasonably request, except, in each case, to the extent that the Company reasonably determines that providing such access or data or information would (a) unreasonably disrupt the normal operations of the Company or any of its Subsidiaries, (b) violate any contractual or legal duty or obligation to which the Company or any of its Subsidiaries is subject, (c) result in the loss of the ability of the Company or any of its Subsidiaries to assert successfully or seek the application of attorney‑client privilege or the work‑product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which the Company, HoldCo, Merger Sub 2 or any of their respective Affiliates, on the one hand, and SPAC, Merger Sub 1 or any of their respective Affiliates, on the other hand, are adverse parties; provided that for purposes of the foregoing clauses (a), (b) and (c), to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation, preserves such privilege or avoids such adverse consequence, as applicable.  All information obtained by SPAC or their respective representatives pursuant to this Section 8.2 shall be subject to the Confidentiality Agreement.

Section 8.3.          Preparation and Delivery of Additional Company Financial Statements. The Company shall use reasonable best efforts to deliver to SPAC (a) as promptly as reasonably practicable following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement that occurs prior to the Closing Date, any financial statements of the Company and its consolidated subsidiaries (other than the Financial Statements) that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement, including the audited consolidated balance sheets and statements of operations, comprehensive loss, convertible preferred shares and shareholders’ equity (deficit) and cash flows of the Company and its consolidated subsidiaries as of and for the year ended December 31, 2021 (the “Closing Company Financial Statements”), and (b) such other financial information and statements (other than the Financial Statements and the Closing Company Financial Statements) as are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement. The Company shall use its reasonable best efforts to obtain the consents of its auditors with respect to the Financial Statements, the Closing Company Financial Statements and any other financial information and statements described in the first sentence of this Section 8.3 as may be required by applicable Law or requested by the SEC.

Section 8.4.          Termination of Certain Agreements.

(a)          The Company shall take all actions necessary to cause the Company Related Party Transactions set forth on Section 8.4(a) of the Company Disclosure Letter to be terminated or settled at or prior to the Closing without further liability to HoldCo, the Company or any of the Company’s Subsidiaries. Prior to the Closing, the Company shall deliver to SPAC written evidence reasonably satisfactory to SPAC of such termination.

(b)          The SPAC shall take all actions necessary to cause any SPAC Related Party agreements as set forth on Section 8.4(b) of the SPAC Disclosure Letter to be terminated or settled at or prior to the Closing without further liability to SPAC or the Sponsor. Prior to the Closing, the SPAC shall deliver to the Company written evidence reasonably satisfactory to the Company of such termination.

Section 8.5.          Acquisition Proposals.  (a) From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 12, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to, directly or indirectly: (i) initiate, solicit or engage in any negotiations with any Person with respect to, or provide any non‑public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) execute or enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other arrangement or agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti‑takeover laws of any state, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (v) agree or otherwise commit to enter into or engage in any of the foregoing.  The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.  The Company shall promptly (and in any event within two Business Days) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of such inquiry, proposal, offer or request for information.  The Company shall promptly (and in any event within twenty‑four (24) hours) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto).

Section 8.6.          Shareholder Litigation.  In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of the Company, threatened in writing, against the Company, any of its Subsidiaries, the Company Board or any board of directors or governing body of any Subsidiary of the Company by any of the Company Shareholders prior to the Closing, the Company shall promptly notify SPAC of any such litigation and keep SPAC reasonably informed with respect to the status thereof.  The Company shall provide SPAC the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to SPAC’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.7.          Indemnification and Insurance.  (a) From and after the Merger Effective Time, HoldCo agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) SPAC (including SPAC Successor) and each of its Subsidiaries (the “SPAC Indemnified Parties” together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Merger Effective Time, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company, SPAC (including SPAC Successor) or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).  Without limiting the foregoing, HoldCo shall, and shall cause its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Merger Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of HoldCo’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are substantially identical to the applicable provisions set forth in the Second Amended and Restated HoldCo Certificate of Incorporation or that otherwise are no less favorable in the aggregate to those Persons than the provisions in the respective Governing Documents of the Company, its Subsidiaries and SPAC (including SPAC Successor), as applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) applicable to such Persons (if any), in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law or the rules and regulations of any securities exchange on which HoldCo Common Stock is listed.  HoldCo shall assume, and be liable for, each of the covenants in this Section 8.7.

(b)          For a period of six (6) years from the Merger Effective Time, HoldCo shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by SPAC’s (including SPAC Successor’s), the Company’s, HoldCo’s, Merger Sub 1’s, Merger Sub 2’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to the Company or its agents or representatives) on terms not less favorable in the aggregate than the terms of such current insurance coverage, except that in no event shall HoldCo be required to pay an annual premium for such insurance in excess of, in the case of the SPAC’s (including SPAC Successors), directors’ and officers’ liability insurance, $1,750,000, or, in the case of the Company’s directors’ and officers’ liability insurance, 350% of the annual premium payable by the Company for such insurance policies for the year ended December 31, 2021; provided, however, that (i) if the premium for such insurance would exceed such amount or such coverage is not otherwise available, then HoldCo shall purchase and maintain the maximum coverage available in the amount of, in the case of the SPAC’s (including SPAC Successors), directors’ and officers’ liability insurance, $1,750,000, or, in the case of the Company’s directors’ and officers’ liability insurance, 350% of the annual premium payable by the Company for such insurance policies for the year ended December 31, 2021, (ii) HoldCo may satisfy its obligations pursuant to the foregoing provisions of this Section 8.7(b) by causing coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable in the aggregate than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Merger Effective Time and (iii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 8.7 shall be continued in respect of such claim until the final disposition thereof.

(c)          Notwithstanding anything contained in this Agreement to the contrary, this Section 8.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on HoldCo and all successors and assigns of HoldCo.  In the event that HoldCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, HoldCo shall ensure that proper provision shall be made so that the successors and assigns of HoldCo shall succeed to the obligations set forth in this Section 8.7.

(d)          On or prior to the Closing Date, HoldCo shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with each Person who shall be a director or officer of HoldCo immediately following the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 8.8.          Actions Under Deed of Irrevocable Undertaking.

(a)          The Company shall procure that each of its directors and officers, in its capacity as the attorney-in-fact of each Company Investor, pursuant to the powers of attorney granted to such person pursuant to each Deed of Irrevocable Undertaking, and to the extent permitted thereby, in connection with and to facilitate the consummation of the Transactions contemplated by this Agreement and the applicable Ancillary Agreements, to the extent necessary or desirable, make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings (including any amendments or modifications to, waivers of, or consents in connection with, this Agreement or any applicable Ancillary Agreement), and, in general, do any and all things and take any and all action necessary or proper or convenient in connection with or to carry out the Transactions on behalf of the Company Investors (but, in each, case subject to the terms and conditions hereunder and under the applicable Deed of Irrevocable Undertaking).  From and after the date each Deed of Irrevocable Undertaking is entered into, Holdco agrees that it shall enforce any rights or benefits on behalf of SPAC under each Deed of Irrevocable Undertaking and shall not (unless previously consented to by Sponsor in writing) amend, repeal or otherwise modify any Deed of Irrevocable Undertaking.

Each of the other Parties shall be entitled to rely conclusively, without inquiry, on any document executed or purported to be executed on behalf of any Company Investor by any director or officer of the Company or Holdco and on any other decision, action, omission, consent or instruction taken or purported to be taken on behalf of any Company Investor by any director of officer of the Company or Holdco as fully binding on such Company Investor, and each of the other Parties is hereby relieved from any liability to any Person in accordance with the foregoing, all of which shall be legally binding upon the Company Investors, and no Company Investor shall have the right to object, dissent, protest or otherwise contest the same.  Notice given to the Company in accordance with the provisions of this Agreement shall constitute notice to the Company Investors for all purposes under this Agreement or, except as otherwise expressly provided therein, any Ancillary Agreement.

Section 8.9.          Registration of HoldCo Shares Issued in the Exchange.  Within thirty (30) days following the Closing Date, HoldCo shall (a) use commercially reasonable efforts to file with the SEC (at HoldCo’s expense) a registration statement for a shelf registration on Form S-1 or other appropriate form (the “Resale Registration Statement”), in each case, covering the resale of the HoldCo Common Stock (including the Earn-out Shares) acquired by the Company Shareholders pursuant to this Agreement (the “Registrable Shares”), (b) use commercially reasonable efforts to have the Resale Registration Statement declared effective as promptly as practicable after the filing thereof and (c) use commercially reasonable effort to maintain the effectiveness of the Resale Registration Statement until such Registrable Shares can be resold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”); provided, however, that HoldCo’s obligations to include the Registrable Shares of any Company Shareholder in the Resale Registration Statement are contingent upon such Company Shareholder furnishing in writing to HoldCo such information regarding such Company Shareholder or its permitted assigns and related matters as shall be reasonably requested by HoldCo to effect the registration of the Registrable Shares.  Notwithstanding the foregoing, if the SEC prevents HoldCo from including any or all of the shares proposed to be registered under the Resale Registration Statement due to limitations on the use of Rule 415 of the Securities Act, such Resale Registration Statement shall register for resale such number of Registrable Shares which is equal to the maximum number of Registrable Shares as is permitted by the SEC. In such event, the number of Registrable Shares to be registered for each Company Shareholder named in the Resale Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Registrable Shares under Rule 415 under the Securities Act, HoldCo shall amend the Resale Registration Statement or file a new Resale Registration Statement to register such Registrable Shares not included in the initial Resale Registration Statement and shall use commercially reasonable efforts to have such amendment or Registration Statement declared effective as soon as practicable after the filing thereof. As soon as is reasonably practicable upon notification by the SEC that the Resale Registration Statement has been declared effective by the SEC, HoldCo shall file the final prospectus under Rule 424 of the Securities Act.  Notwithstanding anything to the contrary in this Agreement, HoldCo shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Resale Registration Statement if it reasonably determines that in order for the Resale Registration Statement not to contain a material misstatement or omission, (i) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (ii) the negotiation or consummation of a transaction by HoldCo or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the HoldCo Board reasonably believes would require additional disclosure by HoldCo in the Resale Registration Statement of material information that HoldCo has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Resale Registration Statement would be expected, in the reasonable determination of the HoldCo Board to cause the Resale Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the good faith judgment of the majority of the HoldCo Board, such filing or effectiveness or use of such Resale Registration Statement, would be seriously detrimental to HoldCo and the majority of the HoldCo Board concludes as a result that it is essential to defer such filing; provided HoldCo shall not delay the filing or effectiveness of, or suspend the use of, the Resale Registration Statement on more than two occasions or for more than sixty (60) consecutive days, in each case, in any 12-month period.

ARTICLE 9
Covenants of SPAC

Section 9.1.          Trust Account.  Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 11, as of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in SPAC Articles of Association will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and, other than in connection with the SPAC Share Redemption, no SPAC Shareholders shall be entitled to receive any amount from the Trust Account.  At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice thereof to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement, and shall take all such other actions as are reasonably necessary, to cause the Trustee to, at the Closing, (A) pay as and when due all amounts, if any, payable to the holders of SPAC Class A Ordinary Shares pursuant to any SPAC Share Redemption, (B) pay the amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement (which amounts shall constitute SPAC Transaction Expenses) and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement (to be used for the purposes set forth in this Agreement in connection with the Transactions and for working capital and other general corporate purposes of the business following the Closing) and thereafter the Trust Account and the Trust Agreement shall terminate.

Section 9.2.          No Solicitation by SPAC.  From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article 12, SPAC shall not, and shall cause its Subsidiaries not to, and SPAC shall instruct its and their representatives, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives.  From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 9.3.          SPAC Conduct of Business.  (a) During the Interim Period, SPAC shall, except as otherwise explicitly contemplated by this Agreement (including as contemplated by the Domestication Merger), or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.  Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(i)          change, modify or amend the Trust Agreement, the Warrant Agreement or the Governing Documents of SPAC, or seek any approval from SPAC Shareholders with respect to any such change, modification or amendment, in each case except as contemplated by the Transaction Proposals;

(ii)          (x) make or declare any dividend or distribution to SPAC Shareholders or make any other distributions in respect of any of SPAC Ordinary Shares or other share capital or equity interests of SPAC, (y) split, combine, reclassify or otherwise amend any terms of any SPAC Ordinary Shares or other share capital or equity interests in SPAC, or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SPAC, other than a redemption of SPAC Class A Ordinary Shares made as part of SPAC Share Redemptions or in connection with the Domestication Merger;

(iii)          take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(iv)          make or change any material election in respect of Taxes, (A) amend, modify or otherwise change any filed material Tax Return in a material respect, (B) adopt or change any material accounting method in respect of Taxes, (C) enter into any material closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or non‑U.S. law) or enter into any material Tax Sharing Agreement, (D) settle or consent to any material claim or assessment in respect of Taxes, (E) surrender or voluntarily allow to expire any right to claim a refund of material Taxes, (F) file any Tax Return in a manner that is inconsistent with the past practices of SPAC or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute (other than an extension in the ordinary course of not more than seven (7) months);

(v)          enter into, renew or amend in any material respect any transaction or Contract with any SPAC Related Party (other than any Working Capital Loans incurred in the ordinary course of business not to exceed $1,000,000 in the aggregate);

(vi)          incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the Transactions or in support of the ordinary course operations of SPAC (which the Parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business, not to exceed $1,000,000 in the aggregate);

(vii)          (A) issue any SPAC Securities or other equity interests in SPAC (including securities exercisable for or convertible into SPAC Securities), (B) grant any options, warrants or other equity‑based awards with respect to SPAC Securities or other equity interests in SPAC, or (C) amend, modify or waive any of the material terms or rights set forth in any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii)          enter into any agreement to do any action prohibited under this Section 9.3(a).

(b)          During the Interim Period, except as set forth on Section 9.3(b) of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) Merger Sub 1 shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as explicitly contemplated in connection with the Transactions or required by Law or in connection with any Permitted Action:

(i)          engage in any business or activity of any sort whatsoever other than in connection with the Domestication Merger or acquire any assets prior to the Domestication Merger;

(ii)          amend or otherwise change the Governing Documents of Merger Sub 1 except as otherwise required to implement the Transactions;

(iii)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Merger Sub 1 Common Stock except as otherwise required to implement the Transactions;

(v)          issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Merger Sub 1 or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Merger Sub 1;

(vi)          liquidate, dissolve, reorganize or otherwise wind up the business and operations of Merger Sub 1;

(vii)          acquire or hold any equity securities or rights thereto in any other Person, other than SPAC in accordance with the applicable provisions set forth in Article 2 and Article 3;

(viii)          take, or fail to take, any action if such action, or failure to take such action, would reasonably be expected to prevent, impair or impede the Intended Tax Treatment; or

(ix)          enter into any agreement or otherwise make a binding commitment to do any of the actions prohibited by this Section 9.3(b).

(c)          During the Interim Period, each of SPAC and Merger Sub 1 shall comply with, and continue performing under, as applicable, their respective Governing Documents, the Trust Agreement, the Warrant Agreement and all other agreements or Contracts to which SPAC or Merger Sub 1 may be a party.

Section 9.4.          Inspection.  SPAC shall provide to the Company and its accountants, counsel or other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such a manner as to not materially interfere with the ordinary course of business of SPAC, and solely for purposes in furtherance of the Transactions, to all of SPAC’s books (including, but not limited to, Tax Returns and work papers of, and correspondence with, SPAC’s independent auditors), Contracts, commitments, records and appropriate officers and employees of SPAC, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of SPAC, to the extent then available, as such representatives may reasonably request, except, in each case, to the extent that SPAC reasonably determines that providing such access or data or information would (a) unreasonably disrupt the normal operations of SPAC, (b) violate any contractual or legal duty or obligation to which SPAC is subject, (c) result in the loss of the ability of SPAC to assert successfully or seek the application of attorney‑client privilege or the work‑product doctrine or (d) result in the disclosure of information reasonably pertinent to any Action in which SPAC, Merger Sub 1 or any of their respective Affiliates, on the one hand, and the Company, HoldCo, Merger Sub 2 or any of their respective Affiliates, on the other hand, are adverse parties; provided that for purposes of the foregoing clauses (a), (b) and (c), to the extent possible, the Parties shall cooperate in good faith to permit disclosure of such information in a manner that complies with such duty or obligation, preserves such privilege or avoids such adverse consequence, as applicable.

Section 9.5.          SPAC Public Filings and Financial Statements.  From the date hereof through the Merger Effective Time, SPAC will (except if, in the case of any reports to be filed or furnished in connection with the Transactions, the Company’s breach of its applicable covenants, agreements and obligations hereunder would result in SPAC’s inability to make such filings) use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws. SPAC shall use reasonable best efforts to deliver to the Company, (a) as promptly as reasonably practicable following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement that occurs prior to the Closing Date, any financial statements of SPAC and its Subsidiaries that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement, which comply in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC applicable to a registrant, in each case, as in effect as of the respective dates thereof, and (b) such other financial information and statements (including pro forma financial statements) as are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement, which comply in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the applicable accounting requirements and other rules and regulations of the SEC applicable to a registrant, in each case, as in effect as of the respective dates thereof. SPAC shall use its reasonable best efforts to obtain the consents of its auditors with respect to the financial statements included in any SPAC SEC Filing or any report described in the first sentence of this Section 9.5 and with respect to the financial statements and other financial information and statements described in the second sentence of this Section 9.5, in each case, as may be required by applicable Law or requested by the SEC.

Section 9.6.          Shareholder Litigation.  In the event that any litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of SPAC, threatened in writing, against SPAC or SPAC Board by any of the SPAC Shareholders prior to the Closing, SPAC shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof.  SPAC shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle or agree to settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE 10
Joint Covenants

Section 10.1.          Filings with Governmental Authorities.

(a)          The Parties shall cooperate in good faith with Governmental Authorities and use reasonable best efforts to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and use reasonable best efforts to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding or Action in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Domestication Merger, the Exchange, the Business Combination Merger or any of the other Transactions.

(b)          With respect to any filings with, or requests, inquiries, Actions or other proceedings by or from, any Governmental Authority, each of the Parties shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority applicable to the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions and (ii) cooperate fully with each other in the defense of such matters.  To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or written communications received by such Party or any of its Affiliates from any third party or any Governmental Authority with respect to the Transactions, and each Party shall permit counsel to the other Parties an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided that none of the Parties shall enter into any agreement with any Governmental Authority without the written consent of the other Parties.  To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.

Section 10.2.          Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)          Registration Statement and Prospectus.  (i) As promptly as practicable after the execution of this Agreement, (x) HoldCo, SPAC and the Company shall jointly prepare, and HoldCo and SPAC shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to SPAC Shareholders relating to the SPAC Extraordinary General Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) SPAC, HoldCo and the Company shall jointly prepare, and HoldCo and SPAC shall jointly file with the SEC as co‑registrants, the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the SPAC Successor Common Stock and the SPAC Successor Public Warrants to be issued in the Domestication Merger and the HoldCo Common Stock and the HoldCo Public Warrants to be issued in the Business Combination Merger or otherwise in connection with the Transactions (collectively, the “Registration Statement Securities”).  Each of the Parties shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action.  Each of the Parties agrees to furnish to the other Parties all information concerning itself, its Affiliates and its and their respective officers, directors, managers, shareholders and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8‑K pursuant to the Exchange Act in connection with the Transactions or any other statement, filing, notice or application made by or on behalf of HoldCo, SPAC, the Company or their respective Subsidiaries to any Governmental Authority or other regulatory or self‑regulatory authority of competent jurisdiction (including Nasdaq or NYSE) in connection with the Domestication Merger, the Exchange, the Business Combination Merger and the other Transactions (the “Offer Documents”).  SPAC will cause the Proxy Statement/Registration Statement to be mailed to SPAC Shareholders in accordance with applicable Law and the rules and regulations of the SEC as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act.

(ii)          Each of HoldCo, the Company and SPAC will advise the other such Parties, reasonably promptly after HoldCo, the Company or SPAC, as applicable, receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of SPAC Successor Common Stock or HoldCo Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information.  Any amendments, modification or supplements to the Proxy Statement/Registration Statement and any Offer Document shall be jointly prepared by HoldCo, SPAC and the Company and filed with the SEC.  Each Party shall provide the other Parties and their respective counsel with (A) any comments or other communications, whether written or oral, that such Party or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents as promptly as reasonably practicable after receipt of such comments or other communications and (B) a reasonable opportunity to participate in the response to such comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the other Party or its counsel in any discussions or meetings with the SEC.

(iii)          Each of HoldCo, SPAC and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to SPAC Shareholders and at the time of SPAC Extraordinary General Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)          Not in limitation, but in furtherance of the immediately preceding clause (iii), if SPAC, the Company or HoldCo discovers, at any time prior to the Merger Effective Time, any information relating to SPAC, the Company or HoldCo or any of their respective Affiliates, directors or officers which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to SPAC Shareholders.

(b)          SPAC Shareholder Approval.  SPAC shall, in accordance with applicable Law and Nasdaq rules, (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to SPAC Shareholders in compliance with applicable Law and Nasdaq rules, (ii) duly (1) give notice of and (2) convene and hold an extraordinary general meeting of SPAC Shareholders (the “SPAC Extraordinary General Meeting”) in accordance with SPAC’s Governing Documents and Nasdaq rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective under the Securities Act, and (iii) solicit proxies from the holders of SPAC Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide SPAC Shareholders with the opportunity to elect to effect a SPAC Share Redemption.  Subject to any Permitted Withdrawal, SPAC shall, through its Board of Directors, recommend to SPAC Shareholders the (A) adoption and approval of this Agreement and the consummation of the Transactions in accordance with applicable Law and exchange rules and regulations, (B) the authorization of the Plan of Merger, (C) in connection with the Domestication, the amendment of the SPAC Organizational Documents and approval of the SPAC Successor Certificate of Incorporation and SPAC Successor Bylaws, (D) approval of the change of SPAC’s name to “Silver Spike Merger Sub II, Inc.”, (E) adoption and approval of the First Certificate of Merger in accordance with the DGCL, (F) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (G) adoption and approval of any other proposals as reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with this Agreement, the Plan of Merger or the Transactions, and (H) adjournment of SPAC Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement.  SPAC Board shall not withdraw, amend, qualify or modify its recommendation to SPAC Shareholders that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to SPAC Shareholders described in the Recitals hereto, a “Modification in Recommendation”); provided that the SPAC Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation if it determines in good faith, after consultation with its outside legal counsel, that, solely on the basis of Events that first became known (or the consequences of which first became known) to the SPAC or the SPAC Board after the date of this Agreement, a failure to make a Modification in Recommendation would be reasonably likely to be inconsistent with the SPAC Board’s fiduciary duties under applicable Law (a “Permitted Withdrawal”).  SPAC shall, subject to any Permitted Withdrawal, promptly notify (and in any event, no later than three (3) Business Days prior to making any such Permitted Withdrawal or amendment, qualification or modification) the Company in writing of any determination to make any Permitted Withdrawal of its recommendation or amendment, qualification or modification of its recommendation in a manner adverse to the Company.  To the fullest extent permitted by applicable Law, (x) SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold SPAC Extraordinary General Meeting shall not be affected by any Modification in Recommendation, save for any Permitted Withdrawal, and (y) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold SPAC Extraordinary General Meeting and submit for approval the Transaction Proposals.  SPAC may only postpone or adjourn SPAC Extraordinary General Meeting (i) to solicit additional proxies for the purpose of obtaining SPAC Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to SPAC Extraordinary General Meeting; provided, that, without the consent of the Company, SPAC Extraordinary General Meeting (x) may not be postponed or adjourned to a date that is more than fifteen (15) days after the date for which SPAC Extraordinary General Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date.  SPAC agrees that it shall provide the holders of SPAC Class A Ordinary Shares the opportunity to elect redemption of such SPAC Class A Ordinary Shares in connection with the SPAC Extraordinary General Meeting, as required by SPAC’s Governing Documents.

Section 10.3.          Support of Transaction.  Without limiting any covenant contained in Article 8, or Article 9, HoldCo, SPAC (subject to its right of Permitted Withdrawal only), Merger Sub 1, Merger Sub 2 and the Company shall each, and each shall cause its Subsidiaries to, use commercially reasonable efforts to (a) obtain all material consents and approvals of third parties that any of the Parties or any of their respective Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another Parties may reasonably request to satisfy the conditions of Article 11 or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 10.4.          Tax Matters.

(a)          The Parties agree that, for U.S. federal (and, as applicable, state and local) income tax purposes, it is intended that, to the greatest extent permitted by Law, (i) the Domestication Merger shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and this Agreement is adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto, (ii) the Exchange and the Business Combination Merger, taken together, shall be treated as a transaction described in Section 351 of the Code and (iii) the Business Combination Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is adopted as a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder with respect thereto.  Neither Party is aware of any facts, circumstances or plans of which the other Party is not aware that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.  The Parties will not take any action that is not specifically contemplated by this Agreement or the Ancillary Agreements or fail to take any action, if the Parties are aware or have been advised by their Tax advisors that such action or the failure to take such action could reasonably be expected to prevent, impair or impede the Intended Tax Treatment and will not take any inconsistent position for Tax purposes unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. So long as there has not been an agreement by Sponsor, SPAC, and HoldCo (acting reasonably and in good faith) that the Intended Tax Treatment is not permitted by Law or a “determination” within the meaning of Section 1313 of the Code that the tax treatment is not permitted by Law, Holdco, the Surviving Company and each of their respective Subsidiaries shall use reasonable best efforts to comply with the covenants set forth in Annex A.

(b)          HoldCo, SPAC and the Company shall deliver to Latham and/or Davis Polk, as relevant, customary Tax representation letters reasonably satisfactory to such counsel, dated and executed as of the date the Registration Statement/Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement/Proxy Statement.

(c)          Each of the Parties agrees to use reasonable best efforts to procure that, for UK tax purposes, the Initial Exchange qualifies for the Intended U.K. Tax treatment.

(d)          On the Closing Date, (i) each of SPAC Successor and the Company shall provide HoldCo with a certification satisfying the requirements of Treasury Regulations Sections 1.897‑2(h) and 1.1445‑2(c)(3), in the case of SPAC Successor, on behalf of itself, and in the case of the Company, on behalf of each of its Subsidiaries that is classified for U.S. federal income Tax purposes as a “domestic corporation” that SPAC Successor or such Subsidiary, as applicable, is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897‑2(h)(2) and (ii) the Company shall provide to HoldCo (x) a properly signed certification in form and substance required under Treasury Regulations Section 1.1445-11T, stating that either (A) fifty percent (50%) or more of the value of the gross assets of the Company does not consist of U.S. real property interests within the meaning of Section 897 of the Code and the Treasury Regulations thereunder (“USRPIs”) or (B) ninety percent (90%) or more of the value of the gross assets of the Company does not consist of USRPIs plus cash or cash equivalents and (y) a properly completed certification from the Company pursuant to Section 1446(f) and Treasury Regulations Section 1.1446(f)-2(b)(4)(i)(B); provided, however, that if SPAC or the Company fail to deliver any such certificate, the Transactions shall nonetheless be able to close and HoldCo shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 or Section 1446, as applicable, of the Code.

(e)          All transfer, documentary, sales, use, real property, stamp duty, stamp duty reserve tax, registration and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement that are payable by SPAC, HoldCo, Merger Sub 1, Merger Sub 2, the Company or its Subsidiaries (“Transfer Taxes”) shall be borne by HoldCo and paid when due. As soon as reasonably practicable after completion of the Initial Exchange, HoldCo shall submit to HM Revenue & Customs a claim for relief from stamp duty under Section 77 of the United Kingdom Finance Act 1986. Each of the Parties shall (i) cooperate to obtain any additional confirmations from any relevant Governmental Authority in relation to Transfer Taxes that they consider (acting reasonably) to be necessary in connection with the Transactions and (ii) cooperate and file, at the expense of HoldCo, all necessary Tax Returns with respect to all such Transfer Taxes.

(f)          HoldCo will use commercially reasonable efforts after the Closing to provide the pre‑Closing SPAC Shareholders information that is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)‑3 as a result of the Domestication Merger, (ii) make the election contemplated by Treasury Regulations Section 1.367(b)‑3(c)(3) and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to SPAC for each year that SPAC is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295‑1(g)).

(g)          Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority. The Parties shall reasonably cooperate in good faith with each other and their respective counsel to document and support the Intended Tax Treatment, including providing reasonable and customary factual support letters. Further, each of the Parties shall (and shall cause its Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation may include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 10.5.          Section 16 Matters.  Prior to the Domestication Effective Time, each of HoldCo or the Company (as applicable) and SPAC shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions or dispositions of equity securities of SPAC Successor, HoldCo or SPAC, as applicable (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities), that occurs or is deemed to occur by reason of the Transactions by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b‑3 promulgated under the Exchange Act.

Section 10.6.          Form 8-K Filings.  SPAC and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement (the “Signing Press Release”). SPAC and the Company shall cooperate in good faith with respect to the prompt preparation of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), SPAC shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date (the “Announcement 8-K”). Prior to Closing, SPAC and the Company shall mutually agree upon and prepare the press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with or promptly after the Closing, HoldCo shall issue the Closing Press Release. SPAC, HoldCo and the Company shall cooperate in good faith with respect to the preparation of, and, at least five (5) days prior to the Closing, HoldCo shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by SPAC and the Company and their respective accountants (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, HoldCo shall file the Completion 8-K with the SEC.

Section 10.7.          Commercially Reasonable Efforts; Further Assurances.  Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, prior to the Closing, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering and documents, certificates, instruments and other papers that are necessary for the consummation of the Transactions), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Transactions.  The Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to send the requisite notices to or to solicit and obtain the consents of, as applicable, the contractual counterparties to the Contracts listed on Section 10.7 of the Company Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is explicitly required in accordance with the terms of the relevant Contract requiring such consent); provided, further, that the Parties acknowledge and agree that the failure to obtain any such consents is not, and shall not be, a condition to Closing.

Section 10.8.          Employee Matters.

(a)          Equity Plans.  Prior to the effectiveness of the Proxy Statement/Registration Statement, HoldCo shall approve and adopt, in each case, effective as of the Closing Date, the following documents:

(i)          an incentive equity plan with an award pool comprising a number of shares of HoldCo Common Stock equal to the sum of (A) the difference of (x) 12.5% of the Fully Diluted HoldCo Post-Closing Shares Outstanding (calculated after giving effect to all of the Transactions and this Section 10.8(a)) as of immediately following the Merger Effective Time minus (y) the number of shares of HoldCo Common Stock subject to Holdco Options substituted for Company Options that are unvested as of immediately following the Merger Effective Time plus (B) an annual “evergreen” increase equal to 4.5% of the Fully Diluted HoldCo Post-Closing Shares Outstanding (calculated after giving effect to this Section 10.8(a)) as of the final day of the immediately preceding calendar year (the “Incentive Award Plan”);

(ii)          an additional performance incentive equity plan (which, for the avoidance of doubt, shall be separate from, and in addition to, the Incentive Award Plan and any HoldCo Options) pursuant to which (A) an award, in the form of the PSU Agreement, in respect of a number of shares of HoldCo Common Stock equal to 3% of the Fully Diluted HoldCo Post-Closing Shares Outstanding (calculated after giving effect to all of the Transactions and this Section 10.8(a)) as of immediately following the Merger Effective Time will be granted to the Person identified on Section 10.8(a) of the Company Disclosure Letter (the “Founder”) or, at the discretion of the Company Board, one or more members of senior management of the Company identified by the Founder and (B) the Incentive Earn-out Units, in respect of the aggregate number of Incentive Earn-out Shares, will be granted to the Incentive Earn-out Unit Awardees in accordance with Section 2.11 (the “Performance Incentive Plan”);

(iii)          an employee stock purchase plan with an initial award pool of 2%  of the Fully Diluted HoldCo Post-Closing Shares Outstanding (calculated after giving effect to all of the Transactions and this Section 10.8(a)) as of immediately following the Merger Effective Time, an annual “evergreen” increase equal to 1% of the Fully Diluted HoldCo Post-Closing Shares Outstanding (calculated after giving effect to this Section 10.8(a)) as of the final day of the immediately preceding calendar year and otherwise with such terms as determined by Holdco following discussions in good faith with SPAC (such employee stock purchase plan, together with the Incentive Award Plan and the Performance Incentive Plan, the “Incentive Equity Plans”);

(iv)          a (A) form of stock option agreement and (B) form of restricted stock unit agreement for purposes of the Incentive Award Plan; and

(v)          a form of performance-vesting restricted stock unit agreement for purposes of the Performance Incentive Plan (a “PSU Agreement”), which shall provide for the grant of performance-vesting restricted stock units (“PSUs”) that vest as follows: (A) 25% of the PSUs shall vest and no longer be subject to forfeiture if, at any time during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Performance Vesting Period”), the HoldCo Trading Price is greater than or equal to $15.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, (B) 25% of the PSUs shall vest and no longer be subject to forfeiture if, at any time during the Performance Vesting Period, the HoldCo Trading Price is greater than or equal to $20.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, and (C) 50% of the PSUs shall vest and no longer be subject to forfeiture if, at any time during the Performance Vesting Period, the HoldCo Trading Price is greater than or equal to $30.00 for any 20 Trading Days within any period of 30 consecutive Trading Days, in each case, subject to the Founder’s continued provision of services to HoldCo or one or more of its Subsidiaries through the applicable vesting date. For the avoidance of doubt, if the vesting conditions set forth in more than one of clauses (A), (B) and (C) of the immediately preceding sentence have been satisfied at any time, then all of the PSUs subject to such satisfied vesting conditions shall immediately vest and no longer be subject to forfeiture as provided in the next succeeding sentence. If, upon the expiration of the Performance Vesting Period, the vesting of any of the PSUs has not occurred, then the applicable PSUs that failed to vest shall be automatically forfeited for no consideration.  The provisions of Section 2.10(f) and Section 2.10(g) shall apply to the PSUs, mutatis mutandis.

(b)          Notwithstanding anything in this Section 10.8(a) to the contrary, each document described in Section 10.8(a) (x) will be in a form determined by the Company following discussions in good faith with SPAC (and taking into account the advice of a compensation consultant and customary benchmarking, as appropriate) and (y) shall be distributed to SPAC not later than ten (10) Business Days prior to HoldCo’s approval and adoption thereof. As soon as reasonably practicable after the Closing and as permitted under General Instruction A.1 to Form S-8, HoldCo shall file an effective registration statement on Form S-8 with respect to the HoldCo Ordinary Shares issuable under the Incentive Equity Plans.

(c)          No Third‑Party Beneficiaries.  Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 10.8 are included for the sole benefit of SPAC, HoldCo and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, HoldCo, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date or (iii) shall confer upon any Person who is not a Party (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third‑party beneficiary or other right of any kind or nature whatsoever.

Section 10.9.          Post-Closing Directors of HoldCo.  Subject to the applicable rules and regulations of the Listing Exchange, each of SPAC, the Company and HoldCo shall take all such action within its power as may be necessary or appropriate to cause the individuals identified as directors on Section 2.8(b)(i) of the Company Disclosure Letter to be the sole directors of HoldCo and to be assigned to the classes of the HoldCo Board set forth on Section 2.8(b)(i) of the Company Disclosure Letter, in each case,  immediately following the Merger Effective Time.

Section 10.10.          Securities Listing and De‑Listing.  (a) SPAC shall use its reasonable best efforts to (i) cause the SPAC Successor Common Stock and SPAC Successor Ordinary Warrants to be approved for listing on the Nasdaq Market, subject to official notice of issuance, and (ii) satisfy any applicable initial and continuing listing requirements of Nasdaq, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the date on which the Domestication Effective Time occurs.

(b)          HoldCo and the Company shall use their respective reasonable best efforts to (i) cause the HoldCo Common Stock and HoldCo Public Warrants issuable in the Business Combination Merger and the HoldCo Common Stock that will become issuable upon the exercise of the HoldCo Public Warrants to be approved for listing on the Listing Exchange, subject to official notice of issuance, and (ii) satisfy any applicable initial and continuing listing requirements of the Listing Exchange, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing Date.

(c)          (i) SPAC shall use its reasonable best efforts to cause the SPAC Class A Ordinary Shares and SPAC Ordinary Warrants to be delisted from the Nasdaq Market (or be succeeded by the SPAC Successor Common Stock and SPAC Successor Public Warrants) as of the date on which the Domestication Effective Time occurs or as soon as practicable thereafter, and (ii) the Company, HoldCo and SPAC shall use their respective reasonable best efforts to cause the SPAC Successor Common Stock and SPAC Successor Public Warrants to be delisted from the Nasdaq Market and to terminate SPAC’s and SPAC Successor’s registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act as of the Closing Date or as soon as practicable thereafter.

Section 10.11.          Confidentiality.  From the date of this Agreement until Closing, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein (but disregarding any provision of the Confidentiality Agreement that would cause the provisions thereof to terminate, expire or otherwise cease to have binding effect prior to the Closing), and such provisions are hereby incorporated herein by reference; provided that, effective as of and subject to the consummation of the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect (other than the terms that expressly survive the termination of the Confidentiality Agreement as set forth therein) without any further action of any of the parties thereto.

ARTICLE 11
Conditions to Obligations

Section 11.1.          Conditions to Obligations of SPAC, SPAC Successor, Merger Sub 1, Holdco, Merger Sub 2, and the Company.  The respective obligations of SPAC, SPAC Successor, Merger Sub 1, HoldCo, Merger Sub 2, and the Company to consummate, or cause to be consummated, the Business Combination Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by all of such Parties), as of the Closing, of the following conditions:

(a)          the SPAC Shareholder Approval shall have been obtained;

(b)          the Domestication Merger shall have been consummated in accordance with the terms of this Agreement (the condition described in this Section 11.1(b), the “Domestication Condition”);

(c)          the Exchange shall have been completed in accordance with the terms of this Agreement (the condition described in this Section 11.1(c), the “Exchange Condition”);

(d)          the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Legal Proceeding seeking such a stop order shall have been initiated by the SEC and remain pending;

(e)          there shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Domestication Merger, the Exchange or the Business Combination Merger issued by any Governmental Authority with jurisdiction over the applicable Parties with respect to the Domestication Merger, the Exchange or the Business Combination Merger, as applicable;

(f)          SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51‑1(g)(1) of the Exchange Act) remaining after giving effect to the SPAC Share Redemption and any Financing Arrangements; and

(g)          the HoldCo Common Stock contemplated to be listed pursuant to this Agreement shall have been listed on the Listing Exchange, subject to official notice of the issuance thereof.

Section 11.2.          Conditions to Obligations of SPAC, SPAC Successor and Merger Sub 1.  The respective obligations of SPAC, SPAC Successor and Merger Sub 1 to consummate, or cause to be consummated, the Business Combination Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by such Parties), as of the Closing, of the following additional conditions:

(a)          each of the representations and warranties of the Company contained in (i) the first and second sentences of Section 4.1 (Company Organization), Section 4.3 (Due Authorization), Section 4.4(a) (No Conflict with Governing Documents), Section 4.6 (Capitalization of the Company) and Section 4.16 (Brokers’ Fees) shall be true and correct in all material respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception), in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception), and (ii) this Agreement other than the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), Section 4.3 (Due Authorization), Section 4.4(a) (No Conflict with Governing Documents), Section 4.6 (Capitalization of the Company) and Section 4.16 (Brokers’ Fees), shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be true and correct does not constitute a Company Material Adverse Effect; provided that the failure of any representation or warranty of the Company contained in this Agreement to be true and correct as of the Closing Date as a result solely of the taking or omission of any action required to be taken or omitted, as applicable, under this Agreement or any Ancillary Agreement in compliance with the provisions hereof or thereof (as they may be amended, supplemented or otherwise modified prior to the Closing in accordance with the terms hereof or thereof) shall not be taken into account in determining whether the condition set forth in this Section 11.2(a) has been satisfied;

(b)          each of the representations and warranties of HoldCo and Merger Sub 2 contained in (i) Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement), Section 6.5(a)(i) (No Conflict with Organizational Documents) and Section 6.10 (Brokers’ Fees) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, and (ii) each of the representations and warranties of HoldCo and Merger Sub 2 contained in this Agreement other than the representations and warranties made pursuant to the Section 6.1 (Corporate Organization), Section 6.3 (Capitalization), Section 6.4 (Authority Relative to this Agreement), Section 6.5(a)(i) (No Conflict with Organizational Documents) and Section 6.10 (Brokers’ Fees) shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, prevent, materially delay or materially impede consummation of any of the Transactions or otherwise prevent, materially delay or materially impede HoldCo or Merger Sub 2, as applicable, from performing its obligations under this Agreement or any Ancillary Agreement to which it is, or is contemplated to be, a party; provided that the failure of any representation or warranty of HoldCo or Merger Sub 2 contained in this Agreement to be true and correct as of the Closing Date as a result solely of the taking or omission of any action required to be taken or omitted, as applicable, under this Agreement or any Ancillary Agreement in compliance with the provisions hereof or thereof (as they may be amended, supplemented or otherwise modified prior to the Closing in accordance with the terms hereof or thereof) shall not be taken into account in determining whether the condition set forth in this Section 11.2(b)has been satisfied;

(c)          each of the covenants of the Company, HoldCo and Merger Sub 2 to be performed as of or prior to the Closing shall have been performed in all material respects; and

(d)          from the date of this Agreement there shall not have occurred a Company Material Adverse Effect, the material adverse effects of which are continuing.

Section 11.3.          Conditions to the Obligations of HoldCo, Merger Sub 2 and the Company.  The respective obligations of HoldCo, Merger Sub 2 and the Company to consummate, or cause to be consummated, the Business Combination Merger are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by such Parties), as of the Closing, of the following additional conditions:

(a)          the representations and warranties of SPAC contained in (i) the first and second sentences of Section 5.1 (SPAC Organization), Section 5.2 (Due Authorization), Section 5.3(a) (No Conflict with Governing Documents), Section 5.13 (Capitalization of SPAC) and Section 5.13 (Brokers’ Fees) shall be true and correct in all material respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception), in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception), and (ii) the first and second sentences of Section 5.1 (SPAC Organization), Section 5.2 (Due Authorization), Section 5.3(a) (No Conflict with Governing Documents), Section 5.13 (Capitalization of SPAC) and Section 5.14 (Brokers’ Fees) shall be true and correct in all respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse change or a material adverse effect, individually or in the aggregate, upon on the assets, financial condition, business or results of operations of SPAC, taken as a whole, or, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of SPAC to consummate the Domestication Merger or the Business Combination Merger;

(b)          each of the representations and warranties of Merger Sub 1 contained in (i) Section 7.1 (Corporate Organization), Section 7.3 (Capitalization), Section 7.4 (Authority Relative to this Agreement), Section 7.5(a)(i) (No Conflict with Organizational Documents) and Section 7.10 (Brokers’ Fees) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such earlier date, and (ii) this Agreement other than the representations and warranties made pursuant to Section 7.1 (Corporate Organization), Section 7.3 (Capitalization), Section 7.4 (Authority Relative to this Agreement), Section 7.5(a)(i) (No Conflict with Organizational Documents) and Section 7.10 (Brokers’ Fees) shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) at and as of such earlier date, except, in each case, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Merger Sub 1 to consummate the Domestication Merger or the Business Combination Merger;

(c)          each of the covenants of SPAC and Merger Sub 1 to be performed as of or prior to the Closing shall have been performed in all material respects; and

(d)          the amount of Closing Available Cash shall be no less than $50,000,000 (the condition described in this Section 11.3(d), the “Minimum Cash Condition”).

Section 11.4.          Frustration of Conditions.  No Party may rely on the failure of any condition set forth in this Article 11 to be satisfied if such Party’s breach of any of its obligations under this Agreement is the proximate cause of such failure.
ARTICLE 12
Termination/Effectiveness

Section 12.1.          Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a)          by written consent of the Company and SPAC;

(b)          by the Company or SPAC by written notice to the other of such Parties if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non‑appealable and remains in effect and has the effect of making consummation of the Domestication Merger, the Exchange or the Business Combination Merger illegal or otherwise permanently preventing or prohibiting consummation of the Domestication Merger, the Exchange or the Business Combination Merger; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the applicable Parties with respect to the Domestication Merger, the Exchange or the Business Combination Merger, as applicable;

(c)          by the Company or SPAC by written notice to the other of such Parties if the SPAC Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at SPAC Extraordinary General Meeting duly convened therefor or at any postponement or adjournment thereof at which the SPAC Shareholders have duly voted and the SPAC Shareholder Approval was not obtained; provided that the right to terminate this Agreement pursuant to this Section 12.1(c) shall not be available to SPAC unless SPAC has complied in all material respects with its obligations pursuant to Section 10.2(b);

(d)          by the Company by written notice to SPAC if there has been a Modification in Recommendation;

(e)          by SPAC by written notice to the Company if the Company has breached its covenant set forth in Section 8.1(a)(x) in any material respect;

(f)          by SPAC by written notice to the Company if (i) there has been any breach of any representation, warranty, covenant or agreement on the part of the Company, Merger Sub 2 or HoldCo set forth in this Agreement, in each case, such that the conditions specified in Section 11.2(a), Section 11.2(b) or Section 11.2(c), as applicable, would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, HoldCo or Merger Sub 2, as applicable, through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (or, if shorter, a period that expires three Business Days prior to the Agreement End Date), but only as long as the Company, HoldCo or Merger Sub 2, as applicable, continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before that date that is seven (7) months following the date hereof (as it may be extended in accordance with this Agreement, the “Agreement End Date”); provided that SPAC shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 12.1(f) if SPAC or Merger Sub 1 is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement which breach would cause any condition set forth in Section 11.3(a), Section 11.3(b) or Section 11.3(c), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 12.1(f) shall not be available to SPAC in the event that the breach of or failure to perform any provision of this Agreement by SPAC or Merger Sub 1 is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date; or

(g)          by the Company by written notice to SPAC if (i) there has been any breach of any representation, warranty, covenant or agreement on the part of SPAC or Merger Sub 1 set forth in this Agreement, in each case, such that the conditions specified in Section 11.3(a), Section 11.3(b) or Section 11.3(c), as applicable, would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC or Merger Sub 1, as applicable, through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (or, if shorter, a period that expires three Business Days prior to the Agreement End Date), but only as long as SPAC or Merger Sub 1, as applicable, continues to exercise such reasonable best efforts to cure such Terminating SPAC Breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to clause (i) of this Section 12.1(g) if the Company is then in breach of any of its covenants, agreements, representations or warranties contained in this Agreement which breach would cause any condition set forth in Section 11.2(a), Section 11.2(b) or Section 11.2(c), as applicable, not to be satisfied; provided, further, that the right to terminate this Agreement pursuant to clause (ii) of this Section 12.1(g) shall not be available to the Company in the event that the breach of or failure to perform any provision of this Agreement by the Company is the proximate cause of the failure of the Closing to be consummated by the Agreement End Date.

Section 12.2.          Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or any of its Affiliates, officers, directors or shareholders, other than liability of the Company, HoldCo, SPAC, Merger Sub 1 or Merger Sub 2, as the case may be, for actual fraud, except that the provisions of Section 1.2, this Section 12.2, Article 13 and (to the extent related to the foregoing) Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the termination of this Agreement shall not affect any Person’s liabilities or obligations under the Confidentiality Agreement, the SPAC Investor Support Agreement or any Deed of Irrevocable Undertaking to which such Person is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 13
Miscellaneous

Section 13.1.          Trust Account Waiver.  The Company, HoldCo and Merger Sub 2 acknowledge that SPAC is a blank check company with the powers and privileges to effect a Business Combination.  The Company, HoldCo and Merger Sub 2 further acknowledge that, as described in SPAC’s final prospectus dated March 10, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of SPAC, certain of its public shareholders and the underwriters of SPAC’s initial public offering (the “Trust Account”).  Each of the Company, HoldCo and Merger Sub 2 acknowledges that it has been advised by SPAC that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if SPAC completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus, (ii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to SPAC in limited amounts to permit SPAC to pay the costs and expenses of its liquidation and dissolution, and then to SPAC’s public shareholders and (iii) if SPAC holds a shareholder vote to amend SPAC’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of SPAC Ordinary Shares if SPAC fails to complete a Business Combination within the allotted time period, then for the redemption of any SPAC Ordinary Shares properly tendered in connection with such vote.  For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company, HoldCo and Merger Sub 2 hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided that (x) nothing herein shall serve to limit or prohibit the Company’s, HoldCo’s or Merger Sub 2’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to SPAC Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate SPAC Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company, HoldCo or Merger Sub 2 may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 13.2.          Waiver.  Any Party may, at any time prior to the Closing, (a) extend the time for the performance of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties (of another Party) that are contained in this Agreement or (c) waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

Section 13.3.          Notices.  All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail, return receipt requested, postage prepaid, (iii) when delivered by FedEx or another nationally recognized overnight delivery service or (iv) when delivered by email (unless an “undeliverable” or similar message is received with respect to each email address provided in or pursuant to this Section 13.3 for the applicable Party) (provided that any such notice or other communication delivered in the manner described in any of the preceding clauses (i), (ii) and (iii) shall also be delivered by email no later than 24 hours after being dispatched in the manner described in the preceding clause (i), (ii) or (iii), as applicable), in each case, addressed as follows:

(a)          If to SPAC or Merger Sub 1 prior to the Closing, or to SPAC after the Merger Effective Time, to:

Silver Spike Acquisition Corp. II
660 Madison Avenue
Suite 1600
New York, New York, 10065
Attention:	Greg Gentile
Email:	notices@silverspikecap.com

with copies to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
United States of America
Attention:	William J. Chudd
Lee Hochbaum
Email:	william.chudd@davispolk.com
lee.hochbaum@davispolk.com

(b)          If to the Company, HoldCo or Merger Sub 2 prior to the Closing, or to the Company, the Surviving Company or HoldCo after the Merger Effective Time, to:

c/o Eleusis Holdings Limited
99 Wall Street #2205
New York, NY 10005
Attention:	Shlomi Raz
Paul Slattery
Email:	shlomi.raz@eleusisltd.com
paul.slattery@eleusisltd.com

with copies to (which shall not constitute notice):

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:	Joshua M. Dubofsky
Haim Zaltzman
Kristen S. Grannis
Email:	josh.dubofsky@lw.com
haim.zaltzman@lw.com
kristen.grannis@lw.com

or to such other address(es) or email address(es) as the Parties may from time to time designate in writing.  Copies delivered solely to outside counsel shall not constitute notice.

Section 13.4.          Assignment.  No Party shall assign, delegate or transfer this Agreement or any part hereof (other than by operation of law as a result of the Transactions) without the prior written consent of the other Parties, and any such attempted assignment, delegation or transfer without such prior written consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 13.5.          Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective permitted successors and assigns, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties are intended third‑party beneficiaries of, and may enforce, Section 7.7, and the Non‑Recourse Persons are intended third‑party beneficiaries of, and may enforce, Section 13.16.

Section 13.6.          Expenses.  Except as otherwise set forth in this Agreement, each Party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, the Surviving Company shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of SPAC, in each of case (x) and (y), in accordance with Section 2.6(e).

Section 13.7.          Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, except to the extent mandatorily governed by (x) the Laws of the Cayman Islands or (y) the Laws of England and Wales.

Section 13.8.          Headings; Counterparts.  The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.9.          Company and SPAC Disclosure Letters.  The Company Disclosure Letter and SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein.  Any disclosure set forth in a section or subsection of a Disclosure Letter shall be deemed to be (as applicable) an exception to, or a disclosure for purposes of, the representations, warranties, covenants or agreements, as the case may be, contained in, or other provisions of, the correspondingly numbered (and, if applicable, lettered) Section or subsection of this Agreement and each other representation, warranty, covenant, agreement or other provision of this Agreement to which the relevance of such disclosure is reasonably apparent on its face.  Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with any representation, warrant, covenant or agreement contained in, or other provision of, this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 13.10.          Entire Agreement.  (i) This Agreement (together with the Company Disclosure Letter and SPAC Disclosure Letter), (ii) the SPAC Investor Support Agreement, (iii) the Deed of Irrevocable Undertaking, (iv) the Investor Rights Agreement, (v) each other agreement, certificate and instrument executed and delivered by SPAC, SPAC Successor, HoldCo, Merger Sub 1, Merger Sub 2 or the Company in connection with the transactions and specifically contemplated by this Agreement, and (vi) that certain Confidentiality Agreement, dated as of April 6, 2021, between SPAC and the Company (the “Confidentiality Agreement”) (clause (ii), (iii), (iv), (v) and (vi), each an “Ancillary Agreement” and collectively, the “Ancillary Agreements”) constitute the entire agreement among the Parties relating to the Transactions or any other matter contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions or any other matter contemplated hereby exist between the Parties or any of their respective Affiliates except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 13.11.          Amendments.  This Agreement may be amended or modified in whole or in part, only by an agreement in writing which makes reference to this Agreement and has been duly authorized, executed and delivered by each of the Parties.

Section 13.12.          Publicity.  (a) All press releases or other public communications relating to the Transactions made by or on behalf of any Party or any of its Affiliates or any director, officer, employee or representative of any of the foregoing, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either such Party; provided that no Party shall be required to obtain consent pursuant to this Section 13.12(a) to the extent any proposed release or statement is substantially equivalent to the Signing Press Release or such other information that has previously been made public with the mutual approval of SPAC and the Company in accordance with this Section 13.12(a).

(b)          The restriction in Section 13.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Party making the announcement (or whose Affiliate or director, officer, employee or representative, or whose Affiliate’s director, officer, employee or representative is making the announcement) shall use its commercially reasonable efforts to consult with SPAC or the Company, as applicable, in advance as to its form, content and timing.

Section 13.13.          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.14.          Jurisdiction; Waiver of Jury Trial.  (a) To the fullest extent permitted by applicable Law, any proceeding or Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or convenience of forum, (iii) agrees that all claims in respect of such proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the Transactions in any other court.  Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 13.14.

(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.15.          Enforcement.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity.  In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 13.16.          Non‑Recourse.  Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)          Solely with respect to the Company, HoldCo, SPAC, Merger Sub 1 and Merger Sub 2, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, HoldCo, SPAC, Merger Sub 1 and Merger Sub 2 as named parties hereto; and

(b)          except to the extent a Party hereto or a party to any Ancillary Agreement (and then only to the extent of the specific obligations undertaken by such Party herein or such party therein), (i) no past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate, agent, attorney, advisor or representative or Affiliate of HoldCo, the Company, SPAC, Merger Sub 1 or Merger Sub 2, (ii) no past, present or future director, officer, employee, incorporator, member, partner, direct or indirect equityholder, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing and (iii) no successor, heir or representative of any of the foregoing (the Persons identified in the foregoing clauses (i) through (ii), collectively, the “Non‑Recourse Persons”) shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of HoldCo, the Company, SPAC, Merger Sub 1 or Merger Sub 2 under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 13.17.          Non‑Survival of Representations, Warranties and Covenants.  Except in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and each shall terminate and expire upon the occurrence of the Merger Effective Time (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then there shall be liability therefor only with respect to any breaches occurring after the Closing.

Section 13.18.          Conflicts and Privilege.  (a) HoldCo, SPAC and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the Sponsor, the Surviving Company, shareholders or holders of other equity interests of SPAC, SPAC Successor or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Company) (collectively, the “SPAC Group”), on the one hand, and (y) HoldCo, Merger Sub 2, the Company and/or any member of the Eleusis Group, on the other hand, any legal counsel, including Davis Polk & Wardwell LLP (“Davis Polk”), that represented SPAC and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Company or HoldCo, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company and/or the Sponsor.  HoldCo, SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among SPAC, the Sponsor and/or any other member of SPAC Group, on the one hand, and Davis Polk, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to SPAC Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company.  Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

(b)          SPAC, HoldCo and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Company), hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company, HoldCo, the Surviving Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Eleusis Group”), on the one hand, and (y) any member of SPAC Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Eleusis Group in such dispute even though the interests of such Persons may be directly adverse to SPAC Group, and even though such counsel may have represented SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Company, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions) between or among the Company and/or any member of the Eleusis Group, on the one hand, and Latham, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Eleusis Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Company.  Notwithstanding the foregoing, any privileged communications or information shared by SPAC prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Company.

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IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SILVER SPIKE ACQUISITION CORP. II

By:	/s/ Gregory Gentile
Name: Gregory Gentile
Title: CFO

[Signature Page to Business Combination Agreement]

SILVER SPIKE MERGER SUB II, INC.

By:	/s/ Gregory Gentile
Name: Gregory Gentile
Title: Director

[Signature Page to Business Combination Agreement]

ECLIPSE MERGER SUB, INC.

By:	/s/ Paul Slattery
Name: Paul Slattery
Title: President

[Signature Page to Business Combination Agreement]

ELEUSIS INC.

By:	/s/ Paul Slattery
Name: Paul Slattery
Title: President

[Signature Page to Business Combination Agreement]

ELEUSIS HOLDINGS LIMITED

By:	/s/ Shlomi Raz
Name: Shlomi Raz
Title: Chief Executive Officer

[Signature Page to Business Combination Agreement]